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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material under §240.14a-12

SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

                                    , 2014

Dear Stockholder:

        We cordially invite you to attend a special meeting of stockholders of Sonus Networks, Inc. The meeting will be held on December 2, 2014, at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109.

        At the special meeting, stockholders will be asked to consider and vote on (i) an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued, outstanding and authorized common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10; and (ii) the approval of amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended. Sonus' Board of Directors recommends a vote FOR each of the proposals, each of which is described in more detail in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

        We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to attend in person, it is important that your shares be represented. Your vote is very important. Therefore, please vote at your earliest convenience by following the instructions as described in the accompanying Proxy Statement.

        Thank you for your continued trust and confidence in Sonus.

Sincerely,

Raymond P. Dolan
President and Chief Executive Officer

 SONUS NETWORKS, INC.
4 Technology Park Drive
Westford, MA 01886

 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held December 2, 2014

To the Stockholders of Sonus Networks, Inc.:

        Notice is hereby given that a special meeting of stockholders of Sonus Networks, Inc. will be held on December 2, 2014 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109. At the meeting, we will consider and vote upon the following proposals:

  1.
  The approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of our Board of Directors, and, in connection therewith, to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio; and

  2.
  The approval of amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended.

        These items are more fully described in the accompanying Proxy Statement. Only stockholders of record at the close of business on October 3, 2014 are entitled to attend and vote at the 2014 special meeting and any adjournment or postponement of the meeting. All stockholders are invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, your vote is important. To ensure that your vote is counted at the 2014 special meeting, please vote as promptly as possible.

By Order of the Board of Directors,

Westford, Massachusetts	Jeffrey M. Snider
, 2014	Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

        This Notice, the accompanying Proxy Statement and a form of proxy card are being mailed beginning on or about                          , 2014 to all stockholders entitled to vote at the meeting.

        Important Notice Regarding Availability of Proxy Materials for the Special Meeting of Stockholders to be held on December 2, 2014: The Proxy Statement is available at https://materials.proxyvote.com/835916.

Page
PROXY STATEMENT—THE SPECIAL MEETING	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
INFORMATION ABOUT THE SPECIAL MEETING	5
PROPOSAL 1—APPROVAL OF AN AMENDMENT TO OUR FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK AT A WHOLE NUMBER RATIO OF NOT LESS THAN 1-FOR-5 AND NOT MORE THAN 1-FOR-10, WITH THE RATIO, IMPLEMENTATION AND TIMING OF SUCH REVERSE STOCK SPLIT (WITHIN SUCH PARAMETERS) TO BE DETERMINED IN THE DISCRETION OF OUR BOARD OF DIRECTORS, AND, IN CONNECTION THEREWITH, TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK ON A BASIS PROPORTIONAL TO THE REVERSE STOCK SPLIT RATIO	8
PROPOSAL 2—APPROVAL OF AMENDMENTS TO THE SONUS NETWORKS, INC. 2007 STOCK INCENTIVE PLAN, AS AMENDED	16
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK	32
DIRECTOR COMPENSATION	35
COMPENSATION DISCUSSION AND ANALYSIS	40
EXECUTIVE COMPENSATION TABLES	65
EQUITY COMPENSATION PLAN INFORMATION	70
POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL	82
STOCKHOLDERS SHARING THE SAME ADDRESS	86
STOCKHOLDER PROPOSALS FOR INCLUSION IN 2015 PROXY STATEMENT	86
STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2015 ANNUAL MEETING	87
OTHER MATTERS	87
APPENDIX A—NON-GAAP FINANCIAL MEASURES	A-1
APPENDIX B—CERTIFICATE OF AMENDMENT OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED	B-1
APPENDIX C—SONUS NETWORKS, INC. 2007 STOCK INCENTIVE PLAN, AS AMENDED	C-1

SONUS NETWORKS, INC.
PROXY STATEMENT

Proxy Statement—The Special Meeting

        This summary highlights information contained elsewhere in this Proxy Statement as well as financial and operating performance by the Company. This summary does not contain all of the information you should consider before voting. You should read the entire Proxy Statement carefully before voting.

Financial and Operating Performance Highlights	Financial and Operating Performance Highlights (continued)

We believe our operational performance and progress against our strategic goals justifies support for the proposals described in this Proxy Statement. Over the past two years, we have transformed Sonus.

FINANCIAL PERFORMANCE[1]

Revenue:[1]

First Half 2014: $146.3 million

Fiscal Year 2013: $276.7 million

Fiscal Year 2012: $254.1 million

Growth-Related Revenue:1,[2]

First Half 2014: 55% of total revenue

2013: 47% of total revenue

2012: 34% of total revenue

GAAP and Non-GAAP Diluted Earnings (Loss) Per Share:1,[3]

First Half 2014: ($0.04) GAAP/ $0.03 Non-GAAP

Fiscal Year 2013: ($0.08) GAAP / $0.02 Non-GAAP

Fiscal Year 2012: ($0.18) GAAP / ($0.06) Non-GAAP

SALES PERFORMANCE (first half of 2014 compared to first half of 2013) :[1]

•

We added 400 new customers in the first half of 2014, compared to 353 new customers in the first half of 2013.[1]

•

Channel sales, a key growth driver, contributed 24% of total product revenue in the first half of 2014, compared to 16% in the first half of 2013.[1]

•

We increased total revenue by 10% to $146.3 million in the first half of 2014, compared to $132.5 million in the first half of 2013.[1]

•

We grew total Growth-related revenue[2] (principally SBC and DSC revenue) by 35% to $79.8 million in the first half of 2014, compared to $59.0 million in the first half of 2013.[1]

•

Growth-related revenue represented 55% of our total revenue for the first half of 2014, compared to 45% of our total revenue for the first half of 2013.[1]

STRATEGIC PERFORMANCE (2014 highlights)[1]

•

We repurchased approximately $68 million of shares under our stock buyback program through June 27, 2014; we reduced our share ownership concentration such that no stockholder owns more than 10% of our stock;[1]

•

We acquired Performance Technologies, Incorporated; and

•

We launched the Sonus SBC7000, the industry's highest scale SBC with fully-enabled security, media and transcoding features.

(1)   Unaudited.

(2)   Growth-related revenue is a new term used by the Company as of the second quarter of 2014. It represents the portion of our business that is growing and has now eclipsed the revenue of our legacy media gateway business. In 2012 and 2013, Growth-related revenue principally included session border controller ("SBC") revenue. In 2014, Growth-related revenue is derived principally from SBC and diameter signaling controller ("DSC") revenue. SBC and DSC are examples of products we sell that support emerging Session Initiation Protocol—("SIP-") based and 4G/LTE-based networks and, accordingly, are expected to grow from current levels (in contrast to the legacy media gateway product revenue, which is expected to continue to decline). Certain of our products may be incorporated into either our Legacy product revenue or Growth-related product revenue categories, depending on the application of the product within a customer's network. These products include, but are not limited to, our PSX Policy & Routing Server, GSX 9000, SGX Signaling Gateway, Sonus Insight Management System, ASX Access Gateway Control Function and our suite of network analytical products. Sales of gateway products used in connection with a Time Division Multiplexing network are classified as Legacy product revenue. The key differentiator for the Growth-related product revenue is whether the products we provide are used as solutions, which enable next-generation networks such as SIP and 4G/LTE.

(3)   A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP measures are included as Appendix A.

Responsiveness to Stockholders

Stockholder Concerns Addressed: In response to feedback from our stockholders, including the passing vote of 57.35% we received on Say-on-Pay at our 2014 annual meeting of stockholders, and to demonstrate our commitment to strong corporate governance standards, since our 2014 annual meeting of stockholders we have taken the following actions, among others:

•

Eliminated the poison pill, which has been in effect since 2008;

•

Confirmed specific financial metrics for our cash bonus plans;

•

Instituted share ownership guidelines for our CEO, his direct reports and our Board; and

•

Adopted a formal clawback policy with respect to our executive incentive compensation.

 Summary of Proposals

 Proposal 1

        What:    Amend our certificate of incorporation sometime prior to December 31, 2015 to effect a reverse stock split of our issued and outstanding common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, which would reduce the number of shares we have outstanding from approximately 247,000,000 to a share count between approximately 49,400,000 and 24,700,000, depending on the whole number reverse split ratio to be decided by our Board of Directors (within such parameters) if such proposal is approved by our stockholders, and to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio.

        Why:    Our share count is high because of corporate events that happened over 10 years ago. A reverse split would:

  •
  bring our share count in line with a number that is more typical for a public company with a similar revenue and market capitalization profile to that of ours;

  •
  reduce trading volatility as typically liquidity decreases and volatility increases for stocks trading under $5.00 per share;

  •
  reduce transaction costs associated with buying and selling our shares;

  •
  increase our stock price to permit potential investors to purchase our stock (certain investment funds are prohibited from purchasing shares with prices below $5.00 per share); and

  •
  highlight the Company's earnings performance.

 Proposal 2

        What:    (i) Add 10,000,000 shares to our 2007 stock incentive plan (before giving effect to the reverse stock split referred to in Proposal 1). If stockholders approve Proposal 1 and our Board of Directors effects a reverse stock split, the 10,000,000 shares will be proportionally reduced. At 1-for-5, for example, 10,000,000 would become 2,000,000, and at 1-for-10, 10,000,000 would become 1,000,000;

         (ii)  Consolidate shares available for grant under all our existing stock incentive plans into the 2007 stock incentive plan by moving all shares available for grant from our 2008 and 2012 stock incentive plans to our 2007 stock incentive plan and provide that any outstanding awards under our 2008 and 2012 stock incentive plans that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by us at their original issuance price pursuant to a contractual repurchase right under our 2008 and/or 2012 stock incentive plans shall be returned to our 2007 stock incentive plan;

        (iii)  Increase the maximum number of shares that may be granted to any participant and to any non-employee director; and

        (iv)  Revise the fungible rate at which restricted stock , restricted stock units, performance share awards and other stock unit awards are counted against the shares of common stock available for issuance under the 2007 stock incentive plan from 1.5 shares for every one share issued to 1.57 shares for every one share issued.

        Why:    Although our annual burn rate has been in line with our peer group practice as well as the technology industry practice, we do not have sufficient shares remaining to meet our anticipated grants in 2015. We rely on equity grants to attract, retain and motivate our employees, including our executive team. For the past two years, with the exception of his recent annual base salary increase, we have issued shares of common stock in lieu of base salary to our President and Chief Executive Officer, as well as in lieu of cash bonuses to certain members of our executive officer team.

        Additionally, after consecutive years of providing below-market annual grants to our employees as compared to our peer group, which is discussed in further detail in the Compensation Discussion and Analysis section of this Proxy Statement, in 2013 and 2014 the Company increased the total number of stock options granted to its employees as a whole in order to provide the retention and motivation that had been eroded by below-market grants in prior years and by hiring new executives.

        The amendment to increase the maximum number of shares that may be granted to any participant and to any non-employee director under the 2007 stock incentive plan is to provide greater flexibility to make equity grants.

        The change to our fungible share ratio to 1.57 would reflect changes in the volatility of our stock price and the expected life of our stock options.

        We are always examining our equity grant practices and believe that approval of this request will support the continued financial and strategic growth of the Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Proxy Statement contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this Proxy Statement, including statements regarding our future results of operations and financial position, business strategy, and plans and objectives of management for future operations are forward-looking statements. Without limiting the foregoing, the words "anticipates", "believes", "could", "estimates", "expects", "intends", "may", "plans", "seeks" and other similar language, whether in the negative or affirmative, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to: economic conditions; our ability to recruit and retain key personnel; difficulties supporting our strategic focus on channel sales; difficulties retaining and expanding our customer base; difficulties leveraging market opportunities; our ability to realize benefits from the Network Equipment Technologies, Inc. ("NET") and Performance Technologies, Incorporated ("PT") acquisitions; the effects of disruptions from the PT transaction, making it more difficult to maintain relationships with employees, customers, business partners or government entities; the success implementing the integration strategies of NET and PT; litigation; difficulties providing solutions that meet the needs of customers; market acceptance of our products and services; rapid technological and market change our ability to maintain partner, reseller, distribution and vendor support and supply relationships; and/or the impact of increased competition. Important factors that could cause actual results to differ materially from those in these forward-looking statements are also discussed in Items 2 and 3, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk," respectively, of Part I and Item 1A., "Risk Factors" of Part II of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 31, 2014. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. Also, any forward-looking statement made by us in this Proxy Statement speaks only as of the date of this Proxy Statement. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

INFORMATION ABOUT THE SPECIAL MEETING

        Our Board of Directors, or our Board, is soliciting proxies for the special meeting of stockholders of Sonus Networks, Inc. ("Sonus," "Sonus Networks," "our," "we," "us" or the "Company") to be held on December 2, 2014, and at any adjournments or postponements thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Why am I receiving these materials?

        You have received these proxy materials because our Board is soliciting your vote at the 2014 special meeting of stockholders. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

When and where is the meeting?

        The 2014 special meeting of stockholders of the Company will be held on December 2, 2014 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located on the 26th floor at 60 State Street, Boston, Massachusetts 02109.

Who may vote at the meeting?

        Stockholders of record at the close of business on October 3, 2014, the record date, may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted. As of the close of business on October 3, 2014, an aggregate of                        shares of our common stock were outstanding (which includes                        unvested shares underlying restricted stock grants that are not considered to be outstanding for accounting purposes). A list of our stockholders will be available for inspection at our corporate offices at 4 Technology Park Drive, Westford, Massachusetts 01886 beginning no less than ten days prior to the meeting.

How many shares must be present to hold the meeting?

        A majority of the                        shares of our common stock that were outstanding as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are properly represented in person at the meeting or that are represented by a valid proxy properly submitted over the Internet, by telephone or by mail. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds and which are represented by their proxy even if the stockholder does not vote on one or more of the matters to be voted upon.

What proposals will be voted on at the meeting?

        There are two proposals scheduled to be voted on at the meeting:

  •
  The approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of our Board, and, in connection therewith, to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio; and

  •
  The approval of amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended.

How does the Board of Directors recommend that I vote?

        Our Board recommends that you vote your shares:

  •
  "For" the approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of our Board , and, in connection therewith, to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio; and

  •
  "For" the approval of the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended.

What vote is required to approve each matter and how are votes counted?

        Approval of an Amendment to our Fourth Amended and Restated Certificate of Incorporation, as Amended, to Effect a Reverse Stock Split of our Issued and Outstanding Common Stock at a Whole Number Ratio of Not Less than 1-for-5 and Not More than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of our Board of Directors, and, in connection therewith, to Decrease the Number of Authorized Shares of our Common Stock on a Basis Proportional to the Reverse Stock Split Ratio.    The affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company entitled to vote as of October 3, 2014, will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against this proposal. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee, under stock exchange rules, a broker, bank or other nominee subject to those rules is permitted to vote your shares with respect to this proposal without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such broker, bank or other nominee on how to vote for this proposal, that beneficial owner's shares can be voted on this matter by the broker, bank or other nominee.

        Approval of Amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as Amended.    If a quorum is present, the affirmative vote of a majority of the shares of common stock present or represented at the 2014 special meeting of stockholders and entitled to vote on this proposal will be required to approve this proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against approval of the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended, or the 2007 Plan. Please note that if you are a beneficial owner of our common stock and your stock is held through a broker, bank or other nominee, under stock exchange rules, a broker, bank or other nominee subject to those rules is not permitted to vote your shares on this proposal without your instruction. Therefore, if a beneficial owner of our common stock fails to instruct such a broker, bank or other nominee on how to vote for the amendments to the 2007 Plan, that beneficial owner's shares cannot be voted on this matter—in other words, your broker, bank or other nominee's proxy will be treated as a "broker non-vote," which is explained in the following question and explanation.

What are broker non-votes and what is the effect of broker non-votes?

        Brokers, banks and other nominees have the discretion to vote shares held in "street name"—a term that means the shares are held in the name of the broker, bank or other nominee on behalf of its customer, the beneficial owner—on routine matters, but not on non-routine matters. Generally, broker non-votes occur when shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a non-routine matter because the broker, bank or other nominee has not received voting instructions from the beneficial owner and the broker, bank or other nominee lacks discretionary authority to vote the shares because of the non-routine nature of the matter. Broker non-votes with respect to a matter are not counted as shares entitled to vote with respect to that matter and do not affect the voting results on that matter (unless the required vote is a percentage of all outstanding shares). Broker non-votes are counted as shares present for purposes of determining the presence of a quorum. The vote on the approval of the amendments to the 2007 Plan is a non-routine matter for which brokers, banks and other nominees, under applicable stock exchange rules, may not exercise discretionary voting power without instructions from the beneficial owner. Your vote is very important, whether you hold directly or through a broker, bank or other nominee. We encourage you to read the Proxy Statement carefully and if you are a beneficial owner, please be sure to give voting instructions to your broker, bank or other nominee.

How can I vote my shares in person at the meeting?

        Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting.

        If you hold your shares in street name, please bring the enclosed proxy card or the voting instruction form you receive from your broker, bank or other nominee and proof of identification for entrance to the meeting. You must also request a legal proxy from your broker, bank or other nominee and bring it to the special meeting if you would like to vote at the meeting.

How can I vote my shares without attending the meeting?

        Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting by submitting a proxy. If you are a stockholder of record, you may submit your proxy in any of the following ways:

  •
  Submit your Proxy by mail.  You may complete, date and sign the proxy card and mail it in the postage-prepaid envelope that you received. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you return. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board.

  •
  Submit your Proxy over the Internet.  If you have Internet access, you may submit your proxy by following the instructions set forth on your proxy card. If you submit your proxy over the Internet, please do not return your proxy card.

  •
  Submit your Proxy by telephone.  If you are located in the United States or Canada, you may submit your proxy by telephone by following the instructions set forth on your proxy card. If you submit your proxy by telephone, please do not return your proxy card.

        The ability to submit your proxy by telephone or over the Internet will be available until 11:59 p.m., Eastern Daylight Time on December 1, 2014.

        If your shares are held in the name of a broker, bank or other nominee, please follow the voting instructions on the forms you receive from such nominee. The availability of submitting your proxy by telephone or over the Internet will depend upon their voting procedures.

 Who is serving as the Company's inspector of elections?

        Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2014 special meeting.

How can I change my vote?

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and submitting a new proxy card with a later date, submitting a proxy by telephone or submitting a proxy over the Internet (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting by itself, however, will not revoke your proxy unless you specifically request it.

Is my vote confidential?

        Proxy instructions, ballots and voting tabulations that identify stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sonus or to third parties, except as necessary to meet applicable legal requirements and to allow for the tabulation and certification of votes. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

What are the directions to the meeting?

        The meeting is being held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, telephone: (617) 526-6000. The main reception area where you should check in is on the 26th floor, where the special meeting will be held.

Proposal 1— APPROVAL OF AN AMENDMENT TO OUR FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF
OUR ISSUED AND OUTSTANDING COMMON STOCK AT A WHOLE NUMBER RATIO OF NOT
LESS THAN 1-FOR-5 AND NOT MORE THAN 1-FOR-10, WITH THE RATIO, IMPLEMENTATION
AND TIMING OF SUCH REVERSE STOCK SPLIT (WITHIN SUCH PARAMETERS) TO BE
DETERMINED IN THE DISCRETION OF OUR BOARD OF DIRECTORS, AND, IN CONNECTION
THEREWITH, TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON
STOCK ON A BASIS PROPORTIONAL TO THE REVERSE STOCK SPLIT RATIO

General

        We are asking stockholders to approve a proposal to amend our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of our Board of Directors, and, in connection therewith, to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio. A reverse stock split would reduce the number of outstanding shares of our common stock, and the holdings of each stockholder, according to the same formula.

        If the proposal is approved, the Board's present intention is to effect a reverse stock split at a whole number ratio of not less than 1-for-5 and not more than 1-for-10 prior to December 31, 2015. We are requesting authorization to effect the reverse stock split at the Board's discretion at any time prior to December 31, 2015 to provide the Board with flexibility for appropriate timing based upon Company performance and market factors. However, the Board reserves its right to elect not to proceed and abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

        We are asking stockholders to approve this proposal at the 2014 special meeting for the reasons described below.

        We currently have 600,000,000 authorized shares of common stock. As of October 3, 2014, the record date for the 2014 special meeting,                         shares of common stock were issued and outstanding. "Authorized" shares represent the number of shares of common stock that we are permitted to issue under our Fourth Amended and Restated Certificate of Incorporation, as amended. This proposal, if implemented, would reduce both the issued and outstanding number of shares of common stock and the authorized number of shares of common stock by the ratio selected by the Board (within the parameters described), and, except for the effect of fractional shares, each stockholder's proportionate ownership interest in the Company would be the same immediately before and after the reverse stock split.

Purpose of the Reverse Stock Split

        The purpose of implementing a reverse stock split is to align our share count with a number that is typical for a public company with a similar revenue and market capitalization profile to that of Sonus. At present, the number of shares of our common stock outstanding places us in the extreme minority of comparable companies, which may make it more difficult for investors to judge us against our peers. Further, among the communications equipment peers we reviewed, we are currently the only company with a market capitalization between $200 million and $2 billion that trades below $5.00 per share. Based on a stock price of $3.64 per share, the closing price of our common stock on September 16, 2014, a reverse split ratio in the range of 1-for-5 to 1-for-10 would put our outstanding share count between approximately 24,700,000 and 49,400,000, which is in line with our peers, and would target a share price between approximately $18.00 and $36.00 per share post-reverse stock split, which is also consistent with similarly-sized companies.

        The large number of shares we have outstanding is the result of corporate events that took place over 10 years ago. In October 2000, the Company effected a 3-for-1 stock split, which raised our common stock outstanding share count from 61,000,000 to 183,000,000. In April 2003 and September 2003, we completed public offerings of 20,000,000 shares of common stock and 17,000,000 shares of common stock, respectively, at a $3.05 and $7.75 per share price, respectively. As a result of these corporate events, together with stock issued as a result of compensatory option exercises, our outstanding common stock share count was approximately 247,000,000 as of September 16, 2014. By contrast, the average outstanding share count for public companies with small- and middle-level capitalizations is approximately 79,640,000.

        We believe a reverse stock split would provide other benefits as well.

  •
  First, lowering the number of shares outstanding should reduce trading volatility as, typically, liquidity decreases and volatility increases for stocks trading under $5.00 per share.

  •
  Second, a lower number of shares outstanding would reduce the transaction costs associated with buying and selling shares of our common stock.

  •
  Third, increasing our stock price would permit potential investors to purchase our stock (certain investment funds are prohibited from purchasing shares with prices below $5.00 per share).

  •
  Finally, a lower number of shares outstanding would highlight the Company's earnings performance.

        Our common stock currently trades on the NASDAQ Stock Market under the symbol "SONS." The closing price of our common stock on September 16, 2014 was $3.64 per share. By effecting a reverse stock split, we may be able to raise our common stock price to a level where our common stock would be viewed more favorably by potential investors. The combination of lower transaction costs and increased interest from institutional investors and investment funds could have the effect of improving the trading liquidity of our common stock.

        The NASDAQ Stock Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One reason some companies that trade on the NASDAQ Stock Market pursue a reverse stock split is to avoid de-listing due to their stock trading for 30 consecutive business days below the $1.00 per share minimum closing bid price requirement. This, however, was not the reason for our Board's decision to recommend the grant of authority to effect a reverse stock split. As of the date of this Proxy Statement, the Company meets, and believes that it will continue to meet in the foreseeable future, all of the NASDAQ Stock Market's continued listing criteria.

        The Board believes that stockholder approval of a range of exchange ratios at whole numbers of not less than 1-for-5 and not more than 1-for-10 (rather than a single exchange ratio) and of the flexibility for the Board to undertake a reverse stock split prior to December 31, 2015 provides the Board with the most flexibility to achieve the desired results of a reverse stock split. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board's determination that a reverse stock split would be in the best interests of the stockholders at that time. In addition to the reasons described above, such determination would include, among other factors, consideration of the financial outlook of the Company as well as the timing of such reverse stock split. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the range of whole number ratios described in this Proxy Statement. No further action on the part of stockholders will be required either to implement or to abandon the reverse stock split. If the proposal is approved by stockholders and the Board determines to implement the reverse stock split, we would communicate to the public, prior to the effective date of the reverse split for trading purposes, additional details regarding the reverse split, including the specific ratio the Board selects.

        You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of the Company's business or your proportional ownership in the Company (except for the effect of fractional shares).

Certain Risks Associated with the Reverse Stock Split

        There can be no assurance that the total market capitalization of our common stock (the aggregate value of all our common stock at the then market price) after the implementation of a reverse stock split will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our common stock following a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.

        There can be no assurance that the market price per new share of our common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of our common stock outstanding before a reverse stock split. For example, based on the closing price of our common stock on September 16, 2014, of $3.64 per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-7, we cannot assure you that the post-split market price of our common stock would be $25.48 (that is, $3.64 multiplied by 7) per share or greater. The market price of a company's shares may fluctuate and potentially decline after a reverse stock split.

        Accordingly, the total market capitalization of our common stock after a reverse stock split when and if implemented may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following a reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

        If a reverse stock split is effected, the resulting per-share market price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

        While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share market price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

        A decline in the market price of our common stock after a reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split.

        If a reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based upon our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

        The reverse stock split may reduce the liquidity and increase the volatility of our stock.

        Following the reverse stock split, the number of our outstanding shares will be reduced by a whole number factor ranging from five to ten, which may lead to reduced trading and a smaller number of market makers for our common stock. Brokerage firms often do not permit stocks trading below $5.00 per share to be sold short, but permit short-selling of shares which are traded at higher prices. Following the reverse stock split, to the extent our per-share trading price is consistently above $5.00, investors may short our stock. This may increase the volatility of our stock price.

Principal Effects of this Proposal

        If approved and implemented, the principal effects of this proposal would include the following:

  •
  depending on the ratio for the reverse stock split selected by the Board (within the parameters described), each five to ten shares of common stock that you own will be reclassified into one share of common stock, the exact whole number ratio within the five to ten range to be determined by the Board;

  •
  the number of shares of common stock issued and outstanding will be reduced proportionately based on the ratio selected by the Board;

  •
  the total number of shares of common stock that we are authorized to issue will be reduced proportionately based on the ratio selected by the Board;

  •
  the number of shares reserved for issuance under our 2007 Plan, our Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan, our 2008 Stock Incentive Plan, our 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan, and our Amended and Restated 2000 Employee Stock Purchase Plan will be reduced proportionately based on the ratio selected by the Board (and other appropriate adjustments or modifications will be made under the respective plans); and

  •
  appropriate adjustments will be made to outstanding restricted stock awards and stock options granted under our equity incentive plans to maintain the economic value of the awards, as described below.

        If a reverse stock split is effected, the shares subject to outstanding options and shares of restricted stock will be adjusted, in accordance with the provisions of the applicable equity incentive plan pursuant to which such awards were granted, using the ratio selected by the Board. The shares subject to such unvested options and shares of restricted stock will be rounded down for any fractional shares. Additionally, the exercise price of any outstanding options will be multiplied by the ratio selected by the Board. For instance, using a 1-for-7 conversion ratio, if an employee has an option to purchase 1,400 shares at an exercise of $2.50 per share, then after the reverse split is effected, such employee would hold an option to purchase 200 shares (or 1,400 shares divided by seven) at an exercise price of $17.50 per share (or $2.50 multiplied by seven).

        The common stock resulting from the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the public registration of the common stock under the Securities Exchange Act of 1934, as amended. The reverse stock split will also not affect our authorized, but unissued shares of preferred stock.

        A reverse stock split would not, by itself, affect our assets or business prospects. Also, if approved and implemented, a reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the potential benefits of a reverse stock split.

Payment for Fractional Shares

        No fractional shares will be issued in connection with a reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the number selected by the Board for a reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment (without interest) in lieu thereof equal to the fraction of one share of common stock that such holder would otherwise be entitled to receive multiplied by the closing price per share of our common stock on the first trading day on which the reverse stock split is effective on the NASDAQ Global Select Market.

        Stockholders who receive a cash payment in lieu of such fractional shares will no longer have any rights as a stockholder with respect to such shares.

Accounting Matters

        The par value of the common stock will remain at $0.001 per share after a reverse stock split. As a result, as of the effective time of the reverse stock split, the stated capital on our balance sheet attributable to our common stock would be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss and other per share amounts for periods ending before the reverse stock split to give retroactive effect to the reverse stock split.

        The unaudited pro forma information below presents the Company's GAAP and non-GAAP diluted earnings per share and loss per share to illustrate the estimated impact on these financial measures for the fiscal years ended December 31, 2013, 2012 and 2011 using reverse split conversion ratios of 1-for-5 and 1-for-10. This information should be used for illustrative purposes only (in thousands, except per share amounts).

	Year ended December 31,
	2013	2012	2011
GAAP net loss	$(22,119)	$(50,169)	$(12,703)
Non-GAAP net income (loss)(1)	$6,404	$(17,373)	$(4,438)
As reported:
GAAP loss per share	$(0.08)	$(0.18)	$(0.05)
Non-GAAP diluted earnings per share/(loss) per share(1)	$0.02	$(0.06)	$(0.02)
Shares used to compute diluted earnings per share or (loss) per share:
GAAP shares used to compute loss per share	278,428	280,090	278,540
Non-GAAP shares used to compute diluted earnings per share or (loss) per share	280,857	280,080	278,540
Pro forma financial information assuming a 1-for-5 reverse split ratio:
GAAP loss per share	$(0.40)	$(0.90)	$(0.23)
Non-GAAP diluted earnings per share/(loss) per share(1)	$0.11	$(0.31)	$(0.08)
Shares used to compute diluted earnings per share or (loss) per share:
GAAP shares used to compute loss per share	55,686	56,018	55,708
Non-GAAP shares used to compute diluted earnings per share or (loss) per share	56,171	56,018	55,708
Pro forma financial information assuming a 1-for-10 reverse split ratio:
GAAP loss per share	$(0.79)	$(1.79)	$(0.46)
Non-GAAP diluted earnings per share/(loss) per share(1)	$0.23	$(0.62)	$(0.16)
Shares used to compute diluted earnings per share or (loss) per share:
GAAP shares used to compute loss per share	27,843	28,009	27,854
Non-GAAP shares used to compute diluted earnings per share or (loss) per share	28,086	28,009	27,854

(1)
A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP measures are included as Appendix A.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

        If stockholders approve the proposal to amend our Fourth Amended and Restated Certificate of Incorporation, as amended, and the Board implements the reverse stock split (with the ratio to be determined in the discretion of our Board of Directors within the parameters described), we will file with the Secretary of State of the State of Delaware a Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation, as amended, in the form attached hereto as Appendix B (the "Certificate of Amendment"). A reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the "effective time" and the "effective date," respectively. The effective time of the Certificate of Amendment shall be determined in the discretion of our Board of Directors and in accordance with applicable law. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

        Our Board has approved the amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended. The ratio of the reverse stock split, within the parameters described, and the implementation and timing of such reverse stock split shall be determined in the discretion of our Board of Directors.

        Upon a reverse stock split, we intend to treat stockholders holding our common stock in "street name," through a broker, bank or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Brokers, banks or other nominees will be instructed to effect a reverse stock split for their beneficial holders holding our common stock in "street name." However, these brokers, banks or other nominees may have different procedures than registered stockholders for processing a reverse stock split. If you hold your shares with a broker, bank or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

        Following any reverse stock split, stockholders holding physical certificates would need to exchange those certificates. As we are now fully participating in the direct registration system, you will not receive a replacement physical certificate. Instead you will receive uncertificated shares and a written confirmation from our transfer agent, American Stock Transfer & Trust Co. LLC, indicating the whole number of uncertificated shares you own after the effect of the reverse stock split and a cash payment in lieu of any fractional shares. Our common stock will also receive a new CUSIP number.

        If a reverse stock split is implemented, our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No written confirmations will be issued to a stockholder until the stockholder has surrendered the stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to our transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

 No Appraisal Rights

        Stockholders do not have appraisal rights under the Delaware General Corporation Law or under our Fourth Amended and Restated Certificate of Incorporation, as amended, in connection with the reverse stock split.

Reservation of Right to Abandon the Amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended

        Our Board reserves the right to abandon the amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, without further action by our stockholders at any time before the effective time, even if stockholders approve such amendment at the 2014 special meeting of stockholders. By voting in favor of the amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, you are expressly also authorizing the Board to determine not to proceed with, and abandon, a reverse stock split if it should so decide.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

        The following is a discussion of certain U.S. federal income tax consequences relating to the reverse stock split as of the date of this Proxy Statement. Except where noted, this summary deals only with a stockholder who holds common stock as a capital asset.

        For purposes of this summary, a "U.S. holder" means a beneficial owner of common stock who is any of the following for U.S. federal income tax purposes: (1) a citizen or resident of the United States,

(2) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse stock split.

        This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and regulations, rulings and judicial decisions as of the date of this Proxy Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, perhaps with retroactive effect, could result in U.S. federal income tax considerations different from those summarized below. This discussion does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as:

  •
  Financial institutions;

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  Insurance companies;

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  Real estate investment trusts;

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  Regulated investment companies;

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  Grantor trusts;

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  Tax-exempt organizations;

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  Dealers or traders in securities or currencies;

  •
  Stockholders who hold common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

  •
  Stockholders who actually or constructively own 10% or more of our voting stock; or

  •
  U.S. expatriates, "controlled foreign corporations" or "passive foreign investment companies."

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the reverse stock split.

        This discussion is not binding on the Internal Revenue Service, which we refer to as the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein. Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the reverse stock split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

        The reverse stock split is intended to be treated as a recapitalization for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. Therefore, the reverse stock split generally will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes

(except to the extent of cash, if any, received in lieu of a fractional share). The aggregate adjusted basis of the new, post-reverse split shares of common stock will be the same as the aggregate adjusted basis of the pre-reverse split shares of common stock exchanged therefor, reduced by the amount of the stockholder's adjusted basis allocated to fractional shares.

        The holding period of the new, post-reverse split shares of the common stock will include a U.S. holder's holding periods for the pre-reverse split shares. A stockholder who receives cash in lieu of a fractional share of new, post-reverse split common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder's aggregate adjusted tax basis in the shares of pre-reverse split common stock allocated to the fractional share. Such gain or loss will be taxed as capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the reverse stock split.

        The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder's circumstances and income tax situation. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the reverse stock split.

 Required Vote

        The affirmative vote of the holders of 66 2/3% of the outstanding shares of our common stock as of the record date will be required to approve this proposal. Abstentions and failures to vote, if any, will have the same effect as votes cast against approval of this proposal.

Board of Directors' Recommendation

        Our Board unanimously recommends a vote "FOR" the proposal to amend our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of our Board of Directors, and, in connection therewith, to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio.

        If the proposal is approved, the Board's present intention is to effect a reverse stock split at a whole number ratio of not less than 1-for-5 and not more than 1-for-10 before December 31, 2015.

 Proposal 2—APPROVAL OF AMENDMENTS TO THE SONUS NETWORKS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED

        The Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended, or the 2007 Plan, which initially was approved by the stockholders at our 2007 annual meeting and was most recently amended by stockholders at our 2013 annual meeting, continues our program of providing equity incentives to our eligible employees, officers, directors, consultants and advisors. We offer these incentives in order to assist in recruiting, retaining and motivating our employees, officers, directors, consultants and advisors. The 2007 Plan currently provides that 55,902,701 shares of common stock of the Company (subject to adjustment in the event of stock splits and other similar events) are available for the grant of awards under the 2007 Plan.

        Except as otherwise expressly noted, the share numbers described below do not give effect to the reverse stock split contemplated by Proposal 1. If the reverse stock split is effected, the number of shares authorized for issuance under the 2007 Plan and the various plan sublimits will be proportionately adjusted.

        Our Board now recommends that the stockholders approve certain amendments to the 2007 Plan. In particular, the proposed amendments to the 2007 Plan are:

  •
  Increasing the aggregate number of shares of our common stock authorized for issuance under the 2007 Plan by 10,000,000 new shares;

  •
  Providing that the aggregate number of shares of our common stock authorized for issuance under the 2007 Plan shall also be increased to include (i) the number of shares of our common stock that are reserved for future issuance under the Company's 2008 Stock Incentive Plan (the "2008 Plan") and the 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "2012 Plan," together with the 2008 Plan, the "Acquired Plans") immediately prior to the time this proposal is approved by stockholders (which number was 1,349,176 shares as of September 16, 2014) and (ii) any shares of our common stock subject to awards that are outstanding under the Acquired Plans immediately prior to the time this proposal is approved by stockholders (which number was 4,334,747 shares subject to outstanding options and 25,625 restricted shares, for an aggregate of 4,360,372 shares subject to outstanding awards as of September 16, 2014) that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the Acquired Plans (subject, however, in the case of incentive stock options to any limitations under the Code). Any shares granted under the 2008 Plan that are returned to the Company would be returned at the fungible rate of 1.25. If stockholders approve this proposal, the Acquired Plans will no longer be used for new grants;

  •
  Increasing the maximum number of shares that may be granted to any participant under the 2007 Plan, from 2,000,000 shares to 4,000,000 shares per calendar year;

  •
  Increasing the maximum number of shares that may be granted to any non-employee director under the 2007 Plan, from 100,000 shares to 200,000 shares per calendar year; and

  •
  Revising the rate at which restricted stock, restricted stock units ("RSUs"), performance awards and other stock unit awards, which we refer to collectively as full value awards, are counted against the shares of common stock available for issuance under the 2007 Plan from 1.5 shares for every one share issued in connection with such award to 1.57 shares for every one share issued in connection with such award. This new ratio would apply to all full value awards from and after the time this proposal is approved by stockholders. Shares of common stock subject to awards that were granted under the 1.5 times ratio would return to the 2007 Plan upon forfeiture of such awards at the previous ratio of 1.5.

        Each of the proposed changes are as shown in Appendix C to this Proxy Statement, with new language indicated by underlining and deleted language indicated by strike-outs. All other provisions of the 2007 Plan will remain in full force and effect.

Stock Available for Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, stock appreciation rights ("SARs"), restricted stock, RSUs and other stock unit awards and performance awards as described below (collectively referred to as awards).

        The shares available for future issuance under the 2007 Plan would be as follows on a pro forma basis, giving effect to the changes to the 2007 Plan as if the proposal was approved effective:

  •
  12,584,262 shares available for issuance pursuant to future awards under the 2007 Plan, other than as described in the next bullet;

  •
  2,601,308 shares available for issuance under the 2007 Plan that we currently estimate will be granted to our executives who have elected to receive their 2014 bonus in the form of shares of common stock (the share estimate is based upon the proposed ratio of 1.57 if this proposal is adopted by our stockholders at the 2014 special meeting of stockholders); and

  •
  1,349,176 shares available for issuance under the Acquired Plans as of September 16, 2014 that would be available for issuance under the 2007 Plan. As of September 16, 2014, there were 4,334,747 shares subject to outstanding options and 25,625 restricted shares for an aggregate of 4,360,372 shares subject to outstanding awards under the Acquired Plans. If any of these awards expire, are terminated, cancelled, surrendered or forfeited, or if any of these shares are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the Acquired Plans (subject, however, in the case of incentive stock options to any limitations under the Code), they would become available for issuance under the 2007 Plan (subject to the fungible ratio at which they were originally converted).

        Based on the Company's performance against the metrics set by the Compensation Committee to date, the Compensation Committee anticipates that the maximum number of shares of our common stock that would be issued in satisfaction of executive bonus payments is 1,656,884, which, as a result of the current fungible share provisions of the 2007 Plan, reduces the number of shares otherwise available for issuance under the 2007 Plan by 2,485,326 using our current fungible ratio of 1.5. However, since the Compensation Committee retains the right, in its sole discretion, to pay any such 2014 fiscal year bonus in cash, regardless of the executive's election, the number of shares ultimately issuable may differ from the Company's current expectation.

        Our Board has approved, and recommends that the stockholders approve, an increase to the number of shares of our common stock available for awards under the 2007 Plan so that the maximum number of shares issuable under the 2007 Plan is increased by 10,000,000 shares. Additionally, if the stockholders approve this proposal, the aggregate number of shares of our common stock authorized for issuance under the 2007 Plan will also be increased to include (i) the number of shares of our common stock that are currently reserved for future issuance under the Acquired Plans immediately prior to the time this proposal is approved by stockholders (which number was 1,349,176 shares as of September 16, 2014) and (ii) any shares of our common stock subject to awards that are outstanding under the Acquired Plans immediately prior to the time this proposal is approved by the stockholders (which number was 4,334,747 shares subject to outstanding options and 25,625 restricted shares, for an aggregate of 4,360,372 shares subject to outstanding awards as of September 16, 2014) that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the Acquired Plans (subject, however, in the case of incentive stock options to any limitations under the Code). If the stockholders approve this proposal the Acquired Plans will no longer be used for new grants.

        Our Board believes that these amendments, if approved, would assist in recruiting, retaining and motivating our employees, officers, directors, consultants and advisors.

Reasons for Proposed Amendments to the 2007 Plan

        Shares currently available under the 2007 Plan, the 2008 Plan and the 2012 Plan are insufficient to meet our current needs based on our historical grant rate and our anticipated hiring and retention needs.

        At our 2013 annual meeting of stockholders, we requested and stockholders approved an additional 21,000,000 shares for the 2007 Plan. At the time, we anticipated that those shares, along with those previously available for grant, would be sufficient to meet our needs through the 2015 annual meeting of stockholders. However, we currently believe that we will not have sufficient shares to make new hire, retention and promotion grants and annual incentive grants to be issued in the first quarter of 2015. Since our 2013 annual meeting of stockholders, our share usage has been greater than originally anticipated for the following reasons:

  •
  With the exception of Mr. Dolan's recent increase in base salary from $500,000 to $600,000, effective as of September 16, 2014, which increase will be prorated for the remainder of 2014 and which will be paid in cash, Mr. Dolan, our Chief Executive Officer offered (which offer our Board accepted) to receive his annual base salary in the form of shares of restricted stock instead of cash for the 2013 and 2014 fiscal years. For the 2014 fiscal year, because Mr. Dolan elected to receive his annual base salary in the form of restricted shares, the Compensation Committee determined that Mr. Dolan should receive 1.5 times his annual based salary in the form of restricted stock. While this has provided a cash-flow benefit to the Company, has further aligned our Chief Executive Officer's interests with those of our stockholders and increased our non-GAAP income as our non-GAAP financial information excludes the effects of stock-based compensation, it has reduced the shares available for issuance under the 2007 Plan by 640,997 shares in the aggregate, comprised of 427,331 shares granted to Mr. Dolan and 213,666 shares which represent the fungible impact of Mr. Dolan's grant, which otherwise would have been available to meet our anticipated needs through the 2015 annual meeting of stockholders;

  •
  Similarly, most of our executives (including all of our senior executives) elected to receive their 2013 and 2014 cash bonuses, if any, in the form of shares of common stock. For 2013, these elections resulted in the use of approximately 1,000,000 shares from the 2007 Plan. The 2014 bonuses have not yet been determined, but based on the Company's performance against the metrics set by the Compensation Committee to date, the Compensation Committee anticipates that 1,656,884 shares of our common stock would be issued in satisfaction of those bonus payments which, as a result of the fungible share provisions of the 2007 Plan, would reduce the number of shares available for issuance under the 2007 Plan by 2,485,326. Accordingly, only 2,700,244 shares would be available for future grant under the 2007 Plan if all such shares in satisfaction of bonus payments were granted; however, since the Compensation Committee retains the right, in its sole discretion, to pay any such 2014 fiscal year bonus in cash, regardless of the executive's election, the number of shares ultimately issuable may differ from the Company's current expectation;

  •
  Certain of our non-employee Board directors also elected to receive their 2013 annual cash retainers in the form of common stock and their 2014 annual cash retainers in the form of restricted stock, which resulted in the use of approximately 194,468 shares out of the 2007 Plan, plus an additional 97,234 shares representing the fungible impact on the shares available for grant in connection with these retainers;

  •
  From January 1, 2013 through September 16, 2014, we granted to our senior leadership team options to purchase 5,254,000 shares of our common stock and 2,196,198 shares of restricted stock under the 2007 Plan. These shares of our common stock include those granted pursuant to the stock-for-cash elections for both bonuses and our Chief Executive Officer's annual base salary described above. Additionally, 986,201 shares have been reserved for granting in connection with the aforementioned 2014 bonus stock-for-cash elections, plus an additional 493,101 shares representing the fungible impact on the shares available for grant in connection with these bonuses. These grants were necessary to attract and retain executives in connection with the reconstitution of our management team during the past two years. Specific examples include the following: in July 2014, we promoted Kevin Riley to Vice President of Engineering and Chief Technology Officer, and with such promotion he became a direct report of our President and Chief Executive Officer; in May 2014, we hired Michael Swade, a Vice President of North American Sales, who assumed the role of Interim Senior Vice President of Worldwide Sales and Marketing in July 2014 and the role of Senior Vice President of Sales and Marketing in September 2014; and in November 2013, we hired Mark T. Greenquist as our new Chief

    Financial Officer, along with other key officers and employees. In each case, we issued at-hire equity grants that diminished our share pool; and

  •
  After consecutive years of providing below-market annual grants to our employees as compared to our peer group, in 2013 and 2014, the Company increased the total number of stock options granted to its employees as a whole in order to provide the retention and motivation that has been eroded by below-market grants in years past and our need to implement a new product strategy. Even with such grants, the Company's three-year average burn rate is 4.17%, which is consistent with general market practices for companies of our size and in our industry compared to companies in our peer group as well as technology industry.

        We are requesting that stockholders approve increasing the maximum number of shares that may be granted to any participant under the 2007 Plan, from 2,000,000 shares to 4,000,000 shares per calendar year. The changes are intended to provide more flexibility to make equity grants based on market practice. The Compensation Committee bases its grant decisions on review of market compensation data, Company performance and individual performance, tenure and experience, not on the limit referenced herein;

        We are also requesting that stockholders approve increasing the maximum number of shares that may be granted to any non-employee director under the 2007 Plan, from 100,000 shares to 200,000 shares per calendar year. The changes are intended to provide more flexibility in situations where our non-employee directors elect to receive restricted stock in lieu of their annual cash retainers.

        As of September 16, 2014, options underlying 38,997,795 shares of our common stock with a weighted average exercise price of $3.28 and a weighted average remaining term of 7.3 years were outstanding under the 2007 Plan and our Acquired Plans. As of September 16, 2014, 2,528,582 shares of unvested restricted stock issued under the 2007 Plan and our Acquired Plans were outstanding. Finally, as of September 16, 2014, 2,700,244 shares of common stock, net of 2,485,326 shares that we currently estimate will be granted to our executives who elected to receive their 2014 bonus in the form of shares of common stock, were available for future grant under the 2007 Plan, 325,459 shares of common stock were available for future grant under the 2008 Plan and 1,023,717 shares of common stock were available for future grant under the 2012 Plan.

        We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining and motivating persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. In connection with the acquisition of Network Equipment Technologies, Inc. ("NET"), we assumed NET's 2008 Equity Incentive Plan (the "NET 2008 Plan"), which provides for the award of stock options, SARs, restricted stock, performance-based awards and RSUs. However, awards granted under the NET 2008 Plan may only be issued to Sonus employees who were previously NET employees and Sonus employees hired subsequent to August 24, 2012, the NET acquisition date. In December 2012, our Board of Directors approved the re-naming of the NET 2008 Plan to the 2008 Stock Incentive Plan. In connection with the acquisition of Performance Technologies, Incorporated ("PT"), we assumed the 2012 Plan, which provides for the award of stock options, restricted stock, SARs and other stock-based awards to Sonus employees who were previously PT employees and Sonus employees hired after February 19, 2014, the PT acquisition date. The restrictions on eligible recipients that currently apply with respect to the Acquired Plans would not apply to any new grants if our stockholders approve the transfer of such shares to the 2007 Plan. If this proposal is approved by stockholders, we intend to cease making grants under the Acquired Plans. The Acquired Plans are more fully described below under "Equity Compensation Plan Information."

        The additional 10,000,000 shares that we are requesting to add to the 2007 Plan was recommended by our Compensation Committee based upon careful consideration of the equity compensation needs of the Company, including assessing the number of shares likely to be needed for future grants for the next year. As described below, our Compensation Committee also considered the cost of the equity plan to our stockholders, as well as the potential dilution to our stockholders that would result from their approval of the amendments to the 2007 Plan. The Board and the Compensation Committee believe that approving the additional 10,000,000 shares of common stock for issuance under the 2007 Plan is appropriate and in the best interests of stockholders given our current expectations on hiring as a result of expected business growth, the highly competitive environment in which we recruit and retain employees, the dilution rate of our peers, and our historical rate of issuing equity awards.

        Based on shares of our common stock outstanding as of September 16, 2014, the proposal to increase the number of authorized shares under the 2007 Plan by 10,000,000 would result in additional dilution of approximately 3.89%. We feel that targeting this additional dilution is reasonable and appropriate in light of our burn rate, overhang and other factors, as described below:

  •
  Burn rate provides a measure of the potential dilutive impact of our annual equity award program. Our historical burn rate is within market practice for a technology company, and is not high compared to our peers. The Company's three-year average annual burn rate is 4.17%. The burn rates for the years ended December 31, 2013, 2012 and 2011 were 6.29%, 2.83% and 3.41%, respectively. We calculate our equity burn rate by dividing the total number of shares underlying options and restricted share awards granted in the year by weighted-average common shares outstanding for that year. We granted options to purchase our common stock during the years ended December 31, 2013, 2012 and 2011 totaling approximately 14.0 million, 6.6 million and 7.6 million, respectively. We granted share awards (restricted stock and performance-based stock awards) during the years ended December 31, 2013, 2012 and 2011 aggregating approximately 3.6 million, 1.3 million and 1.9 million, respectively.

  •
  On a three-year average basis (from 2011 to 2013), our adjusted burn rate ranks in the 47th percentile of our peer group. Adjusted burn rate was calculated by taking the total number of options and full value shares granted each year and dividing such number by the weighted average of common shares outstanding; provided, however, that such number is not adjusted for forfeitures.

  •
  Overhang is a measure of potential dilution and is defined as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares reserved for future award grants, divided by the number of common shares outstanding at the most recently completed fiscal year. Our overhang at September 16, 2014 was 19.46%. If the 10,000,000 new shares proposed to be authorized for grant under the 2007 Plan are included in the calculation, assuming no additional grants of options or restricted shares would have been made, our pro forma overhang would have been 23.51% at September 16, 2014.

  •
  An increase in the number of shares available for issuance under the 2007 Plan would allow us to continue to effectively incent and motivate executive, creative and technical talent to drive stockholder value creation.

        If the amendments to the 2007 Plan are approved by our stockholders, we anticipate that we will have sufficient shares to meet our needs through the 2015 annual meeting of stockholders. However, we may need to request additional shares from stockholders at our 2015 annual meeting of stockholders to meet our needs for future years to maintain competitive annual equity compensation packages and to respond to extraordinary circumstances, such as acquisitions.

        Current limits on the number of shares that may be issued to our employees and our non-employee directors may limit our ability to offer our employees and non-employee directors the ability to receive shares of stock in lieu of cash compensation.

        The purpose of increasing the maximum number of shares that may be granted to a participant per calendar year and to non-employee directors per calendar year under the 2007 Plan is to allow greater flexibility in using equity to compensate our employees and directors. The amended limits were chosen to align with the numbers typically seen at other companies with similar equity plans. As described above and elsewhere in this Proxy Statement, we have used more shares than we originally anticipated in part because our officers and directors have elected to accept significant portions of their cash compensation in the form of shares of our stock or restricted shares of our stock. For example, with the exception of Mr. Dolan's recent increase in annual base salary from $500,000 to $600,000, effective September 16, 2014, which increase will be prorated for the remainder of 2014 and which will be paid in cash, our Chief Executive Officer has, since August 2012, elected to receive his entire base salary and cash bonus in the form of restricted shares. We strongly support such elections, as the result very closely aligns the interests of our leaders with the interests of our stockholders. While we cannot predict whether this practice will continue, if it does, the resulting shares issued to our Chief Executive Officer and/or our directors, together with any typical annual incentive grants we make, could be capped by the current limits. To ensure that this does not happen, and to preserve greater flexibility in using equity to compensate our employees and directors, we are requesting an increase in the maximum number of shares that may be granted to a participant per calendar year and to non-employee directors per calendar year under the 2007 Plan. Our intent is to provide market competitive grants to our executive officers and directors, and we believe increases in the amounts requested will permit us to do so under any likely scenario involving fluctuations in our stock price.

        We would like to change the fungible share ratio to reflect the volatility of our stock price, the expected life of our stock options, and to make our 2007 Plan more cost efficient due to recent changes to our stock option valuation.

        Revising the rate at which our full value awards are counted against the shares of common stock available for issuance under the 2007 Plan from 1.5 shares for every one share issued in connection with such award to 1.57 shares for every one share issued in connection with such award would reflect changes in the volatility of our common stock price and the expected life of our stock options. The change reflects the ratio of the value of one stock option to the value of a share of our common stock so that when restricted stock is granted, 1.57 share equivalents are deducted from the shares available for grant for each share of restricted stock that is granted. Likewise, any unvested shares of restricted stock that were granted using the 1:1.57 that are subsequently forfeited and returned to the 2007 Plan will increase the number of shares available for future grant by 1.57 times each forfeited share returned. At no time will the number of shares returned to the 2007 Plan as a result of forfeitures increase the available share pool by a different fungible ratio than that used for the initial grant.

        Stock-based incentive compensation encourages and rewards employee performance while aligning our employees' interests with those of our stockholders.

        We continue to believe that alignment of the interests of our stockholders and our employees, officers and directors is best advanced through the issuance of equity incentives as a portion of their total compensation. Stock-based incentive compensation encourages and rewards employee performance by increasing the value of their compensation if our stock performance improves. This results in employees being motivated to increase our share price. In this way, we reinforce the link between our stockholders and our employees', officers' and directors' focus on personal responsibility, creativity and stockholder returns. We also believe that delivering a portion of their total compensation in the form of long-term equity compensation helps to encourage a long-term view as we continue with our transition from a declining media gateway trunking business to a growth business (represented principally by session border controller ("SBC") and diameter signaling controller ("DSC") revenue). Vesting requirements also encourage long-term retention, which is beneficial to our growth and success. We need additional shares under the 2007 Plan to ensure that we have the continued ability to use equity compensation to motivate existing high-performing employees, hire additional, qualified employees and align the interests of our employees, directors, consultants and advisors with those of our stockholders.

Highlights of Certain Continuing Provisions of the 2007 Plan

  •
  Administration by Independent Committee of Board.  The 2007 Plan is administered by the Compensation Committee, whose members are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and outside directors within the meaning of Section 162(m) of the Code.

  •
  Fungible Share Pool.  The 2007 Plan uses a fungible share pool under which each share issued pursuant to a full value award will reduce the number of shares available by 1.5 shares. We are asking stockholders to amend this ratio to 1.57 shares because this new ratio reflects changes in the volatility of our common stock price and the expected life of our stock options.

  •
  Awards Subject to Forfeiture/Clawback.  Awards made under the 2007 Plan and any payments made thereunder to executive officers are subject to any recoupment or any clawback policy established from time to time by the Company to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") or otherwise. As of September 16, 2014, our Compensation Committee adopted a formal clawback policy, which would allow the Company to seek to recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement. The clawback policy would apply in the event we are required to prepare an accounting restatement after the adoption of the clawback policy due to any material noncompliance with any financial reporting requirement under the U.S. federal securities laws.

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  No Discount Stock Options or SARs.  The exercise price of options and the base price of SARs must be at least equal to the fair market value of our shares on the grant date.

  •
  No Repricing of Stock Options or SAR Grants.  The 2007 Plan prohibits the repricing of options or SAR grants either by an amendment of an outstanding award agreement or through the substitution of a new option award at a lower price, unless such repricing or substitution is approved by our stockholders. The 2007 Plan also prohibits the cash buyout of options or SAR grants.

  •
  No Liberal Share Recycling Provisions.  Shares subject to awards that are (i) tendered for payment of the option exercise price, (ii) withheld for the payment of the option exercise price, (iii) withheld for the payment of taxes, or (iv) repurchased using the proceeds from option exercises do not become available again for grant under the 2007 Plan. Further, the total number of shares subject to SARs that are settled in shares are counted in full against the number of shares available for issuance under the 2007 Plan, regardless of the number of shares actually issued upon settlement of the SARs.

 Description of the 2007 Plan (as proposed to be amended)

        The following is a summary of the 2007 Plan as proposed to be amended. This summary does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2007 Plan, a copy of which is included as Appendix C hereto.

  Shares Issuable under the 2007 Plan

        Awards may be made under the 2007 Plan for up to 65,902,701 shares of common stock. Additionally, the aggregate number of shares of our common stock authorized for issuance under the 2007 Plan will also be increased by (i) the number of shares of our common stock that are reserved for future issuance under the Acquired Plans immediately prior to the time this proposal is approved by stockholders (which number was 1,349,176 as of September 16, 2014) and (ii) any shares of our common stock subject to awards that are outstanding under the Acquired Plans immediately prior to the time this proposal is approved by the stockholders (which number was 4,360,372 as of September 16, 2014) that expire, are terminated, cancelled, surrendered or forfeited, or are repurchased by the Company at their original issuance price pursuant to a contractual repurchase right under the Acquired Plans (subject, however, in the case of incentive stock options to any limitations under the Code). The number of shares issuable under the 2007 Plan is subject to adjustment for changes in capitalization, including stock splits and other similar events.

        If an award expires, terminates, is cancelled or otherwise results in shares not being issued, the unused shares covered by such award will generally become available for future grant under the 2007 Plan. However, any shares tendered to pay the exercise price of an award or to satisfy a tax withholding obligation will not become available for future grant under the 2007 Plan. In addition, the full number of shares subject to any stock-settled SARs will count against the shares available for issuance under the 2007 Plan, regardless of the number of shares actually issued to settle such SAR upon exercise.

        Shares of common stock issued pursuant to full value awards count against the shares of common stock available for issuance under the 2007 Plan as 1.57 shares for every one share issued in connection with such award; however, the shares subject to awards that were outstanding prior to the date stockholders approve this proposal and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant under the 2007 Plan would return to the 2007 Plan at a ratio of 1.5 for every share awarded.

  Administration

        The 2007 Plan is administered by our Board, which has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2007 Plan and to interpret the provisions of the 2007 Plan. Pursuant to the terms of the 2007 Plan and to the extent permitted by applicable law, our Board may delegate authority under the 2007 Plan to one or more committees or subcommittees of our Board. Our Board has authorized the Compensation Committee to administer the 2007 Plan and the Compensation Committee has authorized the Chief Executive Officer to grant options, subject to specific limitations set by the Compensation Committee, to newly hired employees, other than officers, of the Company or any of our present or future subsidiaries and to current employees, other than officers, who have referred new employees to us pursuant to our employee referral program.

        Subject to any applicable limitations contained in the 2007 Plan, our Board, the Compensation Committee, or any other committee to whom our Board delegates authority, as the case may be, selects the recipients of awards and determines the terms of the awards.

        Our Board is required to make equitable adjustments in connection with the 2007 Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, combination of shares, reclassification of shares, spin-offs and other similar changes in capitalization, and any other dividend or distribution other than an ordinary cash dividend. The 2007 Plan also contains provisions addressing the consequences of any Reorganization Event, which is defined as:

  •
  any merger or consolidation of Sonus with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled;

  •
  any exchange of all of our common stock for cash, securities or other property pursuant to a share exchange transaction; or

  •
  any liquidation or dissolution of our company.

        In connection with a Reorganization Event, our Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards, other than awards of restricted stock and RSUs, on such terms as our Board determines:

  •
  provide that awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

  •
  upon written notice, provide that all unexercised awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised within a specified period following the date of such notice;

  •
  provide that outstanding awards will become exercisable, realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such Reorganization Event;

  •
  in the event of a Reorganization Event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event, or the Acquisition Price, make or provide for a cash payment to an award holder equal to the excess, if any, of (A) the Acquisition Price times the number of shares of common stock subject to the holder's awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding awards and any applicable tax withholdings, in exchange for the termination of such awards;

  •
  provide that, in connection with a liquidation or dissolution of our company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings); and

  •
  any combination of the foregoing.

In taking any of the actions permitted directly above, the Board is not obligated by the 2007 Plan to treat identically all awards, all awards held by a holder of such awards or all awards issued at the same time.

        With respect to awards of restricted stock and RSUs, upon the occurrence of a Reorganization Event other than a liquidation or dissolution of our company, the repurchase and other rights of the Company under each such award will inure to the benefit of our successor, and will, unless the Board determines otherwise, apply to the cash, securities or other property into which our common stock is converted or exchanged in the same manner and to the same extent as they applied to the common stock subject to such award. Upon the occurrence of our liquidation or dissolution, except to the extent specifically provided to the contrary in the award agreement governing the award or any other agreement between the award holder and the Company, all restrictions and conditions on such awards shall automatically be deemed terminated or satisfied.

        Our Board may at any time provide that any award will become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

  Types of Awards

        The 2007 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, non-statutory stock options, SARs, restricted stock, RSUs and other stock unit awards and performance awards as described below.

        Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options must be granted at an exercise price which is not less than the fair market value of our common stock at the close of trading on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). Options may not be granted for a term in excess of 10 years. The 2007 Plan permits the following forms of payment of the exercise price of options: payment by cash; check; via "cashless exercise" through a broker; subject to certain conditions and if permitted by our Board, surrender to Sonus of shares of our common stock held by the optionee or delivery to Sonus of a promissory note on terms determined by the Board; any other lawful means as provided for in the applicable option agreement or approved by the Board; and any combination of these forms of payment.

        Stock Appreciation Rights.    A SAR is an award entitling the holder, upon exercise, to receive an amount in common stock or cash or a combination thereof determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of common stock over the exercise price, which may not be less than the fair market value on the date the SAR is granted. SARs may be granted independently or in tandem with an option granted under the 2007 Plan. No SAR will be granted with a term in excess of 10 years.

        Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of common stock, subject to the right of Sonus to repurchase all or part of such shares at their issue price or other stated or formula price or to require forfeiture if issued at no cost if the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established by the Board for such award. Our Board will determine the terms and conditions of the applicable award, including the conditions for vesting and repurchase and the issue price, if any. Shares of common stock issued pursuant to restricted stock awards after the date stockholders approve this proposal count against the shares of common stock available for issuance under the 2007 Plan as 1.57 shares for every one share issued in connection with such award.

        Restricted Stock Unit Awards.    RSU awards entitle the recipient to receive shares of common stock or cash to be delivered at the time such award vests pursuant to the terms and conditions established by our Board. Shares of common stock issued pursuant to RSU awards after the date stockholders approve this proposal count against the shares of common stock available for issuance under the 2007 Plan as 1.57 shares for every one share issued in connection with such award.

        Other Stock Unit Awards.    Under the 2007 Plan, our Board has the right to grant other awards having such terms and conditions as our Board may determine, including the grant of shares based upon certain conditions, the grant of awards that are valued in whole or in part by reference to, or otherwise based on, shares of common stock or other property, and the grant of awards entitling recipients to receive shares of common stock to be delivered in the future (collectively, "Other Stock Unit Awards"). Shares of common stock issued pursuant to Other Stock Unit Awards after the date stockholders approve this proposal count against the shares of common stock available for issuance under the 2007 Plan as 1.57 shares for every one share issued in connection with such award.

        Performance Conditions.    Restricted stock and RSU awards and Other Stock Unit Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code will be made subject to the achievement of performance goals. We refer to these awards as "performance awards." Performance awards will vest solely upon the achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Code.

        The performance criteria for each such award will be based on one or more of the following measures: (a) net income; (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization; (c) operating profit before or after discontinued operations and/or taxes; (d) sales; (e) sales growth; (f) earnings growth; (g) cash flow or cash position; (h) gross margins; (i) stock price; (j) market share; (k) return on sales, assets, equity or investment; (l) improvement of financial ratings; (m) achievement of balance sheet or income statement objectives; or (n) total stockholder return; and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. A committee comprised of two or more "outside directors" within the meaning of Section 162(m) of the Code, or the Committee, may specify that such performance measures shall be adjusted to exclude any one or more of: (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; and (v) charges for restructuring and rationalization programs.

        Such performance measures:

  •
  may vary by participant and may be different for different awards;

  •
  may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover such period as may be specified by the Committee; and

  •
  will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

  Restrictions on Repricings

        Unless approved by our stockholders:

  •
  no outstanding option or SAR granted under the 2007 Plan may be amended to provide an exercise price that is lower than its then-current exercise price (other than adjustments for changes in capitalization);

  •
  no outstanding option or SAR grant may be cancelled and substituted with a new award under the 2007 Plan covering the same or a different number of shares of common stock and having an exercise price lower than the then-current exercise price of the cancelled option or SAR; and

  •
  no outstanding option or SAR granted under the 2007 Plan may be purchased by the Company for cash.

  Transferability of Awards

        Awards, other than vested awards of restricted stock and RSUs, may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the holder of an award, awards, other than vested awards of restricted stock and RSUs, are exercisable only by such holder. Our Board may permit the gratuitous transfer of an award by the holder of an award to or for the benefit of any immediate family member, family trust or other entity established for the benefit of such holder or an immediate family member of such holder if, with respect to such transferee, Sonus would be eligible to use a Form S-8 for the registration of the sale of the common stock subject to such award under the Securities Act of 1933, as amended.

  Eligibility to Receive Awards

        Our employees, officers, directors, consultants and advisors and those of our subsidiaries are eligible to be granted awards under the 2007 Plan. Under present law, however, incentive stock options may only be granted to employees of Sonus and its subsidiaries.

        The maximum number of shares with respect to which awards may be granted to any participant under the 2007 Plan may not exceed 4,000,000 shares per calendar year. For purposes of this limit, the combination of an option in tandem with a SAR is treated as a single award. In addition, the maximum number of shares with respect to which awards may be granted to each non-employee director in a calendar year is 200,000.

  Plan Benefits

        As of September 16, 2014, approximately 1,188 employees (including our seven executive officers), 10 non-employee directors, and two consultants were eligible to receive awards under the 2007 Plan. The granting of awards under the 2007 Plan is discretionary and we cannot now estimate the number or type of awards to be granted in the future to any particular person or group.

        As discussed below under "Compensation Discussion and Analysis—2013 Compensation Payouts—Cash Bonuses," certain of our executives elected to receive half or all of their 2014 fiscal year bonuses, if any are earned, in the form of shares of our common stock, and, if earned, such shares will be granted at 1.5 times the cash bonus earned and will be issued under the 2007 Plan. Since the Compensation Committee retains the right, in its sole discretion, to pay any such 2014 fiscal year bonus in cash, regardless of the executive's election, the number of shares that will ultimately be issued, if any, may differ from the Company's current expectation.

        Since the 2007 Plan was adopted through September 16, 2014, we have granted the following number of options and restricted shares (including restricted shares granted under performance-based awards) of our common stock under the 2007 Plan to the individuals and groups listed below.

	Options Granted	Restricted Shares Granted	Shares Forfeited under Performance-Based Awards
Raymond P. Dolan, President and Chief Executive Officer	3,525,000	3,461,623	890,449
Mark T. Greenquist, Chief Financial Officer	600,000	250,000	—
Anthony Scarfo, Executive Vice President, Technology and Business Development	1,675,000	494,052	—
Jeffrey M. Snider, Senior Vice President, Chief Administrative Officer and General Counsel	1,012,083	493,223	—
Michael Swade, Senior Vice President, Sales and Marketing	150,000	100,000	—
Peter Polizzi, Vice President and General Manager, Sonus Global Services	535,000	25,000	—
Kevin Riley, Vice President, Engineering and Chief Technology Officer	395,500	74,546	—
James K. Brewington, Director	154,137	116,398	—
Matthew W. Bross, Director	67,484	86,461	—
John P. Cunningham, Director	144,137	116,668	—
Beatriz V. Infante, Director	144,137	129,867	—
Howard E. Janzen, Director and Chairman	154,137	115,017	—
Richard J. Lynch, Director	67,484	86,461	—
Pamela D.A. Reeve, Director	58,228	85,535	—
John A. Schofield, Director	154,137	85,544	—
Scott E. Schubert, Director	154,137	85,544	—
H. Brian Thompson, Director	149,137	101,932	—
All current executive officers as a group	7,892,583	4,898,444	890,449
All current directors who are not executive officers as a group	1,247,155	1,009,427	—
All other employees	36,431,257	8,531,133	2,487,576
Total	45,570,995	14,439,004	3,378,025

  Substitute Awards

        In connection with a merger or consolidation of an entity with us or the acquisition by us of property or stock of an entity, our Board may grant awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute awards may be granted on such terms as our Board deems appropriate in the circumstances, notwithstanding any limitations on awards contained in the 2007 Plan. Substitute awards will not count against the 2007 Plan's overall share limit, except as may be required by the Code.

  Provisions for Foreign Participants

        Our Board may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2007 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

  Amendment or Termination

        The 2007 Plan became effective on November 12, 2007. No new award may be granted under the 2007 Plan after completion of 10 years from the effective date of the 2007 Plan, but awards previously granted may extend beyond that date. Our Board may at any time amend, suspend or terminate the 2007 Plan; provided that, to the extent determined by our Board, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement will become effective until such stockholder approval is obtained.

Certain U.S. Federal Income Tax Consequences

        The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2007 Plan. This summary is general in nature and is based on the federal tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below and the Company is not in a position to assure any particular tax result. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation.

  Incentive Stock Options

        A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by us or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Non-statutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain (or long-term capital loss, if sales proceeds do not exceed the exercise price). If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Non-statutory Stock Options

        A participant will not have income upon the grant of a non-statutory stock option. A participant will have ordinary income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

  Stock Appreciation Rights

        A participant will not have income upon the grant of a SAR. A participant will recognize ordinary income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

  Restricted Stock Awards

        A participant will not have income upon the grant of restricted stock unless the participant voluntarily makes an election under Section 83(b) of the Code within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have ordinary income equal to the value of the stock on the date of grant less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant, if a timely Section 83(b) election has been made.

        If the participant does not make a Section 83(b) election, then when the stock vests (i.e., the transfer restrictions and forfeiture provisions lapse) the participant will have ordinary income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date, if no Section 83(b) election has been made. Any capital gain or loss will be long-term if the participant held the stock for more than one year following (i) the day after the grant date if a timely Section 83(b) election has been made or (ii) the day after the vesting date if no Section 83(b) election has been made, and otherwise will be short-term.

  Restricted Stock Units

        A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the RSU is settled, the participant will have income on the settlement date in an amount equal to the amount of cash received or the fair market value of the stock on the settlement date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the settlement date. Any capital gain or loss will be long-term if the participant held the stock for more than one year following the settlement date and otherwise will be short-term. RSUs may be subject to Section 409A of the Code.

  Other Stock Unit Awards

        The tax consequences associated with any other stock unit award granted under the 2007 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock. Other stock unit awards may be subject to Section 409A of the Code.

  Tax Consequences to the Company

        The Company generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by a participant. Any such deduction may be subject to the limitations of Sections 162(m) and 280G of the Code.

Required Vote

        Approval of the proposed amendments to the 2007 Plan requires the affirmative "FOR" vote of a majority of the shares of common stock present or represented at the 2014 special meeting of stockholders and entitled to vote on the proposal. You may vote "For", "Against", or "Abstain" from voting on this proposal. Abstaining from voting on this proposal will have the effect of a vote against approval of the amendments to the 2007 Plan. Please note that if your common stock is held with a broker, bank or other nominee, under stock exchange rules that broker, bank or other nominee is not permitted to vote your shares on the amendments to the 2007 Plan without your instructions.

Board of Directors' Recommendation

        We believe strongly that the approval of the amendments to the 2007 Plan is essential to our continued success. Our employees are one of our most valuable assets. Awards under the 2007 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals. Such awards also are crucial to our ability to motivate employees to achieve our goals. For the reasons stated above, the stockholders are being asked to approve the amendment to the 2007 Plan.

        Our Board unanimously recommends a vote "FOR" the amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended.

 BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

        The following table sets forth information regarding beneficial ownership of our common stock as of September 16, 2014 by:

  •
  each person who beneficially owns, to the best of our knowledge, more than 5% of the outstanding shares of our common stock;

  •
  each of our Chief Executive Officer, our Chief Financial Officer, our other three most highly compensated executive officers serving as executive officers at December 31, 2013;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. In computing the number of shares beneficially owned by each person named in the following table and the percentage ownership of that person, shares of common stock that are subject to stock options held by that person that are currently exercisable or exercisable within 60 days of September 16, 2014 are deemed owned by that person and are also deemed outstanding. These shares are not, however, deemed outstanding for purposes of computing the percentage ownership of any other person.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The percentage of common stock outstanding as of September 16, 2014 is based upon 246,963,042 shares of common stock outstanding on that date plus shares subject to options to the extent noted above.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers:
Raymond P. Dolan(1)	5,319,820	2.15%
Mark T. Greenquist(2)	405,000	*
Todd A. Abbott(3)	838,939	*
Anthony Scarfo(4)	986,889	*
Jeffrey M. Snider(5)	749,615	*
Maurice L. Castonguay(6)	31,748	*
Non-Employee Directors:
James K. Brewington(7)	252,392	*
Matthew W. Bross(8)	153,945	*
John P. Cunningham(9)	262,662	*
Beatriz V. Infante(10)	251,011	*
Howard E. Janzen(11)	322,861	*
Richard J. Lynch(12)	153,945	*
Pamela D.A. Reeve(13)	143,763	*
John A. Schofield(14)	220,038	*
Scott E. Schubert(15)	226,538	*
H. Brian Thompson(16)	292,926	*
All current executive officers and directors as a group (17 persons)(17)	10,930,329	4.43%
5% Owners:
Empire Capital—1 Gorham Island, Suite 201, Westport, CT 06880(18)	24,475,000	9.91%
Senate Limited (Trustee)—P.O. Box 506625, Dubai, United Arab Emirates(19)	18,462,130	7.48%
The Vanguard Group—100 Vanguard Blvd., Malvern, PA 19355(20)	16,304,018	6.60%
BlackRock Inc.—40 East 52nd Street, New York, NY 10022(21)	13,041,579	5.28%

*
Less than 1% of the outstanding shares of common stock

(1)
Includes 1,741,146 shares subject to outstanding options that are exercisable as of November 15, 2014 and 1,016,423 shares of restricted stock and performance-based restricted stock subject to vesting.

(2)
Includes 125,000 shares subject to outstanding options that are exercisable as of November 15, 2014 and 250,000 shares of restricted stock and performance-based restricted stock subject to vesting.

(3)
Includes 482,291 shares subject to outstanding options that are exercisable as of November 15, 2014 and 152,084 shares of restricted stock and performance-based restricted stock subject to vesting. On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and

  Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role to assist in the transition of his duties until October 17, 2014.

(4)
Includes 511,459 shares subject to outstanding options that are exercisable as of November 15, 2014 and 134,375 shares of restricted stock and performance-based restricted stock subject to vesting.

(5)
Includes 398,055 shares subject to outstanding options that are exercisable as of November 15, 2014 and 78,125 shares of restricted stock subject to vesting.

(6)
Mr. Castonguay stepped down as the Company's Senior Vice President and Chief Financial Officer, effective November 1, 2013, and ceased to be an executive officer. Information is as of March 31, 2014 and reflects outstanding stock owned as of that date.

(7)
Includes 135,994 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(8)
Includes 67,484 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(9)
Includes 145,994 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(10)
Includes 135,994 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(11)
Includes 175,994 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(12)
Includes 67,484 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(13)
Includes 58,228 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(14)
Includes 123,494 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(15)
Includes 135,994 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(16)
Includes 160,994 shares subject to outstanding options that are exercisable as of November 15, 2014 and 42,614 shares of restricted stock subject to vesting.

(17)
Includes 4,652,647 shares subject to outstanding options that are exercisable as of November 15, 2014, and 2,225,897 shares of restricted stock and performance-based restricted stock subject to vesting owned by our current directors and executive officers. Each of our current directors and executive officers may be reached at 4 Technology Drive, Westford, Massachusetts 01886.

(18)
According to a Schedule 13G/A No. 8 filed with the SEC on May 27, 2014, reporting the beneficial ownership of 24,475,000 shares of our common stock, each of Empire Capital Management, L.L.C. ("Empire"), Scott A. Fine, and Peter J. Richards reports shared voting and dispositive power over the 24,475,000 shares. According to the Schedule 13G/A No. 8, (i) Empire serves as the investment manager to and has investment discretion over the securities held by Empire Capital Partners, L.P.; Empire Capital Partners, Ltd.; Empire Capital Partners Enhanced Master Fund, Ltd.; Charter Oak Partners, L.P. and Charter Oak Partners II L.P.; and (ii) Mr. Fine and Mr. Richards are the only managing members of Empire.

(19)
According to a Schedule 13G filed with the SEC on May 8, 2014, reporting the beneficial ownership of 18,462,130 shares of our common stock, each of Galahad Securities Limited, Legatum Capital Limited, Legatum Global Holdings Limited, and Senate Limited (acting on behalf of a trust formed under the laws of The Cayman Islands as of July 1, 1996) reports sole voting power and sole dispositive power of the 18,462,130 shares.

(20)
According to a Schedule 13G filed with the SEC on February 11, 2014, reporting the beneficial ownership of 16,304,018 shares of our common stock, The Vanguard Group, Inc. reported that it had sole dispositive power with respect to 15,941,919 shares of common stock, shared dispositive power over 362,099 shares of common stock, sole voting power with respect to 376,099 shares, and shared voting power with respect to none of the shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 362,099 of the shares mentioned above as a result of its serving as investment manager of collective trust accounts and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner with respect to 14,000 of the shares mentioned above as a result of its serving as investment manager of Australian investment offerings.

(21)
According to a Schedule 13G/A No. 1 filed with the SEC on March 7, 2014, reporting the beneficial ownership of 13,041,579 shares of our common stock, BlackRock Inc. reported that it had sole voting power with respect to 12,413,252 shares, sole dispositive power with respect to 13,041,579 shares, and shared voting and dispositive powers with respect to none of the shares.

DIRECTOR COMPENSATION

Director Cash Compensation

        Our President and Chief Executive Officer, the one member of our Board who is an employee and officer of Sonus, receives no compensation for his service as a director. The fee structure for our non-employee directors from June 2013 to June 2014 was as follows:

Description of Board and Committee Service	Board Member Annual Fee
Board	$30,000
Audit Committee(1)	$10,000
Compensation Committee(1)	$7,500
Nominating and Corporate Governance Committee(1)	$5,000
Corporate Development and Investment Committee(1)	$5,000
Technology Strategy and Oversight Committee(1)(2)	$5,000
Non-Executive Chairman of the Board(3)	$20,000
Audit Committee Chair(4)	$20,000
Compensation Committee Chair(4)	$15,000
Nominating and Corporate Governance Committee Chair(4)	$10,000
Technology Strategy and Oversight Committee Chair(2)(4)	$10,000

(1)
Compensation for service as a committee member is in addition to compensation paid for Board service.

(2)
The Technology Strategy and Oversight Committee was established by the Board in February 2014. Therefore, no fees were paid to any non-employee director for serving on this committee in fiscal 2013.

(3)
Compensation for service as the Non-Executive Chairman is in addition to compensation paid for Board service.

(4)
Compensation for service as a committee chair includes all compensation for service on such committee.

        Directors also are eligible to be reimbursed for reasonable out-of pocket expenses incurred in connection with attendance at our Board or committee meetings.

        In June 2014, our Board approved a revised compensation program for the Company's non-employee directors, effective June 2014. The following changes were made to the non-employee director compensation program:

  •
  The annual cash retainer was increased from $30,000 to $40,000. Therefore, for the second half of fiscal year 2014, each non-employee director received an additional $5,000 in cash. Such payment was made in July 2014 for the non-employee directors who elected to receive their half year retainer in cash. The non-employee directors who elected to receive their annual retainer in shares of the Company's common stock were granted shares of the Company's restricted stock equal to $5,000 on the date of grant of June 16, 2014. Such shares vested in full on July 1, 2014.

  •
  Previously, initial equity grants to new non-employee directors were as follows: $100,000 in stock options and $100,000 in shares of restricted stock. The revised initial equity grant to new non-employee directors is as follows: $200,000 in shares of restricted stock. This amount represents the grant date fair values of each such award.

  •
  Previously, annual equity grants to non-employee directors were as follows: $50,000 in stock options and $50,000 in shares of restricted stock. The revised annual equity grant to non-employee directors is as follows: $150,000 in shares of restricted stock. This amount represents the grant date fair values of each such award.

All other fees paid to non-employee directors remain the same.

Director Equity Compensation

        For 2013, non-employee directors were also entitled to equity compensation as follows:

Type of Grant	Grant Date Fair Value of Options to Purchase Common Stock(1)		Grant Date Fair Value of Shares of Restricted Stock(2)
Initial Grant	$100,000	(3)	$100,000	(4)
Grant for continuing non-employee directors in first half of 2013(5)	$20,000	(6)	$20,000	(7)
Grant for continuing non-employee directors in second half of 2013(5)(8)	$25,000	(9)	$25,000	(10)

(1)
The grant date fair values of options to purchase the Company's common stock were calculated using the Black-Scholes option valuation model.

(2)
The grant date fair values of shares of restricted stock equaled the closing price of the Company's common stock on the date of grant.

(3)
The number of shares subject to options to purchase common stock granted to each newly appointed non-employee director under the Company's 2007 Stock Incentive Plan, as amended (the "2007 Plan"), was calculated by dividing $100,000 by the grant date fair value of an option to purchase one share of common stock. The per share exercise price was the per share closing price of the Company's common stock on the grant date. In September 2013, Pamela D.A. Reeve was granted an option to purchase 58,228 shares of our common stock at an exercise price of $3.61 per share using this methodology. The option vested in full and became exercisable immediately prior to the Company's 2014 annual meeting of stockholders.

(4)
The number of shares of restricted stock granted to each newly appointed non-employee director under the 2007 Plan was calculated by dividing $100,000 by the per share closing price of the Company's common stock on the grant date. In September 2013, Pamela D.A. Reeve was granted 27,701 shares of restricted stock using this methodology. Each share of restricted stock vested immediately prior to the Company's 2014 annual meeting of stockholders.

(5)
To qualify to receive equity grants as a continuing non-employee director, a non-employee director must have been continuously serving on the Board since the Company's last annual meeting of stockholders.

(6)
The number of shares subject to options to purchase common stock granted to each continuing non-employee director under the 2007 Plan was calculated by dividing $20,000 by the grant date fair value of an option to purchase one share of common stock. Options granted to continuing non-employee directors in the first half of fiscal 2013 were subject to four-year vesting periods under the 2007 Plan.

(7)
The number of shares of restricted stock granted to each continuing non-employee director under the 2007 Plan was calculated by dividing $20,000 by the per share closing price of the Company's common stock on the grant date. Grants of restricted stock to continuing non-employee directors in the first half of fiscal 2013 vested immediately prior to the Company's 2014 annual meeting of stockholders.

(8)
In June 2013, the Board revised its compensation structure. As a result, the compensation paid to continuing non-employee directors for the second half of fiscal 2013 was modified to increase the grant date fair value for grants of restricted stock from $40,000 to $50,000 per year and increase the grant date fair value for stock option grants from $40,000 to $50,000 per year. The grant date fair value was prorated for each director for the remainder of the year (i.e., the grant date fair value for the second half of 2013 increased from $20,000 to $25,000). The Board also shortened the vesting periods of the option grants from four years to approximately one year with the annual equity grants to continuing non-employee directors vesting on the earlier of one year from the date of grant or immediately prior to the Company's 2014 annual meeting of stockholders.

(9)
The number of shares subject to options to purchase common stock granted to each continuing non-employee director under the 2007 Plan was calculated by dividing $25,000 by the grant date fair value of an option to purchase one share of common stock. In fiscal 2013, each non-employee director who served as a director for the full fiscal year was granted options to purchase 30,933 shares of our common stock using this methodology. Each option vested in full and became exercisable immediately prior to the Company's 2014 annual meeting of stockholders.

(10)
The number of shares of restricted stock granted to each continuing non-employee director under the 2007 Plan was calculated by dividing $25,000 by the closing price of the Company's common stock on the date of grant. In fiscal 2013, each non-employee director who served as a director for the full fiscal year was granted 15,152 restricted shares of our common stock using this methodology. These grants of restricted stock vested immediately prior to the Company's 2014 annual meeting of stockholders.

Total Director Compensation for 2013

        The following table contains information on compensation earned by each non-employee member of our Board during 2013:

2013 Director Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
James K. Brewington	$40,000	$45,000	$45,000	$130,000
John P. Cunningham	$45,000	$45,000	$45,000	$135,000
Beatriz V. Infante	$42,500	$45,000	$45,000	$132,500
Howard E. Janzen	$65,000	$45,000	$45,000	$155,000
Pamela D.A. Reeve(4)	$14,167	$100,000	$100,000	$214,167
John A. Schofield	$55,000	$45,000	$45,000	$145,000
Scott E. Schubert	$55,000	$45,000	$45,000	$145,000
H. Brian Thompson	$47,500	$45,000	$45,000	$137,500

(1)
As part of a Company's non-employee director stock-for-cash election program, Ms. Infante and each of Messrs. Brewington, Cunningham and Janzen elected to receive the full amount of their compensation in the form of shares of the Company's common stock ("2013 Full Director Shares") in lieu of annual cash retainer fees. Mr. Thompson elected to receive half of his cash compensation in the form of shares of the Company's common stock ("2013 Part Director Shares" and, collectively with the 2013 Full Director Shares, the "2013 Director Shares") in lieu of annual cash retainer fees. Half of the 2013 Director Shares were granted on February 15, 2013, while the remainder of the shares was granted on June 17, 2013. The number of 2013 Director Shares granted to each director was equal to the applicable amount of cash compensation foregone by such director divided by the closing price of the Company's common stock on the applicable grant date. The 2013 Director Shares were fully vested as of the respective grant dates.

  Messrs. Bross and Lynch are not included in this table because they joined the Board in February 2014 and accordingly received no compensation for service in 2013.

(2)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts reflect the grant date fair value of 2013 awards of restricted stock, as calculated in accordance with Accounting Standards Codification 718, Compensation—Stock-Based Compensation, or ASC 718. The grant date fair values of restricted stock awards granted to our directors are equal to the closing price of our common stock on the date of grant.

(3)
The amounts in this column do not reflect compensation actually received by the director. Instead, the amounts reflect the grant date fair value of 2013 option awards, as calculated in accordance with ASC 718. The grant date fair values of options to purchase common stock granted to our non-employee directors in 2013 were estimated using the Black-Scholes valuation model. For a discussion of the assumptions used in the Black-Scholes calculation of the grant date fair values of options granted in 2013, please see Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
On September 4, 2013, the Company announced that Pamela D.A. Reeve had been appointed to our Board of Directors, expanding our Board from eight to nine directors. Ms. Reeve's annual retainer was pro-rated for the period during which she served on the Board in 2013.

        At December 31, 2013, our non-employee directors held options to purchase the following aggregate numbers of shares: Mr. Brewington, 154,137, of which options for 123,204 shares have exercise prices below $3.15 (the closing price of our common stock on December 31, 2013); Mr. Cunningham, 214,137, of which options for 73,204 shares have exercise prices below $3.15; Ms. Infante, 154,137, of which options for 123,204 shares have exercise prices below $3.15; Mr. Janzen, 194,137, of which options for 73,204 shares have exercise prices below $3.15; Ms. Reeve, options for 58,228 shares, none of which have exercise prices below $3.15; Mr. Schofield, 141,637, of which options for 110,704 shares have exercise prices below $3.15; Mr. Schubert, 154,137, of which options for 123,204 shares have exercise prices below $3.15; and Mr. Thompson, 179,137, of which options for 73,204 shares have exercise prices below $3.15.

        At December 31, 2013, each of our non-employee directors held 15,152 unvested shares of our common stock with the exception of Ms. Reeve, who held 27,701 unvested shares of our common stock.

 COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis contains statements regarding Company performance targets and goals. These targets and goals are discussed in the limited context of our compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Investors should not apply these statements to other contexts.

Executive Summary

Overview

        This Compensation Discussion and Analysis, or CD&A, section explains our compensation philosophy, summarizes the material components of our compensation programs and reviews compensation decisions made by the Compensation Committee, a committee comprised exclusively of independent directors, for the six executives identified as named executive officers ("NEOs") in the Summary Compensation Table below.

2013 NEOs

        The NEOs for 2013 are:

  •
  Raymond P. Dolan, President and Chief Executive Officer

  •
  Mark T. Greenquist, Chief Financial Officer

  •
  Anthony Scarfo, Executive Vice President of Technology and Business Development

  •
  Jeffrey M. Snider, Senior Vice President, Chief Administrative Officer, and General Counsel

  •
  Todd A. Abbott, former Executive Vice President of Strategy and Go-to-Market

  •
  Maurice L. Castonguay, former Senior Vice President and Chief Financial Officer

        Effective November 1, 2013, Mr. Greenquist was appointed our new Chief Financial Officer. As of that same date, Mr. Castonguay stepped down as the Company's Senior Vice President and Chief Financial Officer.

        On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014.

2013 Financial and Operating Performance of the Company

        Fiscal year 2013 was a year of tremendous progress for Sonus. Highlights from the results of the Company's full year ended December 31, 2013 include the following (a reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States ("GAAP") and should not be viewed in isolation or as a substitution for reported, or GAAP, financial measures):

FINANCIAL PERFORMANCE—FISCAL 2013

  •
  We increased total revenue by 9%, to $276.7 million.

  •
  We generated $34 million of cash from operations.

  •
  We grew total Growth-related revenue (principally SBC in 2013) by 48%, to $129.9 million. Growth-related revenue represented 47% of our total revenue for the year and 55% of our total revenue in the fourth quarter of 2013, reflecting the rapid trend toward our growth businesses.

  •
  We increased our GAAP total gross margin by 620 basis points, to 62.3%; and increased our non-GAAP total gross margins by 360 basis points, to 63.6%.

  •
  We achieved non-GAAP diluted earnings per share of $0.02; we reduced GAAP loss per share to $0.08.

SALES PERFORMANCE

  •
  We added 670 new customers, compared to 230 new customers the previous year.

  •
  Channel sales contributed 20% of total product revenue in 2013.

STRATEGIC PERFORMANCE

  •
  We launched our first full-featured, software-based SBC architected for unlimited scale.

  •
  We successfully integrated Network Equipment Technologies, Inc., an acquisition we made to expand our SBC product portfolio.

  •
  We announced the acquisition of Performance Technologies, Incorporated in December 2013, and closed that transaction in February 2014.

  •
  We announced a $100 million stock buyback program, and repurchased approximately $60 million of shares under the program through December 31, 2013.

Summary of 2013 Compensation Payout Decisions

        In making its compensation decisions for 2013, the Compensation Committee considered, among other things, our financial and operational results for the year, the achievement of the compensation objectives set by the Compensation Committee, and the feedback received from our stockholders following the 2013 annual meeting of stockholders. Highlights of the Company's 2013 executive compensation program included the following:

  •
  Our CEO elected to receive 100% of his salary in restricted shares of common stock that were subject to forfeiture until they vested on December 31, 2013, and our NEOs elected to receive their annual bonuses in the form of common stock in lieu of cash, further aligning them with the long-term interests of other stockholders;

  •
  There were no increases in base salary for our NEOs from 2010 to 2013 except in connection with promotions; and

  •
  Although the Company met or exceeded many of the metrics considered by the Compensation Committee, the Committee exercised its discretion and awarded only 90% of target bonus (pursuant to previously disclosed elections, bonuses for NEOs who agreed to receive stock instead of cash were paid out at 1.5 times the percentage of target achieved).

 Existing Strong Pay Practices

        In addition to the design summarized above, we believe our existing compensation practices reflect strong corporate governance policies.

  •
  The Compensation Committee employs an independent compensation consultant who reports directly to the Compensation Committee and performs no other services for the Company.

  •
  In addition to new hire and annual grant programs, for 2013 and 2014, our NEOs were given an opportunity to elect to receive equity in lieu of cash bonuses, to build and maintain a long-term equity ownership position in the Company so that their interests are further aligned with those of our stockholders.

  •
  None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control.

  •
  We have "clawback" language in our Senior Management Cash Incentive Plan, or SMCIP, that permits the Company to recover bonuses from senior executives to ensure that no payments are made in violation of the provisions of the Dodd-Frank Act.

    Further, as of September 2014, our Compensation Committee adopted a clawback policy, which would allow the Company to seek to recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

  •
  We conduct an annual risk assessment of our pay practices.

  •
  Our insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction. To date, no such transaction has been requested or approved.

  •
  Our equity plan prohibits option repricing and back-dating.

  •
  We have not granted any perquisites to our NEOs, with two small exceptions. We paid Mr. Dolan's share of insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period from January 1, 2013 to December 31, 2013 as well as for the period from January 1, 2014 to December 31, 2014. For fiscal year 2013, this amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table. We also paid Mr. Greenquist's lodging expenses, totaling $2,525, for the period in 2013 that he worked out of our Westford, Massachusetts corporate office subsequent to his commencement as our Chief Financial Officer.

Overview

        The Company's executive compensation programs are administered by the Compensation Committee. In addition to attracting and retaining high caliber executives, the components of the executive compensation program are designed to reward both annual and long-term business performance. Other factors are also critical, such as the successful execution of corporate strategies and fostering and driving continuous improvement and a high performance culture.

  Who Oversees the Company's Compensation Program

  The Compensation Committee

        The Compensation Committee, which is comprised entirely of independent directors as defined by the independence standards of the NASDAQ Stock Market Marketplace Rules, is primarily responsible for overseeing the Company's executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. Our Board sets the overall corporate performance objectives for each year, while the Compensation Committee determines and approves the compensation level for the CEO; reviews and sets compensation levels of other key executive officers; evaluates the performance of these executives; and evaluates and approves all grants of equity-based compensation to the CEO and the other executive officers. All decisions regarding the CEO's compensation are made by the Compensation Committee in executive session without the CEO present. After the end of the fiscal year, the Compensation Committee reviews the actual corporate performance to determine the appropriate bonus amount, if any, to be paid to each eligible executive.

  Role of the Compensation Consultant

        From 2010 to May 2014, the Compensation Committee engaged Pearl Meyer & Partners LLC ("Pearl Meyer") as its independent compensation consultant. The consultant's duties have been to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our CEO in developing compensation recommendations to present to the Compensation Committee for the executive officers other than himself. The compensation consultant provides the Compensation Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The Compensation Committee may accept, reject or modify any recommendations by compensation consultants or other outside advisors. The compensation consultant does not make specific recommendations on individual amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation. The Compensation Committee has conducted an assessment of Pearl Meyer's independence relative to standards prescribed by the SEC and determined that no conflicts exist.

        Effective May 22, 2014, the Compensation Committee replaced Pearl Meyer with Frederic W. Cook & Co., Inc. ("FW Cook") as its compensation consultant because the Compensation Committee's lead partner at Pearl Meyer moved to FW Cook. Pursuant to its amended charter, the Compensation Committee considered various factors before replacing its compensation consultant, including: (i) the provision of other services to the Company by the firm employing the compensation advisor; (ii) the amount of fees received from the Company by the person that employs the compensation advisor as a percentage of the total revenue of the person that employs the compensation advisor; (iii) the policies or procedures of the person employing the compensation advisor that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation advisor with a member of the Committee; (v) any stock of the Company owned by the compensation advisor; and (vi) any business or personal relationship of the compensation advisor or the person employing the compensation advisor with an executive officer of the Company.

        Roles of the Chief Executive Officer, the Chief Administrative Officer and the Vice President of Human Resources

        The CEO, in consultation with the Compensation Committee's compensation consultant, develops compensation recommendations for the Compensation Committee to consider. The CEO considers various factors when making individual compensation recommendations, including the relative importance of the executive's position within the organization, the individual tenure and experience of the executive, and the executive's individual performance and contributions to the Company's results.

        The Chief Administrative Officer and the Vice President of Human Resources work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those plans and programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Compensation Committee to aid in making its decisions and, ultimately, to implement the decisions of the Compensation Committee.

        The Compensation Committee considers, but is not bound by, recommendations made by Company management.

2013 Say-on-Pay Results and Stockholder Input

        There were 202,256,064 shares of common stock present at our 2013 annual meeting of stockholders in person or by proxy, which represented 70.79% of the shares outstanding on the record date for the meeting. Of the shares present at the meeting and entitled to vote on our 2013 Say-on-Pay proposal, 49.04% voted in favor, with 49.69% voting against and 1.27% abstaining. 29.45% of the shares present at the meeting constituted broker non-votes that were not entitled to vote on the matter. This result was not consistent with the voting results on our Say-on-Pay proposals at previous annual meetings of stockholders. At our 2012 annual meeting of stockholders, 98.48% of the shares present and entitled to vote on the matter voted in favor of our 2011 executive compensation program, with 1.39% voting against and 0.13% abstaining, with 22.24% of the shares present at the meeting constituting broker non-votes that were not entitled to vote on the matter. At our 2011 annual meeting of stockholders, 92.53% of the shares present and entitled to vote on the matter voted in favor of our 2010 executive compensation program, with 7.08% voting against and 0.39% abstaining, with 23.37% of the shares present at the meeting constituting broker non-votes that were not entitled to vote on the matter. Based on discussions with stockholders after our 2013 annual meeting of stockholders, we believe that there were stockholders who were supportive of our executive compensation program but who did not vote their shares on the 2013 Say-on-Pay proposal. If so, the voting result on our 2013 Say-on-Pay proposal may not accurately reflect the support, or lack thereof, of our stockholders with respect to our compensation practices.

        Nevertheless, on the assumption that the vote accurately reflected the views of our stockholders as a whole with respect to our compensation practices, over the course of the year following our 2013 annual meeting of stockholders, the Compensation Committee engaged in an extensive re-examination of our executive compensation program, including contacting any stockholder within our top 50 institutional owners who we were able to identify as having voted against or abstained from voting on our 2013 Say-on-Pay proposal, based on a review of public filings made pursuant to the Investment Company Act of 1940 by mutual funds on Form N-PX. We contacted 20 institutions holding approximately 93% of the total votes either against or abstaining from the 2013 Say-on-Pay proposal.

        Nine institutional investors, who collectively held approximately 19% of our outstanding shares and approximately 73% of the total votes against or abstaining from the 2013 Say-on-Pay proposal, responded to this outreach program. We engaged with each of these institutional investors to understand their reasons for voting against or abstaining with respect to our 2013 Say-on-Pay proposal. The institutional investors with whom we spoke welcomed our proactive outreach and the opportunity to provide feedback. The primary reason that they gave to us for voting against or abstaining with respect to our 2013 Say-on-Pay proposal was a perceived lack of alignment between performance and pay. Several of these institutional investors indicated that they would also like to see prospective disclosure of the performance metrics used by the Compensation Committee. To address these key concerns:

  •
  We explained the performance metrics we focused on with respect to 2012, which was an important foundational year during which we continued to reposition our business to support sustainable growth and profitability; and

  •
  We provided enhanced disclosure in the proxy statement for our 2014 annual meeting of stockholders as well as in this Proxy Statement of the prospective performance metrics that are being utilized to determine executive bonus compensation, if any is earned, for 2014.

        The enhanced disclosure included performance along a range, using at least the following three metrics: total revenue, profit and total SBC revenue. The range for each metric may be determined by considering several data points, including: (i) the financial plan approved by the Board at the beginning of the year, (ii) the Company's actual performance during the year, and (iii) the strategic context of the results, as they relate to marketplace dynamics and key drivers of long-term stockholder value. There is a cap on the amount of bonus compensation, if any, that may be paid to our executive officers pursuant to the 2014 executive bonus compensation program.

        We further addressed stockholder feedback by explaining that 2012 was an important foundational year during which we continued to reposition our business to support sustainable growth and profitability. Our progress was evidenced by our SBC business growing to reach 44% of total product revenue in 2012, up from 25% in 2011. In terms of profitability, we committed to and delivered non-GAAP profitability in the fourth quarter of 2012. This was an important inflection point for the Company, following a year of investment in the business which enabled the aforementioned growth.

        We believe that our performance in these metrics in 2012 represented key milestones in the Company's effort to reposition the business for sustainable growth and profitability and our subsequent performance has shown further progress in these metrics. In 2013, SBC product revenue represented 58% of total product revenue and, although we reported a GAAP net loss for the year, we delivered non-GAAP profitability for the full year. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A. In 2014, we expect to continue to show an increase in the percentage contribution from our Growth-related product revenue (including SBC and DSC), and that our total Growth-related revenue, including maintenance and services, will be greater than 50% for the first time in the Company's history. We also expect that in 2014 and beyond, our non-GAAP profitability trend will continue.

2014 Say-on-Pay Results and Stockholder Input

        After the proxy statement for our 2014 annual meeting of stockholders was filed and in advance of the 2014 annual meeting of stockholders, the Company expanded upon its outreach process as described above in an effort to address any remaining stockholder concerns. The Company reached out to all of the 50 top institutional holders, representing approximately 93% of the total votes either against or abstaining from the 2013 Say-on-Pay proposal and 65% of the Company's total shares eligible to vote as of the record date for the 2014 annual meeting of stockholders. Of these holders, 16 institutions representing approximately 48% of the Company's total shares eligible to vote responded to our outreach. There were 231,751,149 shares of common stock present at our 2014 annual meeting of stockholders in person or by proxy, which represented 92.90% of the shares outstanding on the record date for the meeting. Of the shares present at the meeting and entitled to vote on our 2014 Say-on-Pay proposal, 57.35% voted in favor, with 41.14% voting against and 1.51% abstaining. 21.22% of the shares present at the meeting constituted broker non-votes that were not entitled to vote on the matter.

        The feedback from this outreach process and the results of the 2014 Say-on-Pay proposal have formed the basis for the following additional changes to the Company's executive compensation practices that have been made since the 2014 annual meeting of stockholders:

  •
  Our Compensation Committee confirmed the specific financial metric to be used to determine the achievement of our annual cash incentive bonus plans. For 2014, 100% of the achievement of the specific financial metric has been weighted to earnings per share. The bonus payout, if any, will be determined by (i) calculating the percentage achievement for this metric, (ii) multiplying the percentage achievement by the weighting (also expressed as a percentage, in this case, 100%) for that metric, and (iii) multiplying that product by the bonus at target for each participant.

  •
  Our Compensation Committee established share ownership guidelines for our directors, our Chief Executive Officer and his direct reports. Each Board member must own five times his or her annual cash retainer and must maintain this minimum amount of stock ownership throughout his or her tenure as a director of the Company, our Chief Executive Officer must own six times his annual base salary and must maintain this minimum about of stock ownership throughout his or her employment, and the other Section 16 reporting officers of the Company (excluding the Chief Executive Officer) (the "Other Executives") must own one time his or her respective annual base salaries and must maintain this minimum amount of stock ownership throughout his or her employment.

        Current directors, the current Chief Executive Officer and the current Other Executives are expected to achieve the applicable level of ownership on or before September 16, 2019. With respect to (i) future directors, they must achieve the applicable level of ownership within five years of their joining the Board; (ii) future chief executive officers, they must achieve the applicable level of ownership within six years of their becoming chief executive officer of the Company, and (iii) future Other Executives, they must achieve the applicable level of ownership within five years of their becoming a direct report of the chief executive officer.

        Our Compensation Committee wanted to ensure that: (i) the motivations of our Board, our Chief Executive Officer and his direct reports are aligned with that of our stockholders; (ii) the Board, our Chief Executive Officer and his direct reports are invested in both the short- and long-term growth of our Company; and (iii) the Board, our Chief Executive Officer and his direct reports are focused on wealth creation being offered by the Company through its equity compensation programs.

  •
  Our Compensation Committee adopted a formal clawback policy with respect to our executive incentive compensation in September 2014. This policy would allow the Company to use reasonable efforts to recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) during the three-year period preceding the date on which the Company may be required to prepare an accounting restatement based on erroneous data, the excess of what would have been paid to the executive officer under the accounting restatement.

        In addition to these changes to the Company's compensation practices, our Board terminated its stockholder rights plan, as amended (also referred to as a poison pill), which was originally adopted on June 26, 2008 and was set to expire in June 2015. This was done in recognition of dramatically changed circumstances since the poison pill was put in place in 2008 and renewed in 2011 and 2013. As recently as March 2014, the Company's two largest stockholders controlled as much as 37% of the Company's outstanding shares. The threat of precipitous stockholder action was exacerbated by the Company's cash holdings, which were large as a percentage of the value of the Company. In March 2014, however, the Company assisted its then-largest stockholder to sell a majority of that stockholder's Sonus stock in an underwritten transaction in which the Company repurchased approximately half of the shares sold. In part as a result of these transactions, as of March 2014, (i) no single stockholder holds in excess of

10% of the Company's outstanding shares, and (ii) the Company no longer has an excess of cash reserves that could be used by a hostile stockholder in a takeover attempt.

        We believe that our 2014 executive compensation program is responsive to the feedback we have received and is aligned with stockholder interests. Further, we expect that our Compensation Committee will give additional considerations to the results of the 2014 Say-on-Pay vote when it engages in its annual executive compensation setting process beginning later in 2014. The Compensation Committee respects all stockholder votes, both for and against our compensation program. The Compensation Committee is committed to continued engagement between stockholders and the Company to fully understand diverse viewpoints and discuss the important connections between Sonus' compensation program, business strategy and long-term financial and operating performance.

  Compensation Philosophy and Practices

        Our compensation philosophy and practices are an important part of our business strategy. We have a rigorous performance and compensation management system and we believe our compensation processes and programs are aligned to provide strong incentive for success while appropriately balancing risk. Our overall executive compensation program is founded on three guiding principles:

  •
  We offer competitive compensation packages to attract executives from larger telecommunications companies that offer significantly greater cash compensation, and from smaller private telecommunications companies that offer greater perceived equity growth potential;

  •
  We offer incentive compensation to motivate our executives to transform Sonus from a media gateway company in a declining market into a profitable company in growing SBC and DSC markets; and

  •
  We seek to retain our key executives in the face of other opportunities and uncertainty caused by market consolidation, such as the acquisitions of two of our direct competitors, Acme Packet, Inc. and Tekelec, by Oracle Corporation.

        We seek to accomplish these objectives by providing independent Board oversight; avoiding being overly rigid, formulaic or short-term oriented; encouraging and rewarding outstanding initiative, achievement, teamwork and a shared success environment; and reinforcing critical measures of performance derived from our business strategy and key success factors. These objectives, and our general compensation philosophy, are reviewed on an annual basis and updated as appropriate.

  What Our Executive Compensation Program is Designed to Reward

        Our executive compensation program is designed to reward Company performance, which is measured in part by overall Company results as we seek to transform our Company from a legacy media gateway provider in a declining market into a profitable SBC and DSC company in growing markets. Each year, our Compensation Committee decides whether or not to grant annual cash incentives to our corporate executives, including the NEOs.

  2013 Financial and Operating Performance of the Company

        Fiscal year 2013 was a year of tremendous progress for Sonus. Highlights from the results of the Company's full year ended December 31, 2013 include the following (a reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A; these non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as a substitution for reported, or GAAP, financial measures):

FINANCIAL PERFORMANCE

  •
  We increased total revenue by 9%, to $276.7 million.

  •
  We generated $34 million of cash from operations.

  •
  We grew total Growth-related revenue (primarily SBC in 2013) by 48%, to $129.9 million. Growth-related revenue represented 47% of our total revenue for the year and 55% of our total revenue in the fourth quarter of 2013, reflecting the rapid growth trend in our SBC growth business.

  •
  We increased our non-GAAP total gross margins by 360 basis points, to 63.6%; our GAAP total gross margin increase was 620 basis points, to 62.3%.

  •
  We achieved non-GAAP diluted earnings per share of $0.02; we reduced GAAP loss per share to $0.08.

SALES PERFORMANCE

  •
  We added 670 new customers, compared to 230 new customers the previous year.

  •
  Channel sales contributed 20% of total product revenue in 2013.

The following graph provides a comparison of our Growth-related total revenue between 2010 and 2013 (in these years, Growth-related revenue was comprised principally of SBC revenue):

        The following table illustrates a comparison between the fourth quarter of 2013 and fiscal year 2013—guidance versus actual performance, with respect to the metrics that were considered in the Compensation Committee's determination of the NEO 2013 bonuses:

	Q413 Guidance(1)	Q413 Actual		FY13 Guidance(1)	FY13 Actual

Total Company Revenue	$70M - $75M	$76.2M		$270M - $275M	$276.7M

SBC Product Revenue	$27M - $31M	$32.2M		$92M - $96M	$97.4M

SBC Total Revenue(2)	$34M - $38M	$41.6M		$122M - $126M	$129.9M

Gross Margin(3)	64% - 64.5%	64.7%		63.5%	63.6%

Operating Expenses(3)	$39.5M - $40.5M	$42.8M		$165M - $166M	$168.5M

Earnings Per Share(3)	$0.02	$0.02		$0.02	$0.02

Cash and Investments(4)	$265M - $270M	$268M	(3)	$265M - $270M	$268M	(4)

(1)
Outlook as provided on October 29, 2013.

(2)
SBC Total Revenue includes product, maintenance and services.

(3)
Non-GAAP financial measures. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and liquidity, and when planning and forecasting future periods. By continuing operations, we mean the ongoing results of the business, excluding certain costs including but not limited to: stock-based compensation, amortization of intangible assets, impairment of intangible assets, acquisition-related costs and restructuring. Non-GAAP financial measures should not be considered alternatives for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A.

(4)
Excludes $22.3 million of cash expended in the fourth quarter of 2013 in connection with the Company's stock buyback program.

STRATEGIC PERFORMANCE

        In addition to financial and operating performance, a key factor underlying compensation decisions made by the Compensation Committee in 2013 was the progress achieved on strategic priorities. The accomplishments outlined below are expected to have a positive impact on Sonus' long-term performance:

  •
  We launched our first full-featured, software-based SBC architected for unlimited scale.

  •
  We successfully integrated Network Equipment Technologies, Inc., an acquisition we made to expand our SBC product portfolio.

  •
  We announced the acquisition of Performance Technologies, Incorporated in December 2013, and closed that transaction in February 2014.

  •
  We announced a $100 million stock buyback program, and repurchased approximately $60 million of shares under the program through December 31, 2013.

  Competitive Benchmarking

        The Compensation Committee, with the assistance of its compensation consultant, reviews market compensation data, including the compensation practices of selected similar companies (the "peer group"). The peer group consists of publicly traded industrial companies that are in the communications equipment industry with market capitalization and revenue in similar range to that of the Company. The Compensation Committee also considers factors such as executive talent and business-line competitors, global scope and complexity, research and development expenses, and market capitalization-to-revenue multiples when selecting peers. The peer group has been consistently used by the Compensation Committee, with the only recent changes being the removal from the peer group for 2013 of (i) Acme Packet, Inc. because it was acquired by Oracle Corp. in 2013; (ii) Interdigital, Inc. because of its revenue size, relatively low research and development spend and divergent business model; and (iii) and Symmetricom, Inc. because of its divergent business model. After a review to determine if there were any additional companies that would be appropriate to add to the 2013 peer group, the Compensation Committee decided to replace these three companies with Extreme Networks, Inc. and Ruckus Wireless, Inc.

        The Compensation Committee believes that the 2013 peer group is relevant for purposes of benchmarking executive pay because the component companies are similar to us with respect to business model profile and size in terms of revenue and market capitalization. The 2013 peer group used for evaluating 2013 compensation decisions consisted of the companies below. Pearl Meyer compiled compensation information from the peer group based on the publicly filed documents of each member of the peer group.*

	Data at Time of Peer Group Roster Selection
Company	Last Twelve Months Revenue ($ Millions)	Market Capitalization ($ Millions)	Market Capitalization/ Revenue Ratio	Foreign Sales as % of Total Sales	Research and Development % of Revenue	Number of Employees

ADTRAN, Inc.	$607.1	$1,404.2	2.3x	24%	21%	2,045
Aruba Networks, Inc.	$600.0	$1,898.6	3.2x	37%	18%	1,223
BroadSoft, Inc.	$169.6	$905.1	5.3x	43%	21%	611
Calix, Inc.	$357.7	$638.7	1.8x	7%	19%	714
Digi International, Inc.	$191.3	$238.9	1.2x	41%	16%	643
Extreme Networks, Inc.	$299.3	$351.6	1.2x	67%	14%	668
Harmonic Inc.	$510.8	$714.9	1.4x	57%	22%	1,148
Infinera Corporation	$503.3	$1,094.5	2.2x	32%	23%	1,242
Ixia	$474.8	$1,102.5	2.3x	41%	21%	1,710
Oplink Communications, Inc.	$183.4	$354.0	1.9x	50%	14%	3,454
Riverbed Technology, Inc.	$952.0	$2,536.1	2.7x	45%	15%	2,566
Ruckus Wireless, Inc.	$241.9	$1,051.4	4.3x	55%	18%	669
ShoreTel, Inc.	$313.5	$289.0	0.9x	12%	17%	933
Sonus Networks, Inc.	$264.7	$975.8	3.7x	32%	25%	1,093
Sonus Networks, Inc. Percentile Position	28th	54th	87th	25th	Highest	48th
*
All data was compiled by Pearl Meyer, who obtained peer company financial market intelligence from S&P Capital IQ. The data generally represents revenue and operating income for the most recent four quarters available to Pearl Meyer at the time it compiled the data in September 2013. The income statement metrics reflect trailing 12 month data, generally as of June 2013 and market capitalization as of August 30, 2013.

  Compensation Components

        The Compensation Committee annually reviews the total fixed, cash incentive and equity incentive compensation received by our NEOs, including base salary, annual and long-term incentives, equity awards, and total equity in the Company. Our executive compensation program has four major components that support the Company's compensation objectives, each of which is discussed in detail below. The Compensation Committee reviews the executive compensation program on an annual basis.

        Compensation Mix.    A significant portion of our executive officers' total direct compensation (which includes base salary, cash bonus and equity-based incentives) opportunity is attributable to variable compensation—that is, the amount our executives earn is dependent upon Company performance. The equity-based component of each NEO's compensation package consists primarily of stock options, which vest over time, and therefore, the value of which is tied to the Company's stock performance. To the extent compensation includes restricted stock with time-based vesting, these are also tied to the Company's stock performance. These variable elements are intended to align the executives' performance and interests with Company performance and long-term stockholder value.

        The table below generally summarizes the elements of our compensation program for our NEOs:

Element	Form of Compensation	Purpose	Link to Company Performance

Base Salaries	Cash, except our CEO who has elected to receive his base salary in the form of restricted shares of common stock that are subject to forfeiture	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Moderate to High for the CEO;
Low for all other executives
Annual Cash Incentives	Generally in cash, except that our NEOs each elected to receive their target bonus, if any, in the form of shares of common stock	Provide a direct incentive to achieve strong operating results	High
Long-Term Equity Incentives	Stock options and restricted shares of common stock	Encourage executive officers to build and maintain a long-term equity ownership position in Sonus so that their interests are aligned with those of our stockholders	High
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including 401(k) plan, premiums paid on long-term disability and life insurance	Benefit plans are part of a broad-based employee benefits program	Low
Executives do not generally enjoy any nonqualified deferred compensation plans or perquisites*
*
Because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period January 1, 2013 to December 31, 2013, during 2013, the Company paid Mr. Dolan's share of the insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy, currently including health insurance. This amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table.

We paid Mr. Greenquist's lodging expenses, totaling $2,525, for the period in 2013 that he worked out of our Westford, Massachusetts corporate office subsequent to his commencement as our Chief Financial Officer.

        Each of these elements of pay is described below in further detail.

        How Target Levels of Compensation are Determined.    In determining the amount of compensation to pay our NEOs, the Compensation Committee considers factors such as the executive's role within the Company and the level of responsibility, skills and experience required by the position, the executive's qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Compensation Committee also considers the Company's performance, the executive's performance, the Compensation Committee's view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Compensation Committee reviews competitive compensation data gathered in our peer group's proxy statements and in comparative industry surveys (benchmarking data). The Compensation Committee does not have a policy for allocating target compensation among the various elements in any particular ratio, but generally attempts to provide an allocation similar to that used by other companies with whom the Company competes for executive talent using the peer data provided by our outside compensation consultant. Of the elements of total direct compensation, only base salary is fixed compensation, while cash bonuses and equity-based awards are performance-contingent and therefore constitute variable compensation.

  2013 Compensation Payouts

        The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company's objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive for executives with the backgrounds and skill sets we need. The Compensation Committee believes that the overall compensation program serves to balance the mix of cash and equity compensation as well as the mix of short- and long-term compensation for our NEOs.

        The Compensation Committee has the discretion to determine the recipients and terms and conditions of all amounts paid out under the Company's compensation plans. This allows the Compensation Committee to consider the Company's results and the role of management in enabling the Company to achieve such results. The Compensation Committee incorporated this flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment.

        Base Salary.    Base salaries are designed to reflect the scope of responsibilities, performance and competencies of the individual executives, and the relation of that position to other positions in the Company. Each NEO's salary and performance is reviewed annually as well as at the time of a promotion or other change in responsibilities. Increases in base salary, if any, are based upon an evaluation of the individual's performance and level of pay compared to benchmark data for similar positions at peer companies.

        On January 2, 2014, Raymond P. Dolan, the Company's President and Chief Executive Officer ("Mr. Dolan"), elected to accept shares of restricted stock in lieu of base salary for the period from January 1, 2014 through December 31, 2014. Accordingly, the Company granted Mr. Dolan 243,507 shares of restricted stock (the "2014 Dolan Salary Shares") on January 2, 2014. The number of shares granted was calculated by dividing an amount equal to 1.5 times Mr. Dolan's base salary for the period from January 1, 2014 through December 31, 2014 by $3.08, the closing price of the Company's common stock on the date of grant. The 2014 Dolan Salary Shares will vest on December 31, 2014. If Mr. Dolan's employment is terminated by Mr. Dolan with Good Reason (as defined in his employment agreement, as amended) or his employment is terminated by the Company without Cause (as defined in his employment agreement, as amended) before December 31, 2014, a pro rata portion of the 2014 Dolan Salary Shares will vest on the date of such termination. If Mr. Dolan terminates his employment without Good Reason or his employment is terminated by the Company for Cause before December 31, 2014, he will forfeit the 2014 Dolan Salary Shares.

        The base salary of Mr. Dolan has remained the same as when he was first hired by the Company in 2010 until September 16, 2014, when the Compensation Committee determined to increase his annual base salary from $500,000 to $600,000, effective September 16, 2014. For the remainder of 2014, such increase will be prorated and paid in cash pursuant to the Company's general payroll practices and will not be subject to any stock-for-cash election. The Compensation Committee determined that Mr. Dolan earned an increase in his base salary because he has done an outstanding job in assembling and leading a team that has transformed the Company from a media gateway company in a declining market to a profitable growth company in the SBC and DSC markets.

        In 2013, after taking into account the Company's performance, the Compensation Committee determined for the third year in a row that it would not implement changes to the NEOs' base salaries, with the exception of promotions.

        For 2013, Mr. Dolan wanted to demonstrate his confidence in the future success of the Company and elected, as he did for approximately five months in 2012, to accept shares of restricted stock, or the 2013 Dolan Salary Shares, in lieu of his annual base salary for the period January 1, 2013 through December 31, 2013. Accordingly, on February 15, 2013, the Company granted Mr. Dolan 183,824 shares of restricted stock, such number calculated by dividing his 2013 base salary of $500,000 by $2.72, the closing price of the Company's common stock on the grant date. Mr. Dolan had not previously received any salary payments from the Company for this period. If Mr. Dolan's employment was terminated by Mr. Dolan with Good Reason (as defined in his employment agreement) or by the Company without Cause (as defined in his employment agreement) before December 31, 2013, a pro rata portion of the 2013 Dolan Salary Shares would have vested on the date of such termination. If Mr. Dolan had terminated his employment without Good Reason or his employment was terminated by the Company for Cause before December 31, 2013, he would have forfeited all of the 2013 Dolan Salary Shares. Therefore, with such election, the 2013 Dolan Salary Shares were subject to a risk of loss before they vested and could have declined in value before the shares vested. Despite the risk of loss and the risk of a decline in the value of the 2013 Dolan Salary Shares, Mr. Dolan made the election to accept the 2013 Dolan Salary Shares instead of a base salary to demonstrate his commitment towards and belief in the future success of the Company. The 2013 Dolan Salary Shares vested in full on December 31, 2013.

        To further demonstrate his confidence in the Company, each time Mr. Dolan's restricted stock has vested and taxes were due, Mr. Dolan has elected to pay his taxes in cash instead of allowing the Company to offset shares of its common stock to cover his tax withholding obligations. In 2013, Mr. Dolan has put 100% of his compensation at risk in these ways.

        Cash Bonuses.    The Company has one cash incentive plan—the SMCIP—that covers all executive officers and certain other senior employees. Annual cash incentives provide named executive officers with the opportunity to earn additional annual compensation beyond base salary. Bonus payments under the SMCIP were determined by the Compensation Committee based on its determination of the efforts expended and the achievements of the officers during the fiscal year. The Compensation Committee took into account the recommendations of the compensation consultant with respect to Mr. Dolan's bonus, and took into account the recommendations of Mr. Dolan and the compensation consultant with respect to the bonuses of the remaining NEOs. Actual bonuses are based solely on the Company's performance, within the discretion of the Compensation Committee.

        The eligibility for an annual cash bonus creates an incentive to achieve desired near-term corporate goals that are in furtherance of the Company's long-term objectives. The compensation program establishes target bonuses, set as a percentage of annual base salary, for each position. Cash bonuses are expected to represent a substantial part of total compensation for our executives if earned.

        We have "clawback" language in our SMCIP that permits the Company to recover bonuses from senior executives to ensure that no payments are made in violation of the provisions of the Dodd-Frank Act. Further, as described above, our Compensation Committee adopted a formal clawback policy in September 2014 with respect to our executive incentive compensation.

        On January 22, 2014, 21 executives of the Company, including Mr. Dolan, were given the choice to receive all or half of their fiscal year bonuses (the "2014 Bonus"), if any are earned, in the form of shares of the Company's common stock (the "2014 Bonus Shares"). Each executive could also elect not to participate in this program and to earn his or her 2014 Bonus, if any, in the form of cash. The amount of the 2014 Bonus, if any, for each executive will be determined by the Compensation Committee. The number of shares of the Company's common stock that will be granted to those executives who elected to receive their 2014 Bonus entirely in the form of shares of common stock will be calculated by dividing an amount equal to 1.5 times each executive's 2014 Bonus earned by $3.08, the closing price of the Company's common stock on January 2, 2014. The number of shares of the Company's common stock that will be granted to those executives who elected to receive one-half of their 2014 Bonus in the form of shares of common stock will be calculated by dividing an amount equal to 1.5 times one-half of each executive's 2014 Bonus by $3.08, with the cash portion equal to 50% of their respective 2014 Bonus earned. The 2014 Bonus, if any, will be granted and/or paid on a date concurrent with the timing of the payout of bonuses under the Company-wide incentive bonus program. The 2014 Bonus Shares, if any are granted, will be fully vested on the date of grant. Eligible executives who elected to receive common stock in lieu of cash have agreed to not sell or otherwise dispose of the 2014 Bonus Shares until the first anniversary of the grant date. Of the eligible executives, 17 elected to receive their entire 2014 Bonus in shares of common stock and four elected to receive 50% of their 2014 Bonus in shares of common stock and 50% in cash.

        On September 16, 2014, the Compensation Committee approved an increase in Mr. Dolan's base salary from $500,000 to $600,000, effective as of September 16, 2014. Mr. Dolan's current bonus eligibility under the SMCIP is 100% of his base salary, so for fiscal year 2014, Mr. Dolan will be eligible to receive 100% of his base salary of $600,000. Further, since Mr. Dolan elected to receive his entire 2014 fiscal year bonus, if any, in the form of shares of common stock, Mr. Dolan will be granted 150% of his 2014 annual bonus in the form of common stock. Such number of shares of the Company's common stock that could be granted to Mr. Dolan, if earned, will be calculated by dividing an amount equal to 1.5 times his 2014 bonus earned by $3.08, the closing price of the Company's common stock on January 2, 2014.

        The 2013 performance factors for the SMCIP as they related to executive cash bonuses were to be based upon the evaluation by the Compensation Committee of the Company's performance along a range, using at least the following three metrics: (i) total revenue, (ii) profit, and (iii) total SBC revenue. The Compensation Committee did not set specific financial targets for these three metrics and instead, the Compensation Committee could exercise discretion to determine the level of bonus achievement based on the totality of the Company's performance. The range for each metric could be determined by the Compensation Committee by considering several data points, including (a) the Company's actual performance during 2013, (b) the stretch financial plan approved by the Board at the beginning of 2013, and (c) the public guidance given by the Company at the beginning of 2013. In each case, the final determination of the Compensation Committee could be influenced by such other factors as they determined. The following table provides the relevant metrics that were considered in the Compensation Committee's determination of the NEO 2013 bonuses:

2013 Metrics	Actual	02/28/2013 Guidance	Actual vs. 02/28/2013 Guidance	10/29/2013 Guidance	Actual vs. 10/29/2013 Guidance

Total Revenue	$276.7 million	$267 million to $271 million	102% to 104%	$270 million to $275 million	101% to 102%
SBC Revenue	$129.9 million	$120 million to $124 million	105% to 108%	$122 million to $126 million	103% to 106%
SBC Product Revenue	$97.4 million	$98 million to $102 million	95% to 99%	$92 million to $96 million	101% to 106%
Gross Margins(1)	63.6%	64% to 65%	98% to 99%	63.5%	100%
Operating Expenses(1)	$168.5 million	$171 million to $172 million	101% to 102%	$165 million to $166 million	98% to 99%
Earnings Per Share(1)	$0.02	$0.00 to $0.01	228%+	$0.02	114%
Cash/Investments	$301.7 million	$280 million to $285 million	106% to 108%	N/A	N/A
(1)
These metrics are non-GAAP financial measures and exclude stock-based compensation, amortization of intangible assets, impairment of intangible assets, acquisition-related costs and restructuring. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A.

        Based on achievement at the levels reflected above and against the stretch financial plan approved by the Board, and after considering the strategic progress the Company made during the 2013 fiscal year (as highlighted several places in this Proxy Statement), the Compensation Committee determined that target bonuses for executive officers covered by the SMCIP in fiscal 2013 would be paid out at 90% of target. The Compensation Committee determined to award less than 100% because achievement of the stretch financial plan approved by the Board at the beginning of the fiscal year was, for the most part, below 100%. In particular, the Company failed to achieve the earnings per share that the Compensation Committee had targeted, but the Compensation Committee recognized that the miss was relatively small in absolute terms, and hence, did not warrant a substantial diminution of the payout. Instead, based on achievement at the levels reflected above, and after considering the strategic progress the Company made during the year, the Compensation Committee determined that target bonuses for executive officers covered by the SMCIP in fiscal 2013 would be paid out at 90%.

        In March 2013, 21 executives of the Company, including each of the NEOs except for Mr. Greenquist, who had not yet joined the Company, elected to receive bonuses with respect to fiscal 2013 (collectively, the "2013 Bonus"), if any were earned, in the form of shares of the Company's common stock (collectively, the "2013 Bonus Shares"). The 2013 Bonus Shares, if any were granted, would be granted on a date concurrent with the timing of normal 2013 bonus payouts and would be fully vested as of the date of grant, with the number of 2013 Bonus Shares calculated by dividing amounts equal to 1.5 times the respective 2013 Bonus amounts earned, as determined by the Compensation Committee, by the closing price of the Company's common stock on the date of grant. The 2013 Bonus Share program further aligned the interests of our executives with those of stockholders, strengthened our bottom line and improved our cash position. The Compensation Committee considered these factors, as well as our executive population's history of holding equity awards well beyond vesting dates, when determining the 1.5 ratio for converting bonuses to Company common stock.

        Therefore, with the exception of Mr. Greenquist, who was not eligible to receive any 2013 Bonus since he joined the Company in November 2013, on February 18, 2014, each NEO received 1.5 times their 2013 Bonus at 90% achievement of target in the form of shares of the Company's common stock. The shares were fully vested on the date of grant.

        The following table summarizes the actions taken with respect to 2013 bonuses for our NEOs:

Named Executive Officer and Principal Position	Bonus Eligibility Under SMCIP	Full Year Bonus at 90% Achievement	Full Year Bonus with 1.5x Multiplier	Number of Shares of Common Stock Granted for 2013 Bonus(1)
Raymond P. Dolan President and Chief Executive Officer	100% of base salary of $500,000	$450,000	$675,000	204,546
Mark T. Greenquist(2) Chief Financial Officer	—	—	—	—
Todd A. Abbott(3) Former Executive Vice President, Strategy and Go-to-Market	75% of base salary of $400,000(4)	$270,000	$405,000	122,728
Anthony Scarfo Executive Vice President, Technology and Business Development	75% of base salary of $400,000(5)	$270,000	$405,000	122,728
Jeffrey M. Snider Senior Vice President, Chief Administrative Officer and General Counsel	75% of base salary of $300,000(6)	$202,500	$303,750	92,046
Maurice L. Castonguay(7) Former Senior Vice President and Chief Financial Officer	60% of base salary of $285,000(8)	$153,900	$230,850	69,955

(1)
Represents 1.5 times each NEO's full year bonus at 90% of target, divided by $3.30, the closing price of the Company's common stock on February 18, 2014, the date of grant of such shares. All of the shares vested in full as of the date of grant.

(2)
Mr. Greenquist joined the Company on November 1, 2013. According to the terms of Mr. Greenquist's employment agreement with the Company, he was not eligible to receive a bonus for the portion of the 2013 fiscal year that he was employed by the Company.

(3)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014.

(4)
Mr. Abbott's base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. With Mr. Abbott's promotion from Senior Vice President, Worldwide Sales and Marketing to Executive Vice President, Strategy and Go-to-Market in September 2012, his base salary and bonus eligibility were revised from 50% of a base salary of $370,000 to 75% of a base salary of $400,000.

(5)
Mr. Scarfo's base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. With Mr. Scarfo's promotion from Vice President of Business Development to Senior Vice President, Technology Development in May 2012, his base salary and bonus eligibility were revised from 30% of a base salary of $270,000 to 50% of a base salary of $320,000. When Mr. Scarfo received another promotion to Executive Vice President, Technology and Business Development, effective October 2013, Mr. Scarfo's base salary and bonus eligibility were revised to 75% of a base salary of $400,000.

(6)
Mr. Snider's base salary and bonus eligibility under the SMCIP were originally determined pursuant to the terms of his employment agreement. In December 2013, Mr. Snider's bonus eligibility was increased by the Compensation Committee from 60% of a base salary of $300,000 to 75% of a base salary of $300,000.

(7)
On July 29, 2013, the Company announced that Mr. Castonguay planned to leave the Company. To facilitate an orderly transition of his duties and responsibilities, Mr. Castonguay and the Company entered into a letter agreement (the "Castonguay Retention Letter") on July 26, 2013 pursuant to which Mr. Castonguay agreed to remain with the Company through March 31, 2014. The Castonguay Retention Letter amended certain terms of Mr. Castonguay's employment agreement, dated August 24, 2011, which was previously amended on October 25, 2011, February 15, 2013, and March 28, 2013 (collectively, the "Castonguay Employment Agreement").

Since Mr. Castonguay was an employee of the Company on February 18, 2014 when the shares of common stock were granted to the Company's executives in connection with the payout of the 2013 bonuses, Mr. Castonguay was eligible to receive, and did receive, his bonus under the SMCIP and pursuant to the terms of the March 28, 2013 amendment to the Castonguay Employment Agreement.

(8)
The bonus eligibility of Mr. Castonguay under the SMCIP was determined pursuant to the terms of the Castonguay Employment Agreement.

        Equity-based Incentives.    Equity-based incentives are provided to executives whose decisions and actions have a direct impact upon our performance and success. Stock options and restricted stock awards are granted to our executive officers in order to tie their compensation directly to our long-term success. The Compensation Committee believes that a significant portion of each NEO's target total direct compensation should be made in the form of equity compensation due to its strong long-term alignment with stockholder interests. In determining the size of the stock option and/or restricted stock awards granted to each executive officer, the Compensation Committee takes into account the executive officer's role, past performance, anticipated contribution to our long-term goals and market data for executive officers in similar roles at peer companies. Equity granted in prior years and existing levels of stock ownership are also taken into consideration. While the Compensation Committee considers the compensation of such peer group companies' senior executives, it does not benchmark a particular percentile for the total compensation of our NEOs or for any component thereof. The size of the awards was not determined by application of any formula, but rather reflected the Compensation Committee's desire to encourage and reward high levels of performance as the equity plans were designed to allow.

        In 2013, our NEOs received two forms of equity compensation—grants of stock options and grants of restricted stock. The chart below illustrates the proportion of direct compensation comprised of cash and equity-related awards. The "Target bonus" components represent 100% of target bonus before any adjustments to account for the stock-for-cash bonus program:

2013 Target Compensation Components of CEO and Other Named Executive Officers
(as a Percentage of Total Direct Compensation)1

(1)
All components of our CEO's target compensation mix for 2013 were at risk, including the 2013 Dolan Salary Shares awarded in lieu of base salary, which were subject to a risk of loss before they vested and could have declined in value before the shares vested. Our "Other NEOs" chart reflects the average target compensation mix of Messrs. Greenquist, Abbott, Scarfo and Snider. Mr. Greenquist's annual base salary and target bonus have been annualized for the year, since Mr. Greenquist joined the Company as Chief Financial Officer on November 1, 2013. Mr. Castonguay's target compensation mix for 2013 is excluded from this chart because Mr. Castonguay resigned on October 29, 2013 as Senior Vice President and Chief Financial Officer effective November 1, 2013, when Mr. Greenquist joined the Company as Chief Financial Officer. All of such NEOs' compensation except for base salary was at risk in 2013.

        A description of the types of equity awards that were granted in 2013 to our NEOs under the 2007 Plan is as follows:

  Stock Option Grants

        Stock options granted to NEOs generally become 25% exercisable one year after the grant date and the remaining 75% of the shares underlying the stock options generally vest in equal monthly increments for the following 36 months. The stock options are typically fully exercisable four years after the grant date, as long as the NEO is still employed by the Company. The Compensation Committee has the ability to establish the vesting schedule for new stock option grants within the parameters of the 2007 Plan, the 2008 Stock Incentive Plan (the "2008 Plan") and the 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "2012 Plan"); provided, however, any awards issued under the (i) 2008 Plan after the August 24, 2012 acquisition date of Network Equipment Technologies, Inc. ("NET") are required to be issued only to employees of NET who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the NET acquisition, such as new employee hired after August 24, 2012; and (ii) 2012 Plan after the February 19, 2014 acquisition date of Performance Technologies, Incorporated ("PT") are required to be issued only to employees of PT who subsequently became employees of Sonus or other persons who were not performing services for us at the time of the PT acquisition, such as new employees hired after February 19, 2014. All the stock options are granted following the Compensation Committee's authorization, with an exercise price equal to the closing market price of a share of common stock on the date of grant and have a ten-year term under the 2007 Plan, a seven-year term under the 2008 Plan, or a ten-year term under the 2012 Plan. Grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee, consistent with grants generally made to our non-executive employees.

        In connection with the Company's annual equity incentive grant, the Compensation Committee approved the following stock option grants in 2013 to our NEOs pursuant to the terms of the 2007 Plan:

Named Executive Officer and Principal Position	March 15, 2013 Option Grant(1)	June 17, 2013 Option Grant(2)	Total
Raymond P. Dolan President and Chief Executive Officer	450,000	450,000	900,000
Mark T. Greenquist(3) Chief Financial Officer	—	—	—
Todd A. Abbott(4) Former Executive Vice President, Strategy and Go-to-Market	250,000	275,000	525,000
Anthony Scarfo Executive Vice President, Technology and Business Development	200,000	275,000	475,000
Jeffrey M. Snider Senior Vice President, Chief Administrative Officer and General Counsel	150,000	175,000	325,000
Maurice L. Castonguay Former Senior Vice President and Chief Financial Officer	—	—	—

(1)
The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. For 2013, the annual equity incentive grant date was March 15, 2013. The exercise price of each option granted on March 15, 2013 equaled the closing price on the date of grant, or $2.51 per share. The number of shares granted on March 15, 2013 was limited by the number of shares available under the 2007 Plan.

(2)
In connection with the 2013 annual equity incentive grant for certain of the Company's key employees, including executives, the Compensation Committee decided to provide annual equity incentive grants in two tranches—approximately half of the grants were awarded to eligible employees on March 15, 2013, as the annual equity incentive grant date is generally March 15 of each year, and the second half of the grants were awarded on June 17, 2013. Since the Company did not have enough shares to award its desired annual equity incentive grants under the 2007 Plan and 2008 Plan, the Company waited to grant the second tranche after the 2013 annual meeting of stockholders when the Company's stockholders approved the amendment to the 2007 Plan to increase the maximum number of shares of the Company's common stock issuable under the 2007 Plan by 21,000,000, from 34,902,701 to 55,902,701. Since grant dates are generally on the 15th day of the month following the date of action by the Compensation Committee (or the following business day following the 15th day of the month if the 15th falls on a weekend or a holiday), these stock options were awarded to eligible employees on June 17, 2013. The exercise price of each option granted on June 17, 2013 equaled the closing price on the date of grant, or $3.30 per share.

(3)
Mr. Greenquist joined the Company on November 1, 2013.

(4)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014.

        When Mr. Greenquist joined the Company, he was granted an option to purchase 500,000 shares of the Company's common stock pursuant to the 2007 Plan with an exercise price of $2.72 per share on November 15, 2013.

        On December 16, 2013, Mr. Scarfo received an option to purchase 200,000 shares of the Company's common stock under the 2007 Plan with an exercise price of $2.91 per share. Such option grant was in connection with Mr. Scarfo's October 2013 promotion to Executive Vice President, Technology and Business Development.

        In connection with the Company's annual equity incentive grant, the Compensation Committee approved the following stock option grants in 2014 to our NEOs pursuant to the terms of the 2007 Plan:

Named Executive Officer and Principal Position	Option Grant Total(1)
Raymond P. Dolan President and Chief Executive Officer	1,000,000
Mark T. Greenquist Chief Financial Officer	100,000
Todd A. Abbott(2) Former Executive Vice President, Strategy and Go-to-Market	400,000
Anthony Scarfo Executive Vice President, Technology and Business Development	500,000
Jeffrey M. Snider Senior Vice President, Chief Administrative Officer and General Counsel	300,000
Maurice L. Castonguay Former Senior Vice President and Chief Financial Officer	—

(1)
The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. For 2014, the annual equity incentive grant date was March 17, 2014. The exercise price of each option granted on March 17, 2014 equaled the closing price on the date of grant, or $3.62 per share. The number of shares granted on March 17, 2014 was limited by the number of shares available under the 2007 Plan.

(2)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014.

  Restricted Stock Awards

        On September 16, 2014, Mr. Dolan received 500,000 shares of restricted stock under the 2007 Plan. 25% of these restricted shares will vest on September 16, 2015, and the remaining 75% of these restricted shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Dolan's continued employment with the Company. The Compensation Committee provided this grant to Mr. Dolan in recognition of the progress he has made transforming the Company from a media gateway company in a declining market to a profitable growth company in the SBC and DSC markets, and in order to retain and motivate him to continue to drive the Company to greater financial and operational performance.

        When Mr. Greenquist joined the Company in November 2013, he received a grant of 250,000 shares of restricted stock under the 2007 Plan on November 15, 2013. 25% of these restricted shares will vest on November 15, 2014, and the remaining 75% of these restricted shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Greenquist's continued employment with the Company.

        On February 15, 2013, Mr. Scarfo received 150,000 shares of the Company's restricted stock. The Compensation Committee provided this equity grant to Mr. Scarfo because it believed Mr. Scarfo had taken on more responsibility as the then-Senior Vice President of Technology Development, and that he needed to be granted more equity to be sufficiently invested in the Company as a senior executive of the Company, and to ensure that there was fairness among all senior executives regarding the number of shares of common stock owned. 25% of these shares vested on February 15, 2014 and the remaining 75% of such shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Scarfo's continued employment with the Company.

        On February 15, 2013, in connection with Mr. Snider's promotion to Chief Administrative Officer of the Company in August 2012, Mr. Snider received 125,000 shares of the Company's restricted stock. The Compensation Committee provided this equity grant to Mr. Snider because they believed Mr. Snider had taken on more responsibility as the Chief Administrative Officer and that he needed to be granted more equity to be sufficiently invested in the Company as a senior executive of the Company. 25% of these shares vested on February 15, 2014 and the remaining 75% of such shares will vest in six equal increments semi-annually thereafter through the fourth anniversary of the grant date, subject to Mr. Snider's continued employment with the Company.

        On February 14, 2013, the Compensation Committee took certain actions regarding performance-based stock awards that had been awarded between September 2011 and March 2012, but for which the grant date criteria had not been met as of December 31, 2012. These actions included determining that a certain number of these performance-based shares vested on February 15, 2013 (the "February 2013 Vested Performance Shares") and subjecting the remaining performance-based shares (the "July 2013 Earned Performance Shares") to further performance and service conditions. The performance conditions for the July 2013 Earned Performance Shares related to the achievement of certain metrics that needed to be met either by the close of the 2013 second quarter on June 28, 2013 or end of the 2013 year. The half-year metrics were set to drive achievement earlier in the year, providing greater benefit to the Company sooner than would otherwise be received. The July 2013 Earned Performance Shares had vesting schedules that were individually assigned to each NEO. While the Compensation Committee set the metrics for the July 2013 Earned Performance Shares, it retained discretion over the performance conditions. The half-year and full-year metrics and the actual figures for the July 2013 Earned Performance Shares were as follows:

Performance Conditions	Half-Year Goal(1)	Actual First Half-Year Performance	Full-Year Goal(1)

SBC Product Revenue	$36.5 million	$44 million	$85 million
Total Product Revenue	$72.7 million	$80.7 million	$170 million
SBC as a Percentage of Total Product Revenue	50%	54%	50%
Non-GAAP Earnings (Loss) Per Share	$(0.04)	($0.01)	$0.02
(1)
These metrics are non-GAAP figures and exclude stock-based compensation, amortization of intangible assets, impairment of intangible assets, acquisition-related costs and restructuring. A reconciliation of non-GAAP to GAAP financial information and a statement on the use of non-GAAP financial measures are included as Appendix A.

        On July 26, 2013, the Compensation Committee determined that the performance conditions related to the July 2013 Earned Performance Shares had been satisfied based on the Company's performance for the six months ended June 28, 2013. Accordingly, all of the July 2013 Earned Performance Shares were earned and will vest contingent upon continued employment with the Company on the vesting dates described below. Because the half-year metrics were achieved, the full year metrics did not need to be met.

        The following table summarizes the actions taken with respect to February 2013 Vested Performance Shares and the July 2013 Earned Performance Shares:

Named Executive Officer(1)	Total Number of Performance Shares Granted in 2011 and 2012 and Earned in 2013(2)		Number of February 2013 Vested Performance Shares(3)	Number of July 2013 Earned Performance Shares
Raymond P. Dolan President and Chief Executive Officer	800,000	(4)	186,117	613,883	(5)
Todd A. Abbott Former Executive Vice President, Strategy and Go-to-Market	400,000	(6)	93,058	306,942	(7)
Anthony Scarfo Executive Vice President, Technology and Business Development	162,500	(8)	40,625	121,875	(9)
Maurice L. Castonguay Former Senior Vice President and Chief Financial Officer	447,917	(10)	111,979	335,938	(11)

(1)
Messrs. Greenquist and Snider were not granted any performance shares in 2011 or 2012 and therefore they are not included in this table.

On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014.

(2)
The shares in this column are the sum of the February 2013 Vested Performance Shares and the July 2013 Earned Performance Shares.

(3)
The February 2013 Vested Performance Shares vested on February 15, 2013.

(4)
Consists of three separate performance-based stock awards granted to Mr. Dolan in March 2012.

(5)
Of the 613,883 shares earned, (i) 222,233 shares will vest as follows: 111,117 shares vested on October 12, 2013; and 111,116 shares vested on October 12, 2014; (ii) 225,000 shares will vest as follows: 75,000 shares vested on July 26, 2013; 75,000 vested on March 16, 2014; and 75,000 shares will vest on March 16, 2015; and (iii) 166,650 shares will vest as follows: 55,550 shares vested on July 26, 2013; 55,550 shares vested on March 15, 2014; and the remaining 55,550 shares will vest on March 15, 2015; with vesting in each case subject to continued employment with the Company.

(6)
Consists of three separate performance-based share awards granted to Mr. Abbott in March 2012.

(7)
Of the 306,942 shares earned, (i) 111,117 shares will vest as follows: 55,558 shares vested on May 3, 2014; and the remaining 55,559 shares will vest on May 3, 2015; (ii) 112,500 shares will vest as follows: 37,500 shares vested on July 26, 2013; 37,500 shares vested on March 16, 2014; and the remaining 37,500 shares will vest on March 16, 2015; and (iii) 83,325 shares will vest as follows: 27,775 shares vested on July 26, 2013; 27,775 shares vested on March 15, 2014; and 27,775 shares will vest on March 15, 2015; with vesting in each case subject to continued employment with the Company.

(8)
Consists of two separate performance share awards granted to Mr. Scarfo, one in September 2011 and the other in March 2012.

(9)
Of the 121,875 shares earned, (i) 84,375 shares will vest as follows: 28,125 shares vested on September 12, 2013; 28,125 shares vested on September 12, 2014; and 28,125 shares will vest on September 12, 2015; and (ii) 37,500 shares will vest as follows: 12,500 shares vested on July 26, 2013; 12,500 shares vested on March 15, 2014; and 12,500 shares will vest on March 15, 2015; with vesting in each case subject to continued employment with the Company.

(10)
Consists of two separate performance-based share awards granted to Mr. Castonguay, one in September 2011 and the other in March 2012.

(11)
Of the 335,938 shares earned, 130,208 shares vested on August 26, 2013. Since Mr. Castonguay left the Company on March 31, 2014, 205,730 shares of his unvested July 2013 Earned Performance Shares were forfeited.

  Benefits and Other Compensation

  Benefit Plans

        We have various broad-based employee benefit plans. We do not typically offer perquisites or employee benefits to executive officers that are not also made available to employees on a broad basis. Our executive officers are eligible for the same benefits that are available to all employees, which include group health insurance, life and disability insurance, and paid holidays. With the exception of our CEO, who began to accrue four weeks of vacation per year upon his date of hire, all other employees begin accruing three weeks of vacation per year upon date of hire. We offer a 401(k) plan, which allows our employees to invest in a wide array of funds, and the ability to purchase shares of our common stock under our Amended and Restated 2000 Employee Stock Purchase Plan, as amended. We do not provide pension arrangements or post-retirement health coverage for our NEOs. We also enter into executive agreements with certain of our executive officers providing for certain severance benefits that may be triggered as a result of the termination of such officer's employment under certain circumstances. We have entered into indemnification agreements with our executive officers and directors.

        Because Mr. Dolan elected to accept shares of restricted stock in lieu of base salary for the period January 1, 2013 to December 31, 2013, the Company paid Mr. Dolan's share of the insurance premium relating to the benefit plans generally provided to employees of the Company in accordance with Company policy, currently including health insurance. This amount, totaling $5,455, is included with "All Other Compensation" for Mr. Dolan in the Summary Compensation Table.

        We paid Mr. Greenquist's lodging expenses, totaling $2,525, for the period in 2013 that he worked out of our Westford, Massachusetts corporate office subsequent to his commencement as our Chief Financial Officer.

  Severance Agreements

        We have entered into severance agreements with each of our NEOs. On February 15, 2013, we entered into amendments to the existing severance arrangements with each of our NEOs, with the exception of Mr. Greenquist, to make the change of control provisions more uniform among the Company's executive team. Following these amendments, the severance agreements generally provide that, upon termination of the executive officer's employment without cause, the NEO is entitled to severance payments equal to 100% of his or her base salary and target cash bonus (or 150% for our CEO), and continued health plan premium payments for up to 12 months (or 18 months for our CEO). The severance agreements also generally provide that, upon an involuntary termination in connection with a change in control, or upon a resignation for good reason in connection with a change in control, the executive officer is entitled to 150% of his or her base salary and target cash bonus (or 200% for our CEO), continued health plan premium payments for up to 18 months, and full vesting of all unvested restricted stock and stock options. None of our severance agreements provide for tax gross-ups in connection with severance benefits following a change-in-control. The Compensation Committee believes that these provisions are consistent with executive severance arrangements that are customary for public companies at our stage of development and were necessary in order to hire and/or retain the executives.

        On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014. Please see "Potential Payments Upon Termination or Upon Change in Control" below for information regarding amounts Mr. Abbott will receive in connection with his termination.

  Transactions Involving Hedging, Monetization, Margin Accounts, Pledges, Puts, Calls and Other Derivative Securities

        The Company's insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades must be pre-approved by the Chief Financial Officer or the General Counsel. The Company intends to adopt a hedging policy once final rules are adopted with respect to the requirements under the Dodd-Frank Act. In the meantime, our current insider trading policy discourages all employees, officers and directors from engaging in transactions involving hedging, monetization, margin accounts, pledges, puts, calls and other derivative securities, and requires those who wish to enter into such an arrangement to first pre-clear the proposed transaction with either the Chief Financial Officer or the General Counsel. To date, no such transaction has been requested or approved.

  Tax and Accounting Considerations

        Accounting for Stock-Based Compensation.    We account for stock-based compensation in accordance with ASC 718.

        Incentive Stock Options.    Options granted to employees through 2007 were intended to qualify as "incentive stock options" under Section 422 of the Code. Although the 2007 Plan allows for the granting of incentive stock options, the Company's current practice is not to grant options to employees as incentive stock options. However, there are outstanding incentive stock options that were previously granted to employees that continue to be exercised and were exercisable at December 31, 2013. We make no representation or warranty as to the tax treatment to the optionee upon receipt or exercise of the option or sale or other disposition of the shares covered by the option. In addition, options will not be treated as incentive stock options for tax purposes to the extent that options covering in excess of $100,000 of stock (based upon fair market value of the stock as of the respective dates of grant of such options) become exercisable in any calendar year.

        Policy on Deductibility of Executive Compensation.    Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. The Compensation Committee reviews the potential effect of Section 162(m) of the Code periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in our best interests and our stockholders' best interests, after taking into consideration changing business conditions and the performance of our employees.

Risk Management and Our Executive Compensation Program

        The Compensation Committee monitors and manages our executive compensation program to help ensure that it does not encourage excessive risk taking. The Compensation Committee concluded that our programs do not encourage excessive or inappropriate risk taking by our executive officers for the following reasons, among others:

  •
  with the exception of our CEO, we structure our pay to consist of both fixed and variable compensation, so that our executive officers' cash compensation is not entirely tied to financial results;

  •
  the variable bonus compensation of our executive officers who are covered by the SMCIP is not tied to any individual metric;

  •
  our stock option awards generally vest over a period of four years and are only valuable if our stock price increases over time; and

  •
  none of our incentive plans is based solely on bookings or revenue targets, which mitigates the risk of employees focusing exclusively on the short term.

        The Compensation Committee believes that the Company's executive compensation program is market competitive and provides suitable incentives for the NEOs to achieve sustained value for the Company and its stockholders. The Compensation Committee remains committed to providing our NEOs with competitive compensation opportunities that allow for significant upside when the Company is performing well above its corporate objectives, and the Compensation Committee believes that the Company's executive compensation program and practices incorporate a pay-for-performance approach that also avoids compensation arrangements that encourage excessive risk taking. The Compensation Committee reviewed, analyzed and considered whether the Company's compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Sonus Networks, and concluded that no such material risks exist.

Compensation Committee Interlocks and Insider Participation

        During 2013, the members of the Compensation Committee were Mr. Schofield (Chairman), Ms. Infante, Ms. Reeve and Mr. Thompson, with Ms. Reeve being appointed to the Compensation Committee in September 2013. No interlocking relationship exists between any member of our Board or our Compensation Committee and any member of our Board or Compensation Committee of any other company, and none of these interlocking relationships have existed in the past.

Conclusion

        We believe that we have designed an executive compensation program that effectively links pay and performance and is in the best long-term interests of our stockholders. We will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Stockholder input will continue to be an important consideration in our annual executive compensation evaluation process.

EXECUTIVE COMPENSATION TABLES

        The following table sets forth, for the year ended December 31, 2013 and for the two years prior thereto, the compensation earned by our Chief Executive Officer, our Chief Financial Officer, the other three most highly compensated executive officers serving as executive officers at December 31, 2013 and our former Chief Financial Officer (collectively, the "Named Executive Officers" or the "NEOs").

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)

Raymond P. Dolan(5)	2013	$500,001	$675,002	$—	$1,527,840	$—	$25,863	$2,728,706
President and Chief Executive	2012	$500,001	$—	$2,140,231	$980,625	$—	$22,978	$3,643,835
Officer	2011	$500,000	$—	$1,570,000	$—	$277,800	$4,742	$2,352,542
Mark T. Greenquist(6)	2013	$60,000	$—	$680,000	$699,350	$—	$3,397	$1,442,747
Chief Financial Officer
Todd A. Abbott(7)	2013	$400,000	$405,002	$—	$773,160	$—	$21,374	$1,599,536
Former Executive Vice President,	2012	$378,750	$300,002	$936,228	$470,700	$—	$20,874	$2,106,554
Strategy and Go-to-Market	2011	$244,058	$—	$760,000	$755,900	$68,524	$589	$1,829,071
Anthony Scarfo(8)	2013	$336,667	$405,002	$408,000	$1,005,830	$—	$21,199	$2,176,698
Executive Vice President,	2012	$300,897	$160,001	$210,168	$457,090	$—	$24,355	$1,152,511
Technology and Business
Development
Jeffrey M. Snider(9)	2013	$300,000	$303,752	$340,000	$479,900	$—	$20,858	$1,444,510
Senior Vice President,
Chief Administrative Officer
and General Counsel
Maurice L. Castonguay(10)	2013	$285,000	$230,851	$—	$—	$—	$16,573	$532,424
Former Senior Vice President	2012	$285,000	$171,001	$504,654	$226,464	$—	$19,749	$1,206,868
and Chief Financial Officer	2011	$99,385	$—	$—	$639,500	$31,669	$4,156	$774,710
(1)
The amounts shown in this column for 2013 represent the bonus amounts payable under our SMCIP with respect to 2013. These bonuses were paid in shares of restricted stock of the Company on February 18, 2014, which shares vested immediately. The amounts represent the bonus amounts payable based on a 90% achievement level, increased by 150% as the result of the bonuses being paid in shares of restricted stock, as discussed above under "Compensation Discussion and Analysis—2013 Compensation Payouts—Cash Bonuses". The number of shares granted to each NEO was determined by dividing the total bonus amount by $3.30, the closing price of our common stock on the date of grant, rounded up for fractional shares.

(2)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reflect the grant date fair value of each stock award granted to each Named Executive Officer. The grant date fair values of stock awards were estimated in accordance with ASC 718, except as indicated below. The assumptions we use in calculating these amounts are discussed in Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The amounts reported in 2012 for Mr. Dolan, Mr. Abbott, Mr. Scarfo and Mr. Castonguay include amounts attributable to performance-based awards for which the Compensation Committee established performance conditions in 2012 but which did not have grant dates in 2012 for accounting purposes as a result of the level of discretion retained by the Compensation Committee in determining the final number of shares earned under these awards. For these awards, the amounts reported in the table above were calculated using the closing price of the Company's common stock on the date the performance conditions were communicated to the recipient, multiplied by the number of shares that would be earned at the target level of achievement, which is the performance level that the Company estimated would be achieved as of that date. $995,231, $571,228, $210,168 and $504,654 of the amounts reported in 2012 for Mr. Dolan, Mr. Abbott, Mr. Scarfo and Mr. Castonguay, respectively, related to these awards.

(3)
The amounts shown in this column do not reflect compensation actually received by the Named Executive Officer. The grant date fair values of option awards were estimated in accordance with ASC 718 using the Black-Scholes valuation model. The assumptions we use in calculating these amounts are discussed in Note 16 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
The Company portions of health insurance premiums included in this column are also provided to all employees of the Company, with the amounts dependent upon the levels of health and group term life insurance coverage selected by each individual. Accordingly, the Company portion of premiums paid is not considered a perquisite but is reported as income earned for each NEO.

(5)
On February 15, 2013, Mr. Dolan elected to accept restricted shares of the Company's common stock in lieu of his base salary for the period from January 1, 2013 through December 31, 2013 (the "2013 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the Company for this period. On February 15, 2013, the Company granted Mr. Dolan 183,824 shares of restricted common stock (having a total grant date fair value of $500,001, equal to Mr. Dolan's base salary for the year ending December 31, 2013). The number of shares was calculated by dividing Mr. Dolan's base salary for the year by $2.72, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2013 Dolan Salary Shares vested in full on December 31, 2013. Accordingly, the amount reported for Mr. Dolan as "Salary" for 2013 in the table above represents salary foregone by Mr. Dolan in exchange for the 2013 Dolan Salary Shares.
  Mr. Dolan's 2013 "All Other Compensation" of $25,863 is related to health insurance and comprised of $20,408 for the Company's portion of his health insurance and $5,455 for the employee portion of his health insurance, which the Company paid on his behalf as Mr. Dolan did not receive a cash salary in 2013.

(6)
Mr. Greenquist's 2013 "All Other Compensation" of $3,397 is comprised of $3,130 related to health insurance and $267 related to group term life insurance.

(7)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014. Mr. Abbott's 2013 "All Other Compensation" of $21,374 is comprised of $20,408 related to health insurance and $966 related to group term life insurance.

(8)
Mr. Scarfo's 2013 "All Other Compensation" of $21,199 is comprised of $20,408 related to health insurance and $791 related to group term life insurance.

(9)
Mr. Snider's 2013 "All Other Compensation" of $20,858 is comprised of $20,408 related to health insurance and $450 related to group term life insurance.

(10)
Mr. Castonguay's 2013 "All Other Compensation" of $16,573 is comprised of $14,682 related to health insurance and $1,891 related to group term life insurance.

Grants of Plan-Based Awards in 2013

        The following table sets forth information with respect to grants of plan-based awards to the NEOs during the year ended December 31, 2013. All equity awards were issued under the 2007 Plan.

2013 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Compensation Committee Action(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)(2)
Raymond P. Dolan(3)	2/15/13	2/14/13	183,824			$500,001
	3/15/13	3/11/13		450,000	$2.51	$662,175
	6/17/13	6/12/13		450,000	$3.30	$855,665
Mark T. Greenquist	11/15/13	10/24/13		500,000	$2.72	$699,350
	11/15/13	10/24/13	250,000			$680,000
Todd A. Abbott(4)	3/15/13	3/11/13		250,000	$2.51	$333,050
	6/17/13	6/12/13		275,000	$3.30	$440,110
Anthony Scarfo	2/15/13	2/14/13	150,000			$408,000
	3/15/13	3/11/13		200,000	$2.51	$266,440
	6/17/13	6/12/13		275,000	$3.30	$440,110
	12/16/13	12/6/13		200,000	$2.91	$299,280
Jeffrey M. Snider	2/15/13	2/14/13	125,000			$340,000
	3/15/13	3/11/13		150,000	$2.51	$199,830
	6/17/13	6/12/13		175,000	$3.30	$280,070
Maurice L. Castonguay	—	—	—	—	—	—
(1)
Date on which the Compensation Committee took action to approve the award.

(2)
Amounts reflect the grant date fair values of the restricted stock awards and stock option grants estimated in accordance with ASC 718 as of the respective grant dates.

(3)
On February 15, 2013, Mr. Dolan elected to accept restricted shares of our common stock in lieu of his base salary for the period from January 1, 2013 through December 31, 2013 (the "2013 Dolan Salary Shares"). Mr. Dolan had previously not received any salary payments from the

  Company for this period. On February 15, 2013, the Company granted Mr. Dolan 183,824 shares of restricted common stock (having a total grant date fair value of $500,001, equal to Mr. Dolan's base salary for the year ended December 31, 2013), with the number of shares granted rounded up for fractional shares. The number of shares was calculated by dividing Mr. Dolan's base salary for the year by $2.72, the closing price of the Company's common stock on the date of grant, rounded up for fractional shares. The 2013 Dolan Salary Shares vested in full on December 31, 2013.

(4)
On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. He remained employed with the Company in an advisory role until October 17, 2014.

        In 2013, the Compensation Committee modified performance-based share awards made in 2012 under the 2007 Plan to provide for performance vesting conditions with respect to the Company's performance in 2013, which conditions were subsequently satisfied. These awards were reported in the 2012 Grants of Plan-Based Awards Table that was included in the Company's proxy statement for its 2013 annual meeting of stockholders.

Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information concerning stock options and unvested stock awards held by the Named Executive Officers as of December 31, 2013:

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Raymond P. Dolan	791,667	208,333		$3.38	10/12/20	575,166	$1,811,773
	273,438	351,262		$2.92	3/16/22
	—	450,000		$2.51	3/15/23
	—	450,000		$3.30	6/17/23
Mark T. Greenquist	—	500,000		$2.72	11/15/23	250,000	$787,500
Todd A. Abbott	322,917	177,083		$2.81	5/16/21	343,689	$1,082,620
	131,250	168,750		$2.92	3/16/22
	—	250,000		$2.51	3/15/23
	—	275,000		$3.30	6/17/23
Anthony Scarfo	84,375	65,625		$2.38	9/15/21	260,662	$821,085
	43,750	56,250		$2.89	3/15/22
	93,750	156,250		$2.25	6/15/22
	—	200,000		$2.51	3/15/23
	—	275,000		$3.30	6/17/23
	—	200,000		$2.91	12/16/23
Jeffrey M. Snider	148,750	—		$1.94	6/15/19	158,088	$497,977
	67,708	57,292		$2.28	10/17/21
	22,787	29,296		$2.89	3/15/22
	—	150,000		$2.51	3/15/23
	—	175,000		$3.30	6/17/23
Maurice L. Castonguay	291,667	208,333		$2.38	6/29/14	255,392	$804,485
	63,803	82,030		$2.89	6/29/14
(1)
Of Mr. Dolan's 208,333 unvested stock options at December 31, 2013, 20,833 shares vested on the 12th of each month through October 12, 2014. Of Mr. Dolan's 351,262 unvested stock options, 13,020 will vest on the 16th of each month through March 15, 2016. Of Mr. Dolan's 450,000 unvested stock options ($2.51 per share exercise price), 112,500 vested on March 15, 2014 and, starting April 15, 2014, 13,021 will vest on the 15th of each month, through March 15, 2017. Of Mr. Dolan's 450,000 unvested stock options ($3.30 per share exercise price), 112,500 vested on June 17, 2014 and, starting July 17, 2014, 13,021 will vest on the 17th of each month through June 17, 2017.

Of Mr. Greenquist's 500,000 unvested stock options, 125,000 will vest on November 15, 2014 and, starting December 15, 2014, 10,417 will vest in monthly increments for the following 36 months through November 15, 2017.

Mr. Abbott had 913,542 unvested options and 152,084 unvested shares of restricted stock on his October 17, 2014 termination date. Of these, the vesting schedules of 437,500 unvested options and all of such unvested shares were accelerated and were fully vested on October 17, 2014 in accordance with Mr. Abbott's separation agreement with the Company. All of the options for which the vesting was accelerated as of October 17, 2014 became immediately exercisable, and Mr. Abbott was released from any obligations under the Company's trading blackout restrictions as of that date.

Of Mr. Scarfo's 65,625 unvested stock options at December 31, 2013, 3,125 shares vested on the 12th of each month through September 12, 2014. Of Mr. Scarfo's 56,250 unvested stock options, 2,083 will vest on the 15th of each month through March 15, 2016. Of Mr. Scarfo's 156,250 unvested stock options, 5,208 will vest on the 15th of each month through June 15, 2016. Of Mr. Scarfo's 200,000 unvested stock options ($2.51 exercise price), 50,000 vested on March 15, 2014 and, starting April 15, 2014, 4,167 will vest on the 15th of each month through March 15, 2017. Of Mr. Scarfo's 275,000 unvested stock options, 68,750 vested on June 17, 2014 and, starting July 17, 2014, 5,729 will vest on the 17th of each month through June 17, 2017. Of Mr. Scarfo's 200,000 unvested stock options ($2.91 exercise price), 50,000 will vest on December 16, 2014 and, starting January 16, 2015, 4,167 will vest on the 16th of each month through December 16, 2017.

Of Mr. Snider's 57,292 unvested stock options, 2,604 will vest on the 17th of each month through October 17, 2015. Of Mr. Snider's 29,296 unvested stock options, 1,085 will vest on the 15th of each month through March 16, 2016. Of Mr. Snider's 150,000 unvested stock options, 37,500 vested on March 15, 2014 and, starting April 15, 2014, 3,125 will vest on the 15th of each month through March 15, 2017. Of Mr. Snider's 175,000 unvested stock options, 43,750 vested on June 17, 2014 and, starting July 17, 2014, 3,646 will vest on the 17th of each month through June 17, 2017.

Of Mr. Castonguay's 208,333 unvested stock options, 31,251 vested following December 31, 2013 and prior to his resignation from the Company on March 31, 2014, and the remaining 177,082 stock options were forfeited as a result of his resignation. Of Mr. Castonguay's 82,030 unvested stock options, 9,114 vested following December 31, 2013 and prior to his resignation from the Company on March 31, 2014, and the remaining 72,916 stock options were forfeited as a result of his resignation.

(2)
In accordance with SEC rules, the market value of unvested shares of restricted stock is determined by multiplying the number of such shares by $3.15, the closing market price of our common stock on December 31, 2013.

Option Exercises and Stock Vested

        The following table summarizes for the Named Executive Officers in 2013 the number of shares acquired upon the vesting of restricted stock and the value realized, before payout of any applicable withholding tax. None of our Named Executive Officers exercised stock options during 2013.

2013 OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Raymond P. Dolan	814,557	$2,619,892
Mark T. Greenquist	—	$—
Todd A. Abbott	244,731	$768,148
Anthony Scarfo	110,662	$362,341
Jeffrey A. Snider	59,339	$206,694
Maurice L. Castonguay	255,392	$812,617

(1)
Of Mr. Dolan's 814,557 shares that vested and were released to him in 2013, none were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares. Instead, Mr. Dolan elected to pay the tax withholding obligation himself. 183,824 of these shares were issued to Mr. Dolan in lieu of his base salary for the period from January 1, 2013 through December 31, 2013.

Of Mr. Abbott's 244,731 shares that vested and were released to him in 2013, 89,122 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Scarfo's 100,662 shares that vested and were released to him in 2013, 43,371 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Snider's 59,339 shares that vested and were released to him in 2013, 20,917 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

Of Mr. Castonguay's 255,392 shares that vested and were released to him in 2013, 92,427 shares were returned to us to satisfy the tax withholding obligation associated with the vesting of the shares.

(2)
In accordance with SEC rules, the aggregate dollar amount realized upon vesting of shares of restricted stock was determined by multiplying the number of shares by the closing market price of our common stock on the date of vesting.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2013 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. Information related to the 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "2012 Plan") is not included in the table below since we did not assume the 2012 Plan until February 2014, when we acquired Performance Technologies, Incorporated ("PT").

	(A)		(B)		(C)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	30,856,706	(1)	$3.31	(2)	28,035,677	(3)
Equity Compensation Plans Not Approved by Stockholders	2,279,406	(4)	$1.97	(5)	2,066,069	(6)

Total	33,136,112		$3.22		30,101,746

(1)
Consists of options to purchase common stock of the Company, which do not have voting or other rights of ownership, under the Company's 2007 Stock Incentive Plan, as amended (the "2007 Plan"), or the Amended and Restated 1997 Stock Incentive Plan. Excludes purchase rights accruing under the Company's Amended and Restated 2000 Employee Stock Purchase Plan (the "ESPP").

(2)
Represents the weighted average exercise price for the 25,431,055 outstanding options to purchase the Company's common stock under the 2007 Plan and 5,425,651 outstanding options to purchase the Company's common stock under the 1997 Plan.

(3)
Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2013, 16,437,253 shares of common stock were available for issuance under the 2007 Plan and 11,598,424 shares of common stock were available for issuance under the ESPP. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2013, the shares available under the 2007 Plan may also be issued in the form of restricted stock, RSUs, SARs, performance-based share awards or other equity-based awards. However, shares granted under the 2007 Plan in the form of awards other than options or SARs reduce the remaining available pool of shares at a ratio of 1:1.5 (or 1:1.57 if Proposal 2, amending the 2007 Plan, is approved by stockholders of record at our 2014 special meeting of stockholders).

(4)
In connection with the Company's August 24, 2012 acquisition of NET, the Company assumed NET's 2008 Equity Incentive Plan and renamed it the 2008 Stock Incentive Plan (the "2008

  Plan"). The amount reported here consists of both options to purchase common stock granted under the 2008 Plan following the Company's acquisition of NET and the options to purchase common stock and RSUs that were outstanding as of the date of the acquisition of NET, which awards were assumed by the Company in connection with the acquisition.

(5)
Represents the weighted average exercise price for all options to purchase the Company's common stock under the 2008 Plan.

(6)
Represents shares available for future issuance under the 2008 Plan, which we assumed in August 2012 when we acquired NET.

2008 Plan

The shares available under the 2008 Plan may be issued in the form of stock options, restricted stock, SARs and performance-based share awards. However, awards granted under the 2008 Plan that are not stock options or SARs reduce the remaining available pool of shares at a multiple of 1.25 times the number of shares subject to the awards. Awards granted under the 2008 Plan may only be issued to former NET employees who subsequently became Sonus employees and new Sonus employees, directors, consultants and advisors hired subsequent to the NET acquisition date of August 24, 2012. Incentive stock options may only be granted to employees. The purpose of the 2008 Plan is to encourage ownership in key personnel whose long-term employment or other service relationship with us is considered essential to our continued progress and, thereby, encourage recipients to act in the stockholders' interest and share in our success.

The Board may terminate the 2008 Plan at any time, but the 2008 Plan does not have a set termination date. Any awards outstanding upon the termination of the 2008 Plan will continue to remain outstanding and exercisable in accordance with the terms and provisions of the instruments evidencing those grants. The Board may amend or modify the 2008 Plan, or any part thereof, at any time and for any reason, subject to the requirement that stockholder approval be obtained for any amendment to the 2008 Plan to the extent necessary to comply with applicable laws and that, unless approved by the stockholders of the Company, no amendment may be made that would reduce the minimum exercise price at which options may be granted or cancel outstanding options or SARs in exchange for an award with an exercise price less than the exercise price of the original award. Generally, no amendment by the Board or stockholders may alter or impair any award previously granted under the 2008 Plan without the consent of the awardee.

The 2008 Plan is administered by our Board, by a committee appointed by our Board, and/or by other delegates approved by our Board consistent with applicable law (the "Plan Administrator"). Subject to the provisions of the 2008 Plan, the Plan Administrator has exclusive authority, with the ability to delegate such authority, to determine the eligible individuals who are to receive awards and the terms of the awards. The Plan Administrator has the authority to establish rules and regulations for proper plan administration.

Stock Options:    Subject to applicable law, the Plan Administrator has the authority to determine whether each option is to be an incentive stock option under the federal tax laws, or a "non-statutory" stock option. The exercise price of any option granted under the 2008 Plan may not be less than fair market value of the common stock on the date of grant. The Plan Administrator cannot cancel outstanding options and grant replacement options at a lower exercise price for the same or a different number of shares of common stock without stockholder approval (except in connection with a change of capitalization). The option exercise price may be paid to the Company in cash, in shares of common stock valued at fair market value on the exercise date (subject to any conditions or limitations that may be established by the Plan Administrator), broker-assisted sales acceptable to the Plan Administrator, and any other form of consideration permitted by applicable law (which may include a "net exercise" program), or any combination thereof. Options may be exercisable immediately or may become exercisable in cumulative increments over a period of months or years as determined by the Plan Administrator. The maximum period during which any option may remain outstanding may not exceed seven years. Generally, if an optionee's service to the Company terminates other than by reason of death or disability, vested options will remain exercisable for a period of three months following the optionee's termination. If an optionee dies or becomes disabled while an employee or director of, or a consultant or independent contractor to, the Company, or dies within three months following termination, the optionee's vested options will be exercisable for one year following death or disability, or if earlier, the expiration of the term of the option. The Plan Administrator may, in its discretion, either extend the exercise period for any option, but not beyond the expiration date, or accelerate the vesting of the option. Incentive stock options are not assignable or transferable other than by will or by the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by the optionee. Other options are generally not assignable or transferable other than by will or by the laws of inheritance, though the Plan Administrator may in its discretion permit transfers that are not for consideration.

Stock Appreciation Rights:    The Plan Administrator may grant SARs either alone, in addition to, or in tandem with other awards granted under the 2008 Plan. SARs become exercisable, in whole or in part, at such times as the Plan Administrator shall specify in the applicable stock award agreement. Upon exercise of a SAR, in whole or in part, the participant is generally entitled to a payment in an amount equal to the excess of the fair market value on the date of exercise over the fair market value on the grant date of the shares covered by the exercised portion of the SAR. The amount due to the participant upon exercise of a SAR may be paid in cash, shares or a combination thereof.

Grants of Stock:    The Plan Administrator may grant restricted stock awards that, in the discretion of the Plan Administrator, may be vested immediately or may vest over a period of time, as specified in the restricted stock agreement. Whether or not the shares of restricted stock are vested when issued, the awardee will have all rights of a stockholder as of the date of issuance, which will entitle the awardee to voting rights and the right to receive dividends. Unless otherwise provided by the Plan Administrator, upon termination of employment, the unvested shares of restricted stock will be surrendered to the Company for cancellation to the extent not purchased or earned (with Company having the right to repurchase unvested shares that have been purchased or earned) and the awardee will thereafter cease to have any rights in those shares so surrendered or repurchased. In its discretion, the Plan Administrator may waive, in whole or in part, the Company's cancellation of unvested restricted stock held by an employee at termination.

Adjustments Upon Changes in Capitalization:    In the event of any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock or any other change to the capital structure of the Company (effected without receipt of consideration by the Company), the Plan Administrator will make proportionate adjustments to (1) the number of shares of common stock covered by each outstanding award, (2) the number of shares of common stock which have been authorized for issuance under the 2008 Plan but as to which no awards have yet been granted or which have been returned to the 2008 Plan upon cancellation, forfeiture or expiration of an award or repurchase of shares, (3) the price per share of common stock covered by each such outstanding award under the 2008 Plan, and (4) the Section 162(m) limits under the 2008 Plan.

Corporate Transactions:    In the event of certain "Corporate Transactions" that constitute a "Change in Control" of Sonus (each as defined in the 2008 Plan), if outstanding options or stock awards are not assumed by the successor corporation or parent thereof or replaced by an equivalent option or stock award for the stock of the successor corporation, then, subject to any limitations imposed at the time of grant, the vesting of such awards will accelerate and become fully exercisable. In addition, the Plan Administrator has discretion, either in advance of or at the time of such a "Change in Control", to provide for the automatic acceleration of awards upon the occurrence of the Change in Control. Options held by an eligible officer will be automatically accelerated if the officer is terminated in conjunction with, or within one year after, the Change in Control.

Hostile Takeovers:    Eligible executive officers are granted limited SARs in connection with a Hostile Take-Over (as defined in the 2008 Plan). Upon the occurrence of a Hostile Take-Over, each option in effect for at least six months will automatically be canceled and the optionee will be entitled to a cash payment as determined under the 2008 Plan.

2012 Plan

We assumed the 2012 Plan in connection with the acquisition of PT in February 2014. The 2012 Plan provides for the award of stock options, restricted stock awards, SARs, performance awards and other stock-based awards to applicable individuals. Any awards issued under the 2012 Plan since the February 19, 2014 acquisition date will only be issued to employees of PT who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after February 19, 2014. All unissued shares reserved for further issuance under the 2012 Plan will be substituted with shares of our common stock. The purpose of the 2012 Plan is to encourage ownership in key personnel whose long-term employment or other service relationship with us is considered essential to our continued progress and, thereby, encourage participants to act in the stockholders' interest and share in our success.

The Board may amend, alter or discontinue the 2012 Plan or any award agreement, subject to approval of our stockholders in the manner and to the extent required by applicable law. Subject to the limitations in the 2012 Plan, our Board may at any time unilaterally amend any unexercised, unearned or unpaid award, including, but not by way of limitation, awards earned but not yet paid, to the extent it deems appropriate; provided, however, that (i) any such amendment which, in the opinion of our Board, materially impairs the rights or materially increases the obligation of a participant under an outstanding award will be made only with the consent of the participant (or, upon the participant's death, the person having the right to exercise the award), except that amendments to implement administrative changes to the 2012 Plan that are deemed necessary or advisable by our Board for compliance with laws will not require participant consent, and (ii) no such amendment will cause a violation of Section 409A of the Code. The 2012 Plan was originally approved by the Board of Directors of PT on February 16, 2012, was approved by PT's stockholders and became effective on May 24, 2012.

Stock Options:    Our Board may grant an option or provide for the grant of an option from time to time in the discretion of our Board or automatically upon the occurrence of specified events. All stock options under the 2012 Plan, except under certain circumstances contemplated in the 2012 Plan, will have a vesting schedule not less than one year from the date of grant. Our Board may award stock options as either "incentive stock options," which are intended to qualify under Section 422 of the Code, or non-qualified stock options. The exercise price of the option is determined by our Board and specified in the applicable option agreement. The 2012 Plan requires all options to have an exercise price of not less than 100% of the fair market value of the shares subject to the option on the date of grant. The duration of the option is set forth in the applicable option agreement. The 2012 Plan requires that no option be granted with a term in excess of 10 years. Additionally, no incentive stock option will be granted more than 10 years from the effective date of the 2012 Plan, or May 24, 2022. Upon exercise, the exercise price of a stock option under the 2012 Plan may, at our Boards' discretion, be paid in cash (or equivalents), or by tendering, by either actual delivery of shares or by attestation, shares of common stock, by withholding shares otherwise issuable in connection with the exercise of the option (but only for non-qualified stock options issued under the 2012 Plan), a combination of the foregoing, or such other consideration as our Board may deem appropriate.

Stock Appreciation Rights:    A SAR may be granted either in tandem with an option or freestanding. The 2012 Plan does not permit any SAR to provide for the payment or accrual of dividend equivalents. If a participant is expressly granted an SAR in tandem with an option: (i) the SAR will be exercisable to the extent, and only to the extent, that the related option is exercisable, and the "exercise price" of such SAR (the base from which the value of the SAR is measured at its exercise) will be the exercise price under the related option; (ii) upon exercise of a related option as to some or all of the shares covered by the award, the SAR will be canceled automatically to the extent of the number of shares covered by the option exercise; (iii) upon the exercise of a SAR as to some or all of the shares covered by the award, the related option will be canceled automatically to the extent of the number of shares covered by such exercise; and (iv) the SAR will expire upon the expiration of the related option. If the SAR was not expressly granted in tandem with an option: (a) the SAR will be exercisable in accordance with the terms and conditions and at the times and during the periods as may be determined by our Board; and (b) the SAR will expire not later than 10 years from the effective date of such SAR's grant and generally has the same terms and conditions as options. Our Board may, by way of the award notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR award, provided they are not inconsistent with the 2012 Plan. The exercise price or grant price of the SAR is specified in the applicable SAR agreement. The 2012 Plan requires all SARs to have a grant price or exercise price of not less than 100% of the fair market value of our common stock on the date of grant. In the event the SAR is paid in cash, the corresponding cash (or equivalents) thereof will be paid as of the date that the SAR is exercised.

Restricted Stock Awards:    Our Board, in its discretion, may grant restricted stock awards. Our Board may modify or accelerate the delivery of the restricted stock award under such circumstances as it deems would be in the best interest of Sonus; provided, however, that such action would not cause a violation of Section 409A of the Code. Except as otherwise provided in the 2012 Plan, the period to achieve full vesting for freestanding restricted stock awards granted to participants will not be shorter than three years. Notwithstanding the foregoing, restricted stock awards subject to performance vesting may have a minimum vesting period of one year. In addition, awards to new directors of Sonus or substitute awards made to new hires to replace forfeited awards from a prior employer are not subject to a minimum vesting period.

Performance Awards:    The performance criteria that will be used to establish performance goal(s) will be limited to the following: increase in total revenue; earnings before interest and taxes; earnings before interest, depreciation, taxes and amortization; return on stockholders' equity; gross margin; earnings per share; net income; operating income; net profit; operating profits; profits before tax; net cash provided by operating activities; ratio of operating earnings to capital spending; free cash flow; return on assets; equity or stockholders' equity; and common stock price per share. Following the completion of a performance period, our Board may, and, with respect to covered employees will, review and certify in writing whether, and to what extent, the goals under the performance formula for the performance period have been achieved and, if so, to calculate and certify in writing the amount of the awards earned for the period. Our Board may reduce, eliminate or, except with respect to covered employees, increase the amount of the award earned under the performance formula for the performance period, if in our Board's sole judgment, such reduction or elimination is appropriate. Unless otherwise provided in the relevant award notice or administrative guide, a participant must be employed by us on the last day of a performance period to be eligible for an earned performance award for such performance period.

Other Stock-Based Awards:    Our Board may grant other awards of shares of our common stock and other awards that are valued in whole or in part by reference to, or are otherwise based on,

  shares of our common stock or other property, including without limitation awards entitling a participant to receive shares of our common stock to be delivered in the future.

Major Corporate Events:    If there is any change in the number of outstanding shares of common stock through the declaration of stock dividends, stock splits or the like, the number of shares available for awards, the shares subject to any award and the option prices or exercise prices of awards will be automatically adjusted. If there is any change in the number of outstanding shares of common stock through any change in our capital structure, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, our Board will make appropriate adjustments in the maximum number of shares of common stock which may be granted under the 2012 Plan and any adjustments and/or modifications to outstanding awards under the plans as it, in its sole discretion, deems equitable. In the event of any other change in our capital structure or our common stock (including through payment of an extraordinary cash dividend), our Board will also make such appropriate adjustments in the maximum number of shares of common stock available for grant under the 2012 Plan and any adjustments and/or modifications to outstanding awards under the plans as it, in its sole discretion, deems equitable. The maximum number of shares available for grant under the 2012 Plan will be automatically adjusted to the extent necessary to reflect any dividend equivalents paid in the form of common stock.

Termination.    The consequences of a termination of a participant's status with Sonus with respect an award under the 2012 Plan depends upon the type of award granted and the circumstances of such termination. Our Board has the authority to issue rules and regulations to determine the treatment of a participant under the 2012 Plan in the event of such participant's death, disability, retirement, termination for an approved reason and other termination.

Stock Option and Restricted Stock Grant Policy

        We have six stock incentive plans—the 1997 Plan; the 2007 Plan; the 2008 Plan; the Performance Technologies, Incorporated 2001 Stock Option Plan (the "2001 Plan"); the Performance Technologies, Incorporated 2003 Omnibus Incentive Plan (the "2003 Plan"); and the 2012 Plan (collectively, the "Plans").

        We issued stock options and restricted stock pursuant to the 1997 Plan through November 2007, when the 1997 Plan expired. No shares are available for future issuance under the 1997 Plan due to the 1997 Plan's expiration; however, outstanding options are still being administered under this plan.

        We assumed the 2008 Plan in connection with the acquisition of NET in August 2012. Pursuant to such NET acquisition, RSUs and in-the-money options issued under the 2008 Plan that were outstanding on August 24, 2012 were assumed by Sonus, together with the 2008 Plan. These awards continue to be subject to and governed by the 2008 Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2008 Plan after the August 24, 2012 acquisition date are required to be issued only to employees of NET who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after August 24, 2012.

        We assumed the 2001 Plan, the 2003 Plan and the 2012 Plan (collectively, the "PT Plans") in connection with the acquisition of PT in February 2014. The 2001 Plan had expired for purposes of new options by its terms on May 31, 2011 but was assumed by us solely for the purpose of administering any outstanding options under this plan. The 2003 Plan was also assumed by us solely for the purpose of administering any outstanding awards under such plan as of the February 19, 2014 acquisition date. The only awards assumed from the 2001 Plan and the 2003 Plan were non-qualified stock options, which outstanding options are subject to the terms and conditions of the plan under which they were granted. No future awards will be granted under either the 2001 Plan or the 2003 Plan. Pursuant to the PT merger, options issued under the 2012 Plan that were outstanding at the closing of the merger were assumed by us, along with the 2012 Plan. These awards continue to be subject to and governed by the 2012 Plan, and have all the same terms and conditions, except that the number of shares subject to the award and the exercise price were adjusted to reflect the equity award exchange ratio in the merger. The 2012 Plan provides for the grant of stock options, SARs, restricted stock awards, performance awards and other stock-based awards to applicable individuals. The awards under the PT Plans continue to be subject to and governed by the applicable PT Plan and have all the same terms and conditions, except that the awards became awards with respect to our common stock and the number of shares subject to the awards and the exercise prices (in the case of options) were adjusted to reflect the equity award exchange ratio in the acquisition. Any awards issued under the 2012 Plan since the February 19, 2014 acquisition date are required to be issued only to employees of PT who subsequently become employees of Sonus or other persons who were not performing services for us at the time of the merger, such as new employee hires after February 19, 2014.

        We have granted stock options under the Plans as a means of promoting the long-term success of our business because we believe that sharing ownership with our employees aligns their interests with our interests and the interests of our stockholders and encourages our employees to devote the best of their abilities and efforts to our company. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only if the value of our shares has increased above their value on the date of grant of the options.

  New Hire, Promotion and Adjustment Equity Grants

        The Compensation Committee has delegated authority to our Chief Executive Officer, our Chief Administrative Officer and our Vice President of Human Resources to award new hire, promotion and adjustment stock option, restricted stock and RSU grants within certain established guidelines for the type and seniority of the position held by the recipient; provided, however, that only the Compensation Committee may approve: (i) all equity grants to any officer or executive officer of the Company; (ii) new hire fungible equity grants with respect to more than 100,000 shares per person; (iii) new hire, promotion and adjustment stock option, restricted stock and RSU grants outside of established guidelines for the type and seniority of the position held by the recipient; (iv) all equity grants to consultants; and (v) all other types of equity grants other than stock option, restricted stock and RSU grants.

        The Compensation Committee reviews all grants issued under the delegation of authority and, if appropriate, approves the grants of equity at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee. The list of proposed individual grants is provided in advance of the Compensation Committee meeting and is included in the meeting minutes.

  Annual Equity Incentive Grants

        The Compensation Committee annually considers an equity incentive grant for certain of our key employees, including executives, in connection with its annual review of employee and executive compensation. The number of shares granted is limited by the number of shares available under our Plans. Typically, employee eligibility is based upon hire date with a required minimum of one year of service. Among the eligible employees, awards are allocated to employees based upon management's evaluation of employee performance and other business criteria, with a weighting towards the Company's strongest performers.

        The proposed plan for each year includes overall parameters of the plan and a pool of shares to be allocated under the plan. The Compensation Committee discusses the plan with management and then requests that management provide the Compensation Committee with a specific list of individual grants for employees consistent with the Compensation Committee's guidance. The Compensation Committee determines specific grants for executives. Management then prepares a list of individual grants for employees and executives and submits to the Compensation Committee the list of individual grants for employees and executives. The Compensation Committee reviews and, if appropriate, approves the list of individual grants at a Compensation Committee meeting or by written consent. The actions taken at the meetings are documented in meeting minutes subsequently approved by the Compensation Committee.

        The annual equity incentive grant date is generally March 15 of each year, or the next business day following March 15 if March 15 falls on a weekend or a holiday. Our annual equity incentive grant date for fiscal 2014 was March 17, 2014, on which date we granted a total of 10.2 million options to purchase our common stock, including 2.3 million options granted to our Named Executive Officers. In fiscal 2013, the Company decided to provide annual equity incentive awards to its eligible employees in two tranches—approximately half of the grants were awarded to eligible employees on March 15, 2013, and the second half of the grants were awarded on June 17, 2013. Since the Company did not have enough shares to award its desired annual equity incentive grants under the 2007 Plan and the 2008 Plan, the Company waited to grant the second tranche after the 2013 annual meeting of stockholders when the Company's stockholders approved the amendment to the 2007 Plan to increase the maximum number of shares of the Company's common stock issuable under the 2007 Plan by 21,000,000, from 34,902,701 to 55,902,701. The Compensation Committee retains the right to change the annual equity incentive grant date based on business events that might warrant using another date.

  Promotion and Achievement Grants

        From time to time, our management recommends to the Compensation Committee promotion or achievement grants to our employees, including our executives. If the proposed grants are outside the standing delegated authority granted by the Compensation Committee, the Compensation Committee must approve them at a Compensation Committee meeting or, if necessary, by written consent. The actions taken at the meetings are documented in meeting minutes, including all stock option grants approved. Promotion and achievement grants typically have a grant date of the 15th day of the month following the Compensation Committee's approval of the grant, or the next business day if such 15th day of the month is a weekend or a holiday.

  Performance Stock Grants—Generally

        Under the Plans, the Compensation Committee has the authority to approve grants of performance-vested restricted shares, or performance shares, to our employees and executives (subject, in the case of the 2008 Plan and the 2012 Plan, to the requirement that such employees or executives were employees of NET or PT, respectively, who become employees of Sonus after the applicable acquisition or were otherwise not performing services for us at the time of the acquisition). The

Compensation Committee, in its sole discretion, may establish the metrics and the vesting schedule underlying such shares. To date, the Compensation Committee has only granted performance shares to certain executive officers. In 2013, the Compensation Committee modified performance share awards made in 2012 under the 2007 Plan to provide for performance vesting conditions with respect to the Company's performance in 2013, which conditions were subsequently satisfied. These awards are subject to further time-based vesting conditions. The vesting schedules for these awards were individually assigned to each NEO who was awarded performance shares. Please see the footnotes to the table on pages 48 to 49 for specific details relating to the individual vesting schedules for the performance shares awarded to certain NEOs.

        Any performance shares that do not vest are forfeited and the shares of common stock underlying the forfeited performance shares will again become available for the grant of awards pursuant to the terms of the respective Plans unless the Compensation Committee, in its sole discretion, elects to subject any unearned performance shares to further performance- and time-vesting conditions, as happened in February 2013 relative to the performance-based stock awards that were awarded between September 2011 and March 2012.

  General Vesting of Stock Options and Restricted Stock

        Under our Plans, provided that an employee continues his or her employment with us, on the applicable vesting date, (i) options will generally vest and become exercisable as follows: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date (as defined in the applicable notice of grant of stock options and option agreement) and the remaining 75% of the shares vest in equal increments of 2.0833% monthly thereafter through the fourth anniversary of such date; and (ii) restricted stock grants generally vest as follows: 25% of the shares vest on the first anniversary of the grant date or the employee's commencement date and the remaining 75% vest either in equal increments of 12.5% semi-annually through the fourth anniversary of such date or equal increments of 25% annually through the fourth anniversary of such date.

  Termination

        Under the 1997 Plan and the 2007 Plan, options typically expire on the tenth anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock), provided that if an employee's employment relationship with us terminates, the option termination date is typically determined based upon the reason for employment termination as follows: (i) death or total and permanent disability of optionee (as defined in Section 22(e)(3) of the Code)—180 days thereafter; or (ii) termination for any other reason—30 days thereafter under the 1997 Plan or 90 days thereafter under the 2007 Plan, unless otherwise extended.

        Under the 2008 Plan, options typically expire on the seventh anniversary of the grant date (or the fifth anniversary of the grant date, if the optionee owns more than 10% of our common stock); provided that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment (or such other period as specified in the applicable option agreement); or (b) termination for any other reason—30 days following the termination of employment.

        Under the 2012 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment; (c) termination for any other reason—30 days thereafter; or (d) termination for cause—the right to exercise the option terminates immediately and is forfeited without consideration.

        Under the 2003 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; (b) "retirement" (through a voluntary termination of employment at or after age 60) or for an approved reason—12 months following the termination of employment; or (c) termination for any other reason—30 days thereafter.

        Under the 2001 Plan, options typically expire on the tenth anniversary of the grant date; provided, that if an employee's employment relationship with us terminates, the option termination date is typically based upon the reason for employment termination as follows: (a) death or disability—12 months following the termination of employment; or (b) termination for any other reason—30 days thereafter.

        Shares of restricted stock granted under the Plans generally vest through the fourth anniversary of the grant date or the employee's commencement date, as applicable. If an employee's employment relationship with us terminates for any reason prior to the fourth anniversary of such date, then effective upon the cessation of his or her employment, the employee will automatically forfeit, without any action required on the part of the employee, all the unvested shares that the employee received under the award without the payment of any consideration by the Company. The forfeited shares of restricted stock revert back to the Company.

        We have entered into agreements with certain executives providing for extended terms for stock option grants under the Plans following the executive's termination, as described under "Executive, Severance and Change of Control Benefits" below.

  Acceleration

        Except as otherwise noted in an employment agreement, in the event of an acquisition of the Company as defined in the 2001 and 2007 Plans, or an Acquisition, or a Change in Control as defined in the 2008 Plan, our stock plan documents provide a pre-determined vesting schedule for such awards.

        Except as otherwise noted in an employment agreement or as otherwise provided under either the 2008 Plan with respect to awards granted under the 2008 Plan prior to our acquisition of NET or the 2012 Plan with respect to awards granted under the 2012 Plan prior to our acquisition of PT, effective immediately prior to the occurrence of an Acquisition or Change in Control, (i) the lesser of the number of then unvested shares subject to a stock option award or 25% of the total number of shares subject to that stock option award will become vested, with the balance of the unvested shares subject to the award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months; and (ii) an additional 25% of the number of shares covered by the restricted stock award will become vested and the remaining unvested shares subject to the restricted stock award continuing to vest pursuant to the vesting schedule set forth in the award, except that the vesting schedule will be shortened by 12 months.

        We have entered into agreements with certain executives providing for acceleration of the vesting of stock options and restricted stock upon a change of control as described under "Executive, Severance and Change of Control Benefits" below.

Executive, Severance and Change of Control Benefits

        To attract and retain key executive officers, the Company has entered into executive agreements that include severance and change of control benefits. In the event, or threat, of a change of control transaction, these agreements reduce uncertainty and provide compensation for the significant levels of executive engagement and support required during an ownership transition that results in the termination of their employment. The severance agreements described in the "Compensation Discussion and Analysis" section generally provide that, upon termination of the executive officer's employment without cause, the executive officer is entitled to severance payments and continued health plan premium payments. The severance agreements for each of our Named Executive Officers, with the exception of Mr. Greenquist, were amended on February 15, 2013 to make the change of control provisions more uniform among the Company's executive team. Mr. Greenquist entered into an employment agreement on October 24, 2013, that contained severance provisions. The receipt of the severance benefits discussed below is contingent upon the execution of a release of all claims of any kind or nature in favor of the Company. The severance agreements, as amended, contain the following provisions:

	Mr. Dolan	Mr. Greenquist	Mr. Castonguay	Mr. Abbott	Mr. Scarfo	Mr. Snider

Basic Severance Benefit
Severance Payment (Multiple of Base Salary and Target Bonus)	1.5x	1.0x
Accelerated Vesting of Equity	24 months for restricted stock and options(1)	12 months for restricted stock and options(2)				100% for restricted stock and 12 months for options
Health Benefit Continuation	18 months	12 months
Change of Control(3) Benefit
Accelerated Vesting of Equity	50% of unvested options and 50% of unvested restricted stock(4)					100% of unvested options and unvested restricted stock
Severance Following Change of Control(3) Benefit
Severance Payment (Multiple of Base Salary and Target Bonus)	2.0x	1.5x
Accelerated Vesting of Equity	100% for options and restricted stock(5)

Health Benefit Continuation	18 months

Other Agreement Provisions

Non-Compete(6)	1 year

Non-Solicitation(7)	1 year

Non-Disclosure(8)	Indefinitely

(1)
If a termination occurs during a performance period for a performance-based share award held by Mr. Dolan, the performance criteria for such award would be deemed achieved at the target level of performance, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 24 months' accelerated vesting.

(2)
If a termination occurs during a performance period for a performance-based share award held by Mr. Abbott, Mr. Scarfo or Mr. Castonguay, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(3)
"Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(4)
If a "Change in Control" or "Acquisition," as used in the employment agreements signed by the Named Executive Officers, occurs during a performance period for a performance-based share award held by Mr. Dolan, Mr. Abbott, Mr. Scarfo, or Mr. Castonguay, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 50% of such shares would vest immediately with the remaining shares vesting in equal increments on the first, second, and third anniversaries of the date of the Change in Control or Acquisition.

(5)
If termination occurs during a performance period for a performance-based share award held by Mr. Dolan, Mr. Castonguay, Mr. Abbott, or Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level and all of the resulting performance shares would vest immediately.

(6)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from performing any acts that advance the interests of any existing or prospective competitors of the Company during the period specified in the agreement.

(7)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from soliciting employees to terminate their relationship with the Company.

(8)
To the extent not provided in a Noncompetition and Confidentiality Agreement previously entered into by the applicable Named Executive Officer with us, each of the employment agreements signed by the Named Executive Officers contains a provision that restricts the executive from disclosing confidential information as defined in the agreement.

        On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. However, he remained employed with the Company in an advisory role until October 17, 2014. In accordance with the terms of his employment agreement, as amended, Mr. Abbott received on October 17, 2014, one year of salary continuation of his base salary of $400,000; a lump sum bonus payment of $300,000, representing his target bonus of 75% of his annual base salary; continued medical and dental benefits for one year; and accelerated vesting of his unvested options and restricted stock awards such that any options and restricted stock that would have vested within twelve months from October 17, 2014 (Mr. Abbott's separation date from the Company) vested immediately on October 17, 2014. This resulted in the accelerated vesting of 437,500 options and 152,084 shares of restricted stock. All of the options for which the vesting was accelerated as of October 17, 2014 become immediately exercisable, and Mr. Abbott was released from any obligations under the Company's trading blackout restrictions as of that date.

        On July 29, 2013, the Company announced that Maurice L. Castonguay, Senior Vice President and Chief Financial Officer, planned to leave the Company. To facilitate an orderly transition of his duties and responsibilities, Mr. Castonguay and the Company entered into a letter agreement (the "Retention Letter") on July 26, 2013 pursuant to which Mr. Castonguay agreed to remain with the Company through March 31, 2014 (the "Castonguay Separation Date"). The Retention Letter amends certain of the terms of Mr. Castonguay's employment agreement, dated August 24, 2011, which was previously amended on October 25, 2011, February 15, 2013, and March 28, 2013 (collectively, the "Castonguay Employment Agreement").

        Under the Retention Letter, Mr. Castonguay agreed to continue to perform the duties and responsibilities of his then current roles as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of the Company until the earlier of (i) the time that his successor is hired, at which time Mr. Castonguay agreed to relinquish his then current positions and provide transition services at the Company's request in the role of Senior Consultant—Finance through the Castonguay Separation Date and (ii) the Castonguay Separation Date.

        Pursuant to the Retention Letter, the terms of Mr. Castonguay's employment through the Castonguay Separation Date remained substantially unchanged from those previously in effect except that:

  •
  With respect to termination prior to the Castonguay Separation Date, (i) Mr. Castonguay no longer had the right to terminate his employment with the Company for "Good Reason" (as defined in the Castonguay Employment Agreement), (ii) the Company agreed not to terminate Mr. Castonguay's employment without "Cause" (as defined in the Castonguay Employment Agreement) and (iii) the Company's right to terminate Mr. Castonguay for "Cause" arising out of repeated failure of Mr. Castonguay to perform his job duties could be based only on Mr. Castonguay's actions or inaction occurring after July 26, 2013.

  •
  The Company agreed to continue to pay its share of Mr. Castonguay's health insurance premiums for Mr. Castonguay and his dependents between the Castonguay Separation Date and the earlier of the date Mr. Castonguay accepts other employment that provides him with commensurate insurance coverage, or March 31, 2015, but not provide any other benefits that would be due under the Castonguay Employment Agreement upon a termination without "Cause" or for "Good Reason."

  •
  Mr. Castonguay's right to receive acceleration of his unvested equity upon an Acquisition (as that term is defined in the Castonguay Employment Agreement) would cease when he ceased to be the Chief Financial Officer of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR UPON CHANGE IN CONTROL

        The table below shows potential payments to the Named Executive Officers with severance or change in control arrangements upon termination or upon a change in control of our Company, with the exception of Mr. Castonguay, who resigned on October 29, 2013 as Senior Vice President and Chief Financial Officer effective November 1, 2013, and Mr. Abbott, who stepped down as Executive Vice President of Strategy and Go-to-Market as of July 29, 2014. The amounts shown assume that termination and/or change in control was effective as of December 31, 2013, and are estimates of the amounts that would have been paid to or realized by the Named Executives Officers upon such a termination or change in control on such date. The actual amounts to be paid or realized can only be determined at the time of a Named Executive Officer's termination or following a change in control.

        On July 29, 2014, Mr. Abbott stepped down as Executive Vice President of Strategy and Go-to-Market and ceased to be an executive officer. However, he remained employed with the Company in an advisory role until October 17, 2014. Pursuant to the terms of his employment agreement, as amended, Mr. Abbott received one year of salary continuation of his base salary of $400,000; a lump sum bonus payment of $300,000, representing his target bonus of 75% of his annual base salary; continued medical and dental benefits for one year; and accelerated vesting of his unvested options and restricted stock awards such that any options and restricted stock that would have vested within twelve months from October 17, 2014 (Mr. Abbott's separation date from the Company) vested immediately on October 17, 2014. This resulted in the accelerated vesting of 437,500 options and 152,084 shares of restricted stock. All of the options for which the vesting was accelerated as of October 17, 2014 become immediately exercisable, and Mr. Abbott was released from any obligations under the Company's trading blackout restrictions as of that date.

        On July 29, 2013, we announced that Mr. Castonguay planned to leave the Company. To facilitate an orderly transition of his duties and responsibilities, Mr. Castonguay and the Company entered into a letter agreement on July 26, 2013 under which Mr. Castonguay agreed to remain with the Company through March 31, 2014. Under the July 26, 2013 letter agreement, Mr. Castonguay agreed to continue to perform the duties and responsibilities of his current roles as Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer of the Company until the earlier of (i) the time that his successor is hired, at which time Mr. Castonguay agreed to relinquish his current positions and provide transition services at the Company's request in the role of Senior Consultant—Finance through March 31, 2014 and (ii) March 31, 2014. On October 29, 2013, Mr. Castonguay resigned as Senior Vice

President and Chief Financial Officer, effective November 1, 2013. Mr. Castonguay did not receive any severance payment in connection with his resignation.

	Termination without Cause or for Good Reason(1)	Change in Control(2)	Termination without Cause or for Good Reason following Change in Control
Raymond P. Dolan
Cash Severance(3)	$1,500,000	$—	$2,000,000
Stock Options(4)	269,798	184,430	368,859
Stock Awards(5)	1,400,540	905,886	1,811,773
Health Benefits	23,329	—	23,329

	$3,193,667	$1,090,316	$4,203,961

Mark T. Greenquist
Cash Severance(3)	$630,000	$—	$945,000
Stock Options(4)	103,021	107,500	215,000
Stock Awards(6)	196,875	393,750	1,404,787
Health Benefits	15,553	—	23,329

	$945,449	$501,250	$2,588,116

Anthony Scarfo
Cash Severance(3)	$700,000	$—	$1,050,000
Stock Options(4)	159,625	190,891	381,781
Stock Awards(7)	397,804	410,543	821,085
Health Benefits	15,553	—	23,329

	$1,272,982	$601,434	$2,276,195

Jeffrey M. Snider
Cash Severance(3)	$525,000	$—	$787,500
Stock Options(4)	72,573	153,461	153,461
Stock Awards(8)	497,977	497,977	497,977
Health Benefits	15,553	—	23,329

	$1,111,103	$651,438	$1,462,267

(1)
Assumes employment termination without a change in control. "Change in Control" or "Acquisition," as used in each of the employment agreements or executive severance and arbitration agreement, as applicable, signed by the Named Executive Officers, means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another Company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(2)
If the Company is acquired, 50% of all unvested stock options and 50% of unvested shares of restricted stock will vest immediately and the rest of the unvested stock options and shares of restricted stock will vest according to their terms, except that in the case of Mr. Snider all of his outstanding stock options and restricted stock would vest in full.

(3)
Pursuant to Mr. Dolan's agreement, as amended, Mr. Dolan would be entitled to lump sum cash severance payments equal to 1.5 times his then-current base salary payable at the time of termination (or 2.0 times his then-current base salary if his termination follows an acquisition) and 1.5 times his then-target bonus payable at the time of termination (or 2.0 times his then-target bonus if a termination follows an acquisition).

Pursuant to the terms of their respective agreements, as amended, Mr. Greenquist, Mr. Scarfo and Mr. Snider would be entitled to cash severance payments equal to their then-current base salary, less applicable state and federal withholdings, paid by the Company either in a lump sum or in accordance with the Company's usual payroll practices for a period of twelve months following the termination date (or if a termination follows an acquisition, in a lump sum or for a period of 18 months following the date of termination). The Company would pay Mr. Greenquist, Mr. Scarfo and Mr. Snider their then-current annual target bonus at 100% of target, less applicable state and federal withholdings, in a lump sum (or their respective then-current annual target bonus at 150% of target if a termination follows an acquisition).

Each of Messrs. Dolan, Greenquist, Scarfo and Snider must sign a release of all claims of any kind or nature in favor of the Company before receipt of any such severance payments.

(4)
These amounts represent the gains that would be realized on the stock options held by each of our Named Executive Officers that were in the money on December 31, 2013 related to the accelerated vesting of their stock options.

(5)
Under Mr. Dolan's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 24 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Dolan, the performance criteria for such award would be deemed achieved at the target level of performance, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 24 months' accelerated vesting.

(6)
Under Mr. Greenquist's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Greenquist, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(7)
Under Mr. Scarfo's agreement, as amended, in the event of his termination without Cause or for Good Reason, the vesting of his restricted stock would be accelerated by 12 months, except that if such termination occurs in connection with a change of control the vesting of his restricted stock would be fully accelerated. If such termination occurs during a performance period for a performance-based share award held by Mr. Scarfo, the performance criteria for such award would be deemed achieved at the target performance level, and of the resulting performance shares that could then vest, 25% would vest immediately and the remainder would have 12 months' accelerated vesting.

(8)
Under Mr. Snider's agreement, as amended, in the event of his termination without Cause or for Good Reason, whether or not related to a change of control, 100% of the restricted shares to which he is entitled would vest immediately.

 STOCKHOLDERS SHARING THE SAME ADDRESS

        We have adopted a procedure called "householding." Under this procedure, we are delivering only one copy of the Proxy Statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards.

        We will deliver promptly upon written or oral request a separate copy of the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the Proxy Statement, please submit your request to Broadridge Financial Solutions by calling 1-800-579-1639 or by following the instructions on your notice of Internet availability of proxy materials to request delivery of paper copies through the Internet or by e-mail, or in writing addressed to Sonus Networks, Inc., 4 Technology Park Drive, Westford, MA 01886 Attn: Investor Relations.

        If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Proxy Statement in the future, please contact Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, tel. 800-542-1061. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

        Any stockholders of record who share the same address and currently receive multiple copies of our Proxy Statement who wish to receive only one copy of these materials per household in the future please contact Broadridge Householding Department at the contact information listed above to participate in the householding program.

        A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

STOCKHOLDER PROPOSALS FOR INCLUSION IN 2015 PROXY STATEMENT

        To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2015, stockholder proposals must be received at our principal executive offices no later than January 5, 2015, which is not less than 120 calendar days before the date of our proxy statement released to our stockholders in connection with the prior year's annual meeting of stockholders, and must otherwise comply with the rules promulgated by the SEC. If the date of next year's annual meeting is changed by more than 30 days from the anniversary date of our 2014 annual meeting of stockholders held on June 11, 2014, then the deadline is a reasonable time before we begin to print and mail proxy materials.

 STOCKHOLDER PROPOSALS FOR PRESENTATION AT 2015 MEETING

        According to our by-laws, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2015 annual meeting of stockholders but not included in the proxy statement by the close of business on March 13, 2015, but not before February 11, 2015, which is not later than the ninetieth (90th) day nor earlier than the one hundred twentieth (120th) day prior to the first anniversary of the date of the 2014 annual meeting of stockholders. Such proposals must be delivered to the Secretary of the Company at our principal executive office. However, in the event the 2015 annual meeting of stockholders is scheduled to be held on a date before May 12, 2015 or after August 20, 2015, which are dates 30 days before or 70 days after the first anniversary of our 2014 annual meeting of stockholders, then your notice must be received by us at our principal executive office not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day before the scheduled date of such annual meeting or the 10th day after the day on which we first make a public announcement of the date of such annual meeting. Any proposals that are not made in accordance with the above standards may not be presented at the 2015 annual meeting of stockholders.

OTHER MATTERS

        Pursuant to our by-laws, other than the matters set forth in the notice of special meeting of stockholders or such other matters as may be germane or supplementary to the matters stated in such notice, no other matters may be transacted at the special meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend.

        We will pay the costs of soliciting proxies from stockholders. We have engaged Georgeson, Inc. as our proxy solicitor to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $10,000, plus reasonable out-of-pocket expenses. In addition to soliciting proxies by mail, by telephone and via the Internet, our directors, executive officers and other employees may solicit proxies, either personally or by other electronic means, on our behalf, without additional compensation, other than the time expended and communications charges in making such solicitations. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

By Order of the Board of Directors,

Westford, Massachusetts	Mark T. Greenquist
, 2014	Chief Financial Officer

Appendix A

SONUS NETWORKS, INC.

Discussion of Non-GAAP Financial Measures

        Sonus management uses a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, making operating decisions, planning and forecasting future periods, and determining payments under compensation programs. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. We consider the use of non-GAAP financial measures helpful in assessing the core performance of our continuing operations and liquidity, and when planning and forecasting future periods. By continuing operations we mean the ongoing results of the business excluding certain costs, including, but not limited to: cost of product revenue related to the fair value write-up of acquired inventory, stock-based compensation, amortization of intangible assets, impairment of intangible assets, acquisition-related costs, divestiture costs, restructuring and other income arising from the settlement of litigation related to prepaid royalties for software licenses. We also consider the use of non-GAAP earnings per share helpful in assessing the performance of the continuing operations of our business. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, GAAP measures. In addition, our presentations of these measures may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.

        Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to Sonus' financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

        As part of the assessment of the assets acquired and liabilities assumed in connection with the PT acquisition, we were required to increase the aggregate fair value of acquired inventory by $1.8 million. The acquired inventory is being recorded as cost of product revenue through December 31, 2014. We believe that excluding the incremental cost of product revenue resulting from the fair value write-up of this acquired inventory facilitates the comparison of our operating results to our historical results and to other companies in our industry.

        Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time. We believe that excluding non-cash stock-based compensation expense from our operating results facilitates the ability of readers of our financial statements to compare our financial results to our historical operating results and to other companies in our industry.

        We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amortization amounts are inconsistent in frequency and amount and are significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that intangible assets contribute to revenue generation. We believe that excluding the non-cash amortization of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry as if the acquired intangible assets had been developed internally rather than acquired.

        In the second quarter of 2013, we recorded $0.6 million of expense for the write-off of an intellectual property intangible asset which we determined was impaired as of June 28, 2013. We believe that excluding the impairment of intangible assets facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        In the fourth quarter of 2012, we wrote off $7.1 million of prepaid royalties for software licenses related to products from which we do not expect to derive future revenues. We believe that excluding the write-off of these prepaid royalties facilitates the comparison of our product gross margins to our historical operating results and other companies in our industry.

        On June 20, 2014, we sold the Multi-Protocol Server (MPS) business that we had acquired in connection with the acquisition of PT. We incurred $0.4 million of transaction costs related to this divestiture. We do not consider these divestiture costs to be related to our continuing operations. We believe that excluding divestiture costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        We consider certain transition, integration and other acquisition-related costs to be unpredictable and dependent on a significant number of factors that may be outside of our control. We do not consider these acquisition-related costs to be related to the continuing operations of the acquired business or the Company. In addition, the size, complexity and/or volume of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. We believe that excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        We have recorded restructuring expense to streamline operations and reduce operating costs by closing and consolidating certain facilities and reducing our worldwide workforce. We believe that excluding restructuring expense facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

        In the first quarter of 2014, we recorded $2.25 million of other income related to the settlement of a litigation matter in which we recovered a portion of our losses related to the impairment of certain prepaid royalties for software licenses which we had written off in fiscal 2012. We believe that excluding the other income arising from this settlement facilitates the comparison of our results to our historical results and other companies in our industry.

        We believe that providing non-GAAP information to investors, in addition to the GAAP presentation, will allow investors to view the financial results in the way management views the operating results. We further believe that providing this information helps investors to better understand our financial performance and evaluate the efficacy of the methodology and information used by our management to evaluate and measure such performance.

SONUS NETWORKS, INC.
Reconciliation of Non-GAAP and GAAP Financial Measures
(unaudited)

Actuals—Three months and year ended December 31, 2013 (Q413 and FY13)

	Three months ended December 31, 2013	Year ended December 31, 2013
Gross margin
GAAP as reported	63.5%	62.3%
Stock-based compensation expense % of revenue	0.4%	0.4%
Amortization of intangible assets % of revenue	0.8%	0.9%

Non-GAAP	64.7%	63.6%

Net income (loss) (in thousands)
GAAP as reported	$272	$(22,119)
Stock-based compensation expense	4,736	17,873
Amortization of intangible assets	1,086	4,546
Impairment of intangible assets	—	600
Acquisition-related expense	93	93
Restructuring	624	5,411

Non-GAAP	$6,811	$6,404

Diluted earnings per share or (loss) per share
GAAP	$—	$(0.08)
Non-GAAP	$0.02	$0.02
Shares used to compute diluted earnings per share or (loss) per share
GAAP	273,490	278,428
Non-GAAP	273,490	280,857

Actuals—Six months ended June 27, 2014

Six months ended June 27, 2014
Net income (loss) (in thousands)
GAAP as reported	$(9,450)
Fair value write-up of acquired inventory	1,418
Stock-based compensation expense	12,712
Amortization of intangible assets	2,207
Divestiture costs	405
Acquisition-related expense	1,306
Restructuring	1,560
Litigation settlement—prepaid licenses	(2,250)

Non-GAAP	$7,908

Diluted earnings per share or (loss) per share
GAAP	$(0.04)
Non-GAAP	$0.03
Shares used to compute diluted earnings per share or (loss) per share
GAAP	257,026
Non-GAAP	260,353

 SONUS NETWORKS, INC.
Reconciliation of Non-GAAP and GAAP Financial Measures (Continued)
(unaudited)

Guidance—Three months and year ended December 31, 2013 (Q413 and FY13)
As published October 29, 2013

	Three months ended December 31, 2013		Year ended December 31, 2013
	Range		Range
Gross margin
GAAP outlook	62.8%	63.2%	62.2%	62.3%
Stock-based compensation	0.4%	0.4%	0.4%	0.4%
Amortization of intangible assets	0.8%	0.9%	0.9%	0.8%

Non-GAAP outlook	64.0%	64.5%	63.5%	63.5%

Operating expenses (in millions)
GAAP outlook	$46.3	$47.3	$191.2	$192.2
Stock-based compensation	(4.3)	(4.3)	(16.5)	(16.5)
Amortization of intangible assets	(0.5)	(0.5)	(2.3)	(2.3)
Impairment of intangible assets	—	—	(0.6)	(0.6)
Restructuring	(2.0)	(2.0)	(6.8)	(6.8)

Non-GAAP outlook	$39.5	$40.5	$165.0	$166.0

Earnings (loss) per share
GAAP outlook	$(0.01)	$(0.01)	$(0.09)	$(0.09)
Stock-based compensation expense	0.02	0.02	0.06	0.06
Amortization of intangible assets	*	*	0.02	0.02
Impairment of intangible assets	—	—	*	*
Restructuring	0.01	0.01	0.03	0.03

Non-GAAP outlook	$0.02	$0.02	$0.02	$0.02

*
Less than $0.01 impact on earnings per share.

 SONUS NETWORKS, INC.
Reconciliation of Non-GAAP and GAAP Financial Measures (Continued)
(unaudited)

Guidance—Year ended December 31, 2013 (FY13)
As published February 28, 2013

	Year ended December 31, 2013
	Range
Gross margin
GAAP outlook	62.7%	63.7%
Stock-based compensation	0.5%	0.5%
Amortization of intangible assets	0.8%	0.8%

Non-GAAP outlook	64.0%	65.0%

Operating expenses (in millions)
GAAP outlook	$186.8	$187.8
Stock-based compensation	(11.3)	(11.3)
Amortization of intangible assets	(2.5)	(2.5)
Restructuring	(2.0)	(2.0)

Non-GAAP outlook	$171.0	$172.0

Earnings (loss) per share
GAAP outlook	$(0.07)	$(0.06)
Stock-based compensation expense	0.04	0.04
Amortization of intangible assets	0.02	0.02
Restructuring	0.01	0.01

Non-GAAP outlook	$—	$0.01

*
Less than $0.01 impact on earnings per share.

 SONUS NETWORKS, INC.
Reconciliation of Non-GAAP and GAAP Financial Measures (Continued)
(unaudited)

Performance Conditions—Half-Year Goal, Actual First Half-Year
Performance and Full-Year Goal (six months ended June 28, 2013 and year ended December 31, 2013)

	Half-Year Goal Six months ended June 28, 2013	Full-Year Goal Year ended December 31, 2013
Earnings (loss) per share
GAAP goal	$(0.08)	$(0.09)
Stock-based compensation	0.02	0.06
Amortization of intangible assets	*	0.02
Impairment of intangible assets	—	*
Restructuring	0.02	0.03

Non-GAAP goal	$(0.04)	$0.02

*
Less than $0.01 impact on earnings per share.

Actual First Half-Year Performance Six months ended June 28, 2013
Net income (loss) (in thousands)
GAAP as reported	$(18,618)
Stock-based compensation expense	8,764
Amortization of intangible assets	2,373
Impairment of intangible assets	600
Restructuring	3,647

Non-GAAP	$(3,234)

Diluted earnings per share or (loss) per share
GAAP	$(0.07)
Non-GAAP	$(0.01)
Shares used to compute diluted earnings per share or (loss) per share
GAAP	281,973
Non-GAAP	281,973

 SONUS NETWORKS, INC.
Reconciliation of Non-GAAP and GAAP Financial Measures (Continued)
(unaudited)

Diluted earnings per share or (loss) per share—actual and pro forma information giving effect to a reverse split using a 1-for-5 ratio and a
1-for-10 ratio

	Year ended December 31,
	2013	2012	2011
Net income (loss) (in thousands)
GAAP as reported	$(22,119)	$(50,169)	$(12,703)
Stock-based compensation expense	17,873	9,003	7,865
Amortization of intangible assets	4,546	2,773	400
Impairment of intangible assets	600	—	—
Write-off of prepaid royalties for software licenses	—	7,083	—
Depreciation expense—fair value write-up of acquired property and equipment	—	766	—
Acquisition-related expense	93	5,496	—
Restructuring	5,411	7,675	—

Non-GAAP	$6,404	$(17,373)	$(4,438)

Diluted earnings per share or (loss) per share as reported
GAAP	$(0.08)	$(0.18)	$(0.05)
Non-GAAP	$0.02	$(0.06)	$(0.02)
Shares used to compute diluted earnings per share or (loss) per share as reported
GAAP	278,428	280,090	278,540
Non-GAAP	280,857	280,090	278,540
Shares used to compute diluted earnings per share or (loss) per share using a 1-for-5 ratio
GAAP	55,686	56,018	55,708
Non-GAAP	56,171	56,018	55,708
Shares used to compute diluted earnings per share or (loss) per share using a 1-for-10 ratio
GAAP	27,843	28,009	27,854
Non-GAAP	28,086	28,009	27,854

Appendix B

PROPOSED AMENDMENT TO OUR
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION,
AS AMENDED

        The following amendment would become effective only upon affirmative action by the Board of Directors of Sonus Networks, Inc. setting the reverse stock split ratio at a whole number of not less than 1-for-5 and not more than 1-for-10 and decreasing the number of authorized shares of common stock on a basis proportional to the reverse stock split ratio. The Board of Directors of Sonus Networks, Inc. has the authority to determine not to make the following amendment effective.

CERTIFICATE OF AMENDMENT OF
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SONUS NETWORKS, INC.

Pursuant to Section 242 of the
 General Corporation Law of the State of Delaware

        Sonus Networks, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first sentence of Article IV of the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following three paragraphs are inserted in lieu thereof:

"Effective upon the effective time of this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), a one-for- [1] reverse stock split of the Corporation's common stock, par value $0.001 per share (the "Common Stock"), shall become effective, pursuant to which each [2] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the Corporation or the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the "Reverse Stock Split"). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (without interest) equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the closing price per share of the Common Stock on the NASDAQ Global Select Market on the first trading day that commences after the Reverse Stock Split is effective on the NASDAQ Global Select Market.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock as set forth above); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, if any, a written confirmation from our transfer agent indicating the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified as well as any cash in lieu of fractional shares to which such holder may be entitled as set forth above.

1
Shall be a whole number greater than or equal to five and less than or equal to ten.

2
If a one-for-five reverse stock split, shall be equal to five.

If a one-for-six reverse stock split, shall be equal to six.

If a one-for-seven reverse stock split, shall be equal to seven.

If a one-for-eight reverse stock split, shall be equal to eight.

If a one-for-nine reverse stock split, shall be equal to nine.

If a one-for-ten reverse stock split, shall be equal to ten.

The total number of shares of capital stock which the Corporation shall have authority to issue is [3] shares consisting solely of:
[4] shares of Common Stock; and
5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock")."

        SECOND: This Certificate of Amendment shall be effective at 5:00 p.m., Eastern time, on                                    , 20    .

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf by its President and Chief Executive Officer this       day of                         , 20    .

SONUS NETWORKS, INC.
By:	Raymond P. Dolan President and Chief Executive Officer

3
If a one-for-five reverse stock split, shall be equal to 125,000,000.

If a one-for-six reverse stock split, shall be equal to 105,000,000.

If a one-for-seven reverse stock split, shall be equal to 90,714,285.

If a one-for-eight reverse stock split, shall be equal to 80,000,000.

If a one-for-nine reverse stock split, shall be equal to 71,666,666.

If a one-for-ten reverse stock split, shall be equal to 65,000,000.

4
If a one-for-five reverse stock split, shall be equal to 120,000,000.

If a one-for-six reverse stock split, shall be equal to 100,000,000.

If a one-for-seven reverse stock split, shall be equal to 85,714,285.

If a one-for-eight reverse stock split, shall be equal to 75,000,000.

If a one-for-nine reverse stock split, shall be equal to 66,666,666.

If a one-for-ten reverse stock split, shall be equal to 60,000,000.

Appendix C

        The following reflects changes to our 2007 Stock Incentive Plan, as amended, as described in Proposal 2. The text indicated by underline will be added, and the text indicated by strike-through will be deleted.

SONUS NETWORKS, INC.
2007 STOCK INCENTIVE PLAN, AS AMENDED

1.    Purpose.

        The purpose of this 2007 Stock Incentive Plan (the "Plan") of Sonus Networks, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.    Eligibility.

        All of the Company's employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights ("SARs"), restricted stock, restricted stock units and other ~~stock-based~~ stock unit awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.    Administration and Delegation.

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.    Stock Available for Awards.

        (a)    Number of Shares.    Subject to adjustment under Section 9, the aggregate number of shares of common stock, $0.001 par value per share, of the Company (the "Common Stock") reserved for Awards under the Plan is equal to the sum of (i) 65,902,701 and (ii) such additional number of shares of Common Stock (up to                        shares) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company's 2008 Stock Incentive Plan and the Company's 2012 Amended Performance Technologies, Incorporated Omnibus Incentive Plan (the "Acquired Plans") that remain available for grant under the Acquired Plans as of                                     and (y) the number of shares of Common Stock subject to awards granted under the Acquired Plans which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code)~~55,902,701~~. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Share Count.    Shares issued pursuant to Awards of Restricted Stock or Restricted Stock Units or Other Stock Unit Awards will count against the shares of Common Stock available for issuance under the Plan as ~~one and one-half (1.5)~~1.57 shares for every one (1) share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the shares available for issuance under the Plan as one (1) share for every one (1) share to which such exercise relates. The total number of shares subject to SARs that are settled in shares shall be counted in full against the number of shares available for issuance under the Plan, regardless of the number of shares actually issued upon settlement of the SARs. If Awards are settled in cash, the shares that would have been delivered had there been no cash settlement shall not be counted against the shares available for issuance under the Plan. If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), then the shares of Common Stock covered by such Award shall again become available for the grant of Awards under the Plan; provided that any one (1) share issued as Restricted Stock or subject to a Restricted Stock Unit Award or Other Stock Unit Award that is forfeited or terminated shall be credited as ~~one and one-half (1.5)~~1.57 shares when determining the number of shares that shall again become available for Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. In the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares of common stock issued pursuant to full value awards count against the shares of common stock available for issuance hereunder as 1.57 shares for every one share issued in connection with such award; however, the shares subject to awards that were outstanding as of                        , 2014 and that expire, terminate, are cancelled or otherwise result in shares not being issued and become available for future grant hereunder would return hereunder at a ratio of 1.5 for every share awarded.

        (c)    Sub-limits.    Subject to adjustment under Section 9, the following sub-limits on the number of shares subject to Awards shall apply:

          (1)    Section 162(m) Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be ~~2,000,000~~4,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

          (2)    Limit on Awards to Directors.    The maximum number of shares with respect to which Awards may be granted to any director who is not an employee of the Company at the time of grant shall be ~~100,000~~200,000 per calendar year.

        (d)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.    Stock Options.

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option."

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Sonus Networks, Inc., any of Sonus Networks, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement. The exercise price shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

        (e)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

        (f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as may otherwise be provided in the applicable option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   to the extent provided for in the applicable option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent permitted by applicable law and provided for in the applicable option agreement or approved by the Board, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board or (ii) payment of such other lawful consideration as the Board may determine; or

          (5)   by any combination of the above permitted forms of payment.

        (g)    Fair Market Value.    Fair Market Value of a share of Common Stock for purposes of the Plan will be determined as follows:

          (1)   if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

          (2)   if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") for the date of grant; or

          (3)   if no such closing sale price information is available, the average of bids and asked prices that Nasdaq reports for the date of grant; or

          (4)   if there are no such closing bid and asked prices, the average of the bid and asked prices as reported by any other commercial service for the date of grant.

        For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately following trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of "closing sale price" or "bid and asked prices" if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

        (h)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefore new Awards under the Plan covering the same or a different number of share of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, and (3) no outstanding Option granted under the Plan may be purchased by the Company for cash.

6.    Stock Appreciation Rights.

        (a)    General.    The Board may grant Awards consisting of a SAR entitling the holder, upon exercise, to receive an amount in Common Stock or cash or a combination thereof (such form to be determined by the Board) determined in whole or in part by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the exercise price established pursuant to Section 6(c). The date as of which such appreciation or other measure is determined shall be the exercise date.

        (b)    Grants.    SARs may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Tandem Awards.    When SARs are expressly granted in tandem with Options, (i) the SAR will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SAR will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

          (2)    Independent SARs.    A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Exercise Price.    The Board shall establish the exercise price of each SAR and specify it in the applicable SAR agreement. The exercise price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date.

        (d)    Term.    The term of a SAR shall not be more than 10 years from the date of grant.

        (e)    Exercise.    SARs may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

        (f)    Limitation of Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9), (2) the Board may not cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled SAR, and (3) no outstanding SAR granted under the Plan may be purchased by the Company for cash.

7.    Restricted Stock; Restricted Stock Units.

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests ("Restricted Stock Units") (Restricted Stock and Restricted Stock Units are each referred to herein as a "Restricted Stock Award").

        (b)    Terms and Conditions for all Restricted Stock Awards.    The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

        (c)    Additional Provisions Relating to Restricted Stock.

          (1)    Dividends.    Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board; provided, however, that dividends on Restricted Stock that are subject to performance conditions will either be accumulated or reinvested and paid upon vesting of the underlying Restricted Stock. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to stockholders of that class of stock.

          (2)    Stock Certificates.    The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

        (d)    Additional Provisions Relating to Restricted Stock Units.

          (1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as provided in the applicable Award agreement. The Board may, in its discretion, provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant.

          (2)    Voting Rights.    A Participant shall have no voting rights with respect to any Restricted Stock Units.

          (3)    Dividend Equivalents.    To the extent provided by the Board, in its sole discretion, a grant of Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"); provided, however, that Dividend Equivalents on Restricted Stock Units that are subject to performance conditions will either we accumulated or reinvested and paid upon vesting of the underlying Restricted Stock Unit. Dividend Equivalents may be paid currently or credited to an account for the Participants, may be settled in cash and/or shares of Common Stock and may be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid, as determined by the Board in its sole discretion, subject in each case to such terms and conditions as the Board shall establish, in each case to be set forth in the applicable Award agreement.

8.    Other Stock Unit Awards.

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock Unit Award, including any purchase price applicable thereto.

9.    Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions and the exercise price of each SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions and the purchase price, if any, of each outstanding Other Stock Unit Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

          For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

        (c)    Acquisition.    An "Acquisition" shall mean any (i) merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the "Acquiror")) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation or (ii) sale, transfer or other disposition of all or substantially all of the assets of the Company. The effect of an Acquisition on any Award granted under the Plan shall be specified in the agreement evidencing such Award.

10.    General Provisions Applicable to Awards.

        (a)    Transferability of Awards.    Awards (other than vested Restricted Stock Awards) shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the sale of the Common Stock subject to such Award under the Securities Act of 1933, as amended; provided, further, that the Company shall not be required to recognize any such transfer until such time as the Participant and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

        (f)    Amendment of Award.    The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided either (i) that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant or (ii) that the change is permitted under Section 9 hereof.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

        (i)    Performance Awards.

          (1)    Grants.    Restricted Stock Awards and Other Stock Unit Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 10(i) ("Performance Awards"), subject to the limit in Section 4(b)(1) on shares covered by such grants.

          (2)    Committee.    Grants of Performance Awards to any Covered Employee intended to qualify as "performance-based compensation" under Section 162(m) ("Performance-Based Compensation") shall be made only by a Committee (or subcommittee of a Committee) comprised solely of two or more directors eligible to serve on a committee making Awards qualifying as "performance-based compensation" under Section 162(m). In the case of such Awards granted to Covered Employees, references to the Board or to a Committee shall be deemed to be references to such Committee or subcommittee. "Covered Employee" shall mean any person who is a "covered employee" under Section 162(m)(3) of the Code.

          (3)    Performance Measures.    For any Award that is intended to qualify as Performance-Based Compensation, the Committee shall specify that the degree of granting, vesting and/or payout shall be subject to the achievement of one or more objective performance measures established by the Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (a) net income, (b) earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, (c) operating profit before or after discontinued operations and/or taxes, (d) sales, (e) sales growth, (f) earnings growth, (g) cash flow or cash position, (h) gross margins, (i) stock price, (j) market share, (k) return on sales, assets, equity or investment, (l) improvement of financial ratings, (m) achievement of balance sheet or income statement objectives or (n) total stockholder return, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Committee may specify that such performance measures shall be adjusted to exclude any one or more of (i) extraordinary items, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, and (v) charges for restructuring and rationalization programs. Such performance measures: (i) may vary by Participant and may be different for different Awards; (ii) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Committee; and (iii) shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Awards that are not intended to qualify as Performance-Based Compensation may be based on these or such other performance measures as the Board may determine.

          (4)    Adjustments.    Notwithstanding any provision of the Plan, with respect to any Performance Award that is intended to qualify as Performance-Based Compensation, the Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance measures except in the case of the death or disability of the Participant or a change in control of the Company.

          (5)    Other.    The Committee shall have the power to impose such other restrictions on Performance Awards as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Performance-Based Compensation.

11.    Miscellaneous.

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date the Plan is approved by the Company's stockholders (the "Effective Date"). No Awards shall be granted under the Plan after the completion of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); (ii) no amendment that would require stockholder approval under the rules of The NASDAQ Stock Market ("NASDAQ") may be made effective unless and until such amendment shall have been approved by the Company's stockholders; and (iii) if the NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" to equity compensation plans, then, from and after the effective date of such amendment to the NASDAQ rules, no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 9), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless stockholder approval is obtained. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Compliance With Code Section 409A.    No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Board.

        (g)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES 0 0 0 0 0 0 0000220037_1 R1.0.0.51160 SONUS NETWORKS, INC. 4 TECHNOLOGY PARK DRIVE WESTFORD, MA 01886 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Time on December 1, 2014. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Sonus Networks, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Time on December 1, 2014. Please have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 1 and 2. For Against Abstain 1 The approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of our Board of Directors, and, in connection therewith, to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio; and 2 The approval of amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended. NOTE: In their discretion, the proxy holders are authorized to vote upon other business, if any, that may properly come before the meeting and any adjournments or postponements thereof. The Board of Directors recommends a vote "FOR" the approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split of our issued and outstanding common stock at a whole number ratio of not less than 1-for-5 and not more than 1-for-10, with the ratio, implementation and timing of such reverse stock split (within such parameters) to be determined in the discretion of our Board of Directors, and, in connection therewith, to decrease the number of authorized shares of our common stock on a basis proportional to the reverse stock split ratio (Proposal 1), and "FOR" the approval of amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended (Proposal 2). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000220037_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . SPECIAL MEETING OF STOCKHOLDERS OF SONUS NETWORKS, INC. December 2, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder(s) of SONUS NETWORKS, INC., a Delaware corporation, hereby acknowledge(s) receipt of the notice of Special Meeting of Stockholders and Proxy Statement, each dated ______, 2014, and hereby appoint(s) Mr. Raymond P. Dolan and Mr. Mark T. Greenquist, and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2014 Special Meeting of Stockholders of Sonus Networks, Inc. to be held on Tuesday, December 2, 2014 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, located at 60 State Street, Boston, Massachusetts 02109 and at any adjournments or postponements thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may properly come before the meeting, and revoke(s) all proxies previously given by the undersigned with respect to the shares covered hereby. This proxy will be voted as directed, or if no direction is indicated, will be voted FOR the proposals specified on the reverse, and as said proxies deem advisable on such other matters as may properly come before the meeting. Continued and to be signed on reverse side